As filed with the Securities and Exchange Commission on July 1, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASHINGTON MUTUAL, INC.

(Exact name of Registrant as specified in its charter)

Washington	6035	91-1653725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1201 Third Avenue

Seattle, Washington 98101

(206) 461-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Fay L. Chapman, Esq.

Senior Executive Vice President and General Counsel

1201 Third Avenue

Seattle, Washington 98101

(206) 461-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lee Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Craig M. Wasserman, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, no par value per share (1)	157,881,807	(2)	Not Applicable	$6,094,514,671	(3)	$717,324.38	(3)

(1)	Includes associated preferred stock purchase rights.
(2)	Represents the maximum number of shares of common stock, no par value per share, of Washington Mutual, Inc., estimated to be issuable upon the completion of the merger of Providian Financial Corporation, with and into Washington Mutual, including (i) shares of common stock issuable upon the exercise of options to acquire Providian common stock that will be converted into options to acquire Washington Mutual common stock, (ii) shares issuable upon conversion of certain series of convertible securities of Providian, and (iii) shares reserved for issuance pursuant to Providian’s employee stock purchase plan.
(3)	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price was calculated as follows: (A) the product of (1) $17.47, the average of the high and low sales prices of Providian common stock, as quoted on the New York Stock Exchange, on June 27, 2005, and (2) 394,211,752, the estimated maximum number of shares of Providian common stock that may be exchanged for the Washington Mutual common stock being registered less (B) the estimated amount of cash to be paid by Washington Mutual in the merger calculated based on $40.51, the average of the high and low sale prices of Washington Mutual common stock, as quoted on the New York Stock Exchange on June 27, 2005.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 1, 2005

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

The board of directors of Providian Financial Corporation has approved a merger agreement authorizing the merger of Providian and Washington Mutual, Inc. As a result of the merger, Washington Mutual would acquire Providian. We are sending you this proxy statement/prospectus to ask you to vote on the adoption of the merger agreement.

In the merger, Providian will merge into Washington Mutual. If the merger is completed, each outstanding share of Providian common stock will be converted into the right to receive merger consideration with a value equal to 0.45 shares of Washington Mutual common stock, which will be paid 89% in Washington Mutual common stock and 11% in cash. As a result, Providian stockholders will receive in the merger, in exchange for each share of Providian common stock they hold, (i) 0.4005 shares of Washington Mutual common stock (determined by multiplying the fixed exchange ratio of 0.45 by 0.89) and (ii) an amount in cash equal to the value of 0.0495 shares of Washington Mutual common stock (determined by multiplying the fixed exchange ratio of 0.45 by 0.11) based on the average closing sale price for Washington Mutual common stock over the ten trading days immediately preceding completion of the merger. The value of the stock consideration and the amount of cash to be received in exchange for each share of Providian common stock will fluctuate with the market price of Washington Mutual common stock.

Your vote is very important. We cannot complete the merger of Washington Mutual and Providian unless, among other things, the holders of a majority of the outstanding shares of Providian common stock vote to adopt the merger agreement. Providian has scheduled a special meeting of its stockholders to vote on the adoption of the merger agreement. The special meeting will be held at [            ], on [            ], 2005 at [            ], local time. Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting. If you do not vote by submitting your proxy or by attending the special meeting in person and voting, it will have the same effect as voting against the merger proposal.

This proxy statement/prospectus gives you detailed information about the special meeting of stockholders and the proposed merger. We urge you to read this proxy statement/prospectus carefully. You should also carefully consider the risk factors beginning on page 13. You may obtain additional information about Washington Mutual and Providian from documents that each company has filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 81.

Washington Mutual common stock is listed on the New York Stock Exchange under the symbol “WM.” Providian common stock is listed on the New York Stock Exchange under the symbol “PVN.”

Providian’s board of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement at the special meeting.

Joseph W. Saunders

Chairman of the Board, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2005, and is first being mailed to stockholders of Providian on or about                     , 2005.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Washington Mutual and Providian from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

By Mail:	Washington Mutual, Inc. 1201 Third Avenue Seattle, Washington 98101 Attention: Investor Relations	By Mail:	Providian Financial Corporation 201 Mission Street San Francisco, California 94105 Attention: Investor Relations

By Telephone: (206) 461-3187		By Telephone: (415) 278-6170

TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE PROVIDIAN SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN [                    ], 2005.

See “Where You Can Find More Information” beginning on page 81.

VOTING ELECTRONICALLY OR BY TELEPHONE

Providian stockholders of record on the close of business on [                    ], 2005, the record date for the Providian special meeting, may submit their proxies:

•	by telephone by calling the toll-free number [ ] on a touch-tone phone and following the recorded instructions; or

•	through the internet by visiting a website established for that purpose at http://[ ] and following the instructions.

Providian Financial Corporation 201 Mission Street San Francisco, California 94105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2005

To the Holders of Common Stock of Providian Financial Corporation:

A special meeting of the stockholders of Providian Financial Corporation will be held at [            ], on [            ], 2005 at [            ], local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 5, 2005, by and between Washington Mutual, Inc. and Providian Financial Corporation, as it may be amended from time to time, pursuant to which Providian will merge with and into Washington Mutual.

2.	To approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We have included a copy of the Agreement and Plan of Merger as Annex A to the accompanying document. The accompanying document further describes the matters to be considered at the special meeting.

Only stockholders of record at the close of business on [                    ], 2005 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Providian common stock. To ensure your representation at the special meeting, please complete and return the enclosed proxy card to us or submit your proxy by telephone or through the internet. You may also cast your vote in person at the special meeting. Please vote promptly whether or not you expect to attend the special meeting.

If you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed, but only if you submit a written demand for appraisal to Providian before the vote is taken on the merger agreement and you comply with all requirements of Delaware law, which are summarized in the accompanying document.

The board of directors of Providian Financial Corporation unanimously recommends that you vote FOR adoption of the Agreement and Plan of Merger.

By order of the board of directors,

Ellen Richey

Vice Chairman, Enterprise Risk Management, Chief Legal Officer and Corporate Secretary

[                    ], 2005

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL [                        ] AT (            ) - (CALL COLLECT) OR (            ) - (TOLL FREE).

i

ii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE

SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this document to fully understand the voting procedures for the special meeting.

Q:	What Is The Proposed Transaction For Which I Am Being Asked To Vote?

A:	You are being asked to vote to adopt an Agreement and Plan of Merger, dated as of June 5, 2005, by and between Washington Mutual, Inc. and Providian Financial Corporation. Subject to the terms and conditions of the merger agreement, Providian would merge with and into Washington Mutual.

Q:	What Do I Need To Do Now?

A:	After you have carefully read and considered the information contained in this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. Alternatively, you may submit your proxy by telephone or the internet. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption of the merger agreement.

Q:	Why Is My Vote Important?

A:	In order for the merger to occur, the merger agreement must be adopted by the holders of a majority of the outstanding shares of Providian common stock. If you fail to vote, that will have the same effect as a vote AGAINST adoption of the merger agreement.

Q:	If My Shares Are Held In Street Name By My Broker Or Bank, Will My Broker Or Bank Automatically Vote My Shares For Me?

A:	No. Your broker or bank will not be able to vote your shares without instructions from you. You should instruct your broker or bank to vote your shares by following the instructions your broker or bank provides. If you do not instruct your broker or bank, they will generally not have the discretion to vote your shares, which will have the same effect as a vote AGAINST adoption of the merger agreement.

Q:	Can I Change My Vote?

A:	Yes, you may change your vote at any time before your proxy is voted at the special meeting. If you are the record holder of your shares, you can change your vote in any of the three following ways:

•	You may send a written notice to the Corporate Secretary of Providian, 201 Mission Street, San Francisco, California 94105, stating that you would like to revoke your proxy.

•	You may complete and submit a new proxy card or submit a new proxy by telephone or the internet. The latest vote actually received before the special meeting will be counted, and any earlier proxies will be revoked.

•	You may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

If your shares are held in “street name,” you should contact your broker or bank and follow the directions you receive from your broker or bank in order to change or revoke your vote.

Q:	If I Hold My Providian Shares In Certificated Form, Should I Send In My Providian Stock Certificates Now?

A:	No. Please DO NOT send your stock certificates with your proxy card. Providian stockholders will receive written instructions from the exchange agent after the merger is completed on how to exchange Providian stock certificates you may have for the merger consideration.

Q:	Will I Be Able To Elect Which Type Of Consideration I Receive In The Merger?

A:	No. Each Providian stockholder will receive the same package of consideration in the merger, consisting of Washington Mutual shares (89% of the merger consideration) and cash (11% of the merger consideration) for each of their Providian shares. The merger agreement does not permit Providian stockholders to elect to receive different proportions of Washington Mutual shares and cash in the merger.

Q:	When Do You Expect The Merger To Be Completed?

A:	We expect to complete the merger in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur. Providian stockholders must first adopt the merger agreement at the special meeting and the necessary regulatory approvals must be obtained.

Q:	Who Can Help Answer My Questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact: [ ]

If your broker or bank holds your shares, you should also contact your broker or bank for additional information.

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 81. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (see page 16)

    Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At March 31, 2005, Washington Mutual and its subsidiaries had assets of $319.70 billion. Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the United States. The address of Washington Mutual’s principal executive offices is 1201 Third Avenue, Seattle, Washington 98101, and its telephone number is (206) 461-2000.

    Providian

San Francisco-based Providian is a leading provider of credit cards to mainstream American consumers throughout the United States, with approximately 10 million customer relationships. At March 31, 2005, Providian and its subsidiaries had reported assets of approximately $14.05 billion. The address of Providian’s principal executive offices is 201 Mission Street, San Francisco, California, 94105, and its telephone number is (415) 543-0404.

The Merger (see page 21)

We are proposing a merger of Providian with and into Washington Mutual, with Washington Mutual as the surviving corporation in the merger. The merger agreement is attached to this document as Annex A. Please carefully read the merger agreement as it is the legal document that governs the merger.

What Providian Stockholders Will Receive in the Merger (see page 55)

Upon completion of the merger, each outstanding share of Providian common stock will be converted into the right to receive merger consideration with a value equal to 0.45 shares of Washington Mutual common stock. As a result,

Providian stockholders will have the right to receive in the merger, in exchange for each share of Providian common stock they hold, (i) 0.4005 shares of Washington Mutual common stock and (ii) an amount in cash equal to the value of 0.0495 shares of Washington Mutual common stock based on the average of the closing sale price for Washington Mutual common stock over the ten trading days immediately preceding completion of the merger.

As an example, based on $41.57, the closing sale price for Washington Mutual common stock on June 3, 2005, the last full trading day prior to the date of the merger agreement, and $41.70, the average closing sale price for Washington Mutual common stock over the ten trading days ended June 3, 2005, for each share of Providian common stock, Providian stockholders would receive (i) 0.4005 shares of Washington Mutual common stock having a value of $16.65 and (ii) $2.06 in cash. However, the value of the stock consideration and the amount of cash to be received in exchange for each share of Providian common stock will fluctuate with the market price of Washington Mutual common stock.

No fractional shares of Washington Mutual common stock will be issued in the merger. Instead of fractional shares, Providian stockholders will receive cash in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the average of the closing sale price of one share of Washington Mutual common stock over the ten trading days immediately preceding completion of the merger.

What Holders of Providian Stock Options and Other Equity-Based Awards Will Receive in the Merger (see page 56)

Upon completion of the merger, Providian stock options will vest and be converted automatically into options to purchase Washington Mutual common stock. The number of shares subject to such options and the exercise price of the options will be adjusted based on the 0.45 fixed exchange ratio.

All other rights and awards to receive shares of Providian common stock or benefits measured by the value of Providian common stock will vest and be converted into rights or awards in respect of a number of shares of Washington Mutual common stock based on the 0.45 fixed exchange ratio, other than restricted shares of Providian common stock, which shall vest and be converted into the right to receive the same consideration as all other shares of Providian common stock are entitled to receive in the merger.

Material United States Federal Income Tax Consequences of the Merger (see page 43)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, so that you will recognize gain (but not loss) for United States federal income tax purposes as a result of the merger to the extent of any cash received as part of the merger consideration. The merger is conditioned on the receipt of legal opinions that the merger will qualify as a reorganization for United States federal income tax purposes.

Tax matters are complicated and the tax consequences of the merger to Providian stockholders will depend on each stockholder’s particular tax situation. Providian stockholders should consult their own tax advisors to fully understand the tax consequences of the merger to them.

Opinions of Providian’s Financial Advisors (see page 25)

Citigroup Global Markets Inc., which is referred to as Citigroup, has rendered its opinion to the Providian board of directors that, as of June 5, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein and other factors Citigroup deemed relevant, the merger consideration to be received for each share of Providian common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares. Goldman, Sachs & Co., which is referred to as Goldman Sachs, has rendered its opinion to the Providian board of directors that, as of June 5, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, the merger consideration to be received by holders of shares of Providian common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinions of Citigroup and Goldman Sachs, each dated June 5, 2005, are attached as Annexes B and C to this document and set forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the review undertaken by each of Citigroup and Goldman Sachs in connection with their respective opinions. Citigroup and Goldman Sachs provided their respective opinions for the information and assistance of the Providian board of directors in connection with its consideration of the merger. The Citigroup and Goldman Sachs opinions are not recommendations as to how any holder of shares of Providian common stock should vote with respect to the merger.

Pursuant to an engagement letter between Providian, Citigroup and Goldman Sachs, Providian has agreed to pay each of Citigroup and Goldman Sachs a transaction fee, payable upon the completion of the merger.

Recommendation of Providian’s Board of Directors (see page 23)

Providian’s board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Providian and its stockholders. The Providian board of directors unanimously recommends that Providian stockholders vote FOR adoption of the merger agreement.

Interests of Providian’s Directors and Executive Officers in the Merger (see page 39)

Providian’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Providian stockholders. These interests include rights of executive officers under change of control agreements with Providian, rights under equity compensation awards of Providian, and rights to continued indemnification and insurance coverage by Washington Mutual after the merger for acts or omissions occurring before the merger. In addition, certain executives of Providian have entered into employment agreements with Washington Mutual under which, effective as of completion of the merger, these executives will be employed by Washington Mutual. The Providian board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

Regulatory Approvals Required for the Merger (see page 46)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Office of Thrift Supervision. Washington Mutual and Providian will complete in the near future the filing of all of the required applications and notices with regulatory authorities. Although neither Washington Mutual nor Providian knows of any reason why the necessary regulatory approvals will not be obtained in a timely manner, there can be no assurance that these approvals will be obtained in a timely manner or at all.

Conditions to Completion of the Merger (see page 63)

As more fully described in this document and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including:

•	adoption of the merger agreement by Providian stockholders;

•	that the regulatory approvals required in connection with the merger, including the approval of the Office of Thrift Supervision, have been obtained and remain in full force and effect; and

•	the absence of any law or order prohibiting or making illegal the consummation of the merger.

Each of Washington Mutual’s and Providian’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the other party’s representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement;

•	material compliance of the other party with its covenants; and

•	receipt by the party of a legal opinion from its counsel that the merger will qualify as a reorganization for United States federal income tax purposes.

Washington Mutual’s obligations to complete the merger are further subject to the satisfaction or waiver of the following conditions:

•	that the regulatory approvals received in connection with the merger not include any conditions or restrictions that would reasonably be expected to have a material adverse effect (measured on a scale relative to Providian) on the business or operations of the combined company;

•	that the regulatory approvals required in connection with the merger of Providian’s wholly owned banking subsidiary, Providian National Bank, into Washington Mutual’s wholly owned depository institution, Washington Mutual Bank, which is referred to as the bank merger, including the approval of the Office of Thrift Supervision, have been obtained and remain in full force and effect; and

•	the absence of any law or order prohibiting or making illegal the consummation of the bank merger.

Washington Mutual and Providian cannot be certain of when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Termination of the Merger Agreement (see page 63)

Washington Mutual and Providian can agree at any time to terminate the merger agreement without completing the merger, even if Providian stockholders have adopted the merger agreement. Also, either of Washington Mutual or Providian can terminate the merger agreement if:

•	the merger is not completed by March 31, 2006 (other than because of a breach of the merger agreement by the party seeking termination);

•	a governmental entity issues a final non-appealable order enjoining or prohibiting the merger;

•	a governmental entity which must grant a regulatory approval that is a condition to the merger denies such approval and such action has become final and non-appealable;

•	Providian stockholders fail to adopt the merger agreement at the Providian special meeting; or

•	the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and the party seeking to terminate is not then in material breach of the merger agreement.

Additionally, Washington Mutual may terminate the merger agreement if:

•	Providian has materially breached its “non-solicitation” obligations described under “The Merger Agreement—No Solicitation of Alternative Transactions,” or Providian’s board of directors has failed to recommend the merger to Providian stockholders or withdrawn, modified or changed in a manner adverse to Washington Mutual its recommendation of the merger or failed to call and hold a meeting of Providian stockholders;

•	Providian or any of its representatives has engaged in discussions with any person in connection with an unsolicited alternative transaction proposal and not ceased all discussions within 20 days of the first date of such discussions; or

•	a tender or exchange offer for 25% or more of the outstanding Providian common stock is commenced and the Providian board of directors recommends that Providian stockholders tender their shares or otherwise fails to recommend that Providian stockholders reject such tender offer or exchange offer within 10 business days of the commencement of the offer.

Termination Fee (see page 64)

Providian has agreed to pay to Washington Mutual a termination fee of up to $225,000,000 if the merger agreement is terminated under the circumstances specified in “The Merger Agreement—Termination of the Merger Agreement—Termination Fee.”

Special Meeting of Providian Stockholders (see page 18)

Providian will hold a special meeting of its stockholders at [            ], on [                    ], 2005 at [            ], local time. At the special meeting, Providian stockholders will be asked:

•	to vote to adopt the merger agreement;

•	to vote to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Providian stockholders may vote at the special meeting if they owned shares of Providian common stock at the close of business on the record date, [            ], 2005. On that date, there were [            ] shares of Providian common stock outstanding and entitled to vote at the special meeting, approximately [            ]% of which were owned and entitled to be voted by Providian directors and executive officers and their affiliates. Providian stockholders can cast one vote for each share of Providian common stock they owned on the record date. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Providian common stock outstanding on the record date.

Appraisal Rights (see page 49)

Under Delaware law, holders of Providian common stock may have the right to receive an appraisal of the fair value of their shares of Providian common stock in connection with the merger. To exercise appraisal rights, a Providian stockholder must not vote for adoption of the merger agreement and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully beginning on page 49.

A copy of Delaware General Corporation Law—Section 262—Appraisal Rights is included as Annex D to this document.

Accounting Treatment of the Merger (see page 46)

Washington Mutual will account for the merger as a purchase for financial reporting purposes.

Comparative Per Share Data and Comparative Market Prices (see page 67)

Washington Mutual common stock is listed on the New York Stock Exchange under the symbol “WM.” Providian common stock is listed on the New York Stock Exchange under the symbol “PVN.” The following table sets forth the closing sale prices of Washington Mutual common stock and Providian common stock as reported on the New York Stock Exchange on June 3, 2005, the last full trading day prior to the date of the merger agreement, and on [                    ], 2005, the last date prior to the printing of this document for which it was practicable to obtain this information. This table also shows the equivalent per share price of Providian common stock, calculated by taking the product of the closing sale price of Washington Mutual common stock on those dates and 0.45, which is the fixed exchange ratio on which the value of the per share merger consideration is based.

Date	Washington Mutual Common Stock		Providian Common Stock		Equivalent Per Share Price
June 3, 2005		$41.57		$17.96		$18.71
[ ], 2005	$	.	$	.	$	.

SELECTED HISTORICAL FINANCIAL DATA OF WASHINGTON MUTUAL

Washington Mutual is providing the following information to aid you in your analysis of the financial aspects of the merger. Washington Mutual derived the financial information as of and for the fiscal years ended December 31, 2000 through December 31, 2004 from its historical audited financial statements for these fiscal years. Washington Mutual derived the financial information as of and for the three months ended March 31, 2004 and 2005 from its unaudited financial statements, which financial statements include, in the opinion of Washington Mutual’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. This information is only a summary, and you should read it in conjunction with Washington Mutual’s consolidated financial statements and the related notes contained in Washington Mutual’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 81.

	Three months ended		Year Ended December 31,
	March 31, 2005	March 31, 2004
			2004	2003	2002	2001	2000
	Unaudited	Unaudited
	(in millions, except per share amounts)

STATEMENT OF INCOME DATA
Net interest income	$1,890	$1,732	$7,116	$7,629	$8,129	$6,492	$3,952
Provision for loan and lease losses	16	56	209	42	404	426	77
Noninterest income	1,408	1,237	4,612	5,850	4,469	3,176	1,925
Noninterest expense	1,839	1,880	7,535	7,408	6,188	4,416	2,970
Income from continuing operations before income taxes	1,443	1,033	3,984	6,029	6,006	4,826	2,830
Income taxes	541	385	1,505	2,236	2,217	1,783	1,038
Income from continuing operations, net of taxes	902	648	2,479	3,793	3,789	3,043	1,792
Income (loss) from discontinued operations before income taxes	—	(32)	(32)	137	113	96	127
Gain on disposition of discontinued operations	—	676	676	—	—	—	—
Income taxes	—	245	245	50	41	35	48
Income from discontinued operations, net of taxes	—	399	399	87	72	61	79
Net income	902	1,047	2,878	3,880	3,861	3,104	1,871
Net income attributable to common stock	902	1,047	2,878	3,880	3,856	3,097	1,871

Net income per common share (1):
Basic
Income from continuing operations	$1.04	$0.75	$2.88	$4.20	$4.01	$3.57	$2.24
Income from discontinued operations, net	—	0.46	0.46	0.09	0.08	0.07	0.09
Net income	1.04	1.21	3.34	4.29	4.09	3.64	2.33
Diluted
Income from continuing operations	1.01	0.73	2.81	4.12	3.94	3.51	2.23
Income from discontinued operations, net	—	0.45	0.45	0.09	0.08	0.07	0.09
Net income	1.01	1.18	3.26	4.21	4.02	3.58	2.32
Average diluted common shares used to calculate per share (in thousands)	888,789	886,467	884,050	921,757	960,152	864,658	804,695

STATEMENT OF FINANCIAL CONDITION DATA
Assets (2)	$319,696	$280,768	$307,918	$275,178	$268,225	$242,468	$194,688
Securities	20,703	23,331	19,219	36,707	43,905	58,233	58,547
Loans held for sale	41,197	34,207	42,743	20,837	39,623	27,574	3,404
Loans held in portfolio	214,114	186,380	207,071	175,150	143,028	126,396	115,898
Deposits	183,631	160,981	173,658	153,181	155,516	106,946	79,384
Borrowings	107,437	94,993	108,561	94,157	83,201	114,783	98,619
Stockholders’ equity	21,767	20,383	21,226	19,742	20,061	14,025	10,138

	Three months ended		Year Ended December 31,
	March 31, 2005	March 31, 2004
			2004	2003	2002	2001	2000
	Unaudited	Unaudited
	(in millions, except per share amounts)

OTHER FINANCIAL DATA
Dividends declared per common share (1)	$0.46	$0.42	$1.74	$1.40	$1.06	$0.90	$0.76
Common stock dividend payout ratio	44.23%	34.71%	52.10%	32.63%	25.92%	24.73%	32.62%
Return on average assets (3)	1.17%	1.54%	1.01%	1.37%	1.42%	1.38%	1.00%
Return on average common stockholders’ equity (3)	16.63%	20.85%	14.02%	18.85%	19.34%	23.51%	20.87%
Stockholders’ equity/total assets	6.81%	7.26%	6.89%	7.17%	7.48%	5.78%	5.21%
Book value per common share (4)	$24.98	$23.62	$24.45	$22.56	$21.66	$16.40	$12.80
Number of common shares outstanding at end of period (in thousands) (4)	877,287	868,953	874,262	880,986	944,047	873,089	809,784

(1)	Restated for all stock splits.
(2)	Includes assets of discontinued operations for the years ended December 31, 2003, 2002, 2001 and 2000.
(3)	Includes income from continuing and discontinued operations for the three months ended March 31, 2004, and years ended December 31, 2004, 2003, 2002, 2001 and 2000.
(4)	Excludes 6 million shares held in escrow at March 31, 2005, December 31, 2004 and 2003, and 18 million shares at December 31, 2002, 2001, and 2000.

SELECTED HISTORICAL FINANCIAL DATA OF PROVIDIAN

Providian is providing the following information to aid you in your analysis of the financial aspects of the merger. Providian derived the financial information as of and for the fiscal years ended December 31, 2002 through December 31, 2004 from its historical audited financial statements for these fiscal years. Providian derived the financial information as of and for the fiscal years ended December 31, 2000 and 2001, and for the three months ended March 31, 2004 and 2005 from its unaudited financial statements, which financial statements include, in the opinion of Providian’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. This information is only a summary, and you should read it in conjunction with Providian’s consolidated financial statements and the related notes contained in Providian’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 81.

	Three months ended		At and for the year ended December 31,
	March 31, 2005	March 31, 2004
			2004	2003	2002	2001	2000
	Unaudited	Unaudited				Unaudited	Unaudited
	(in thousands, except per share amounts)

STATEMENT OF INCOME DATA
Net interest income (1)	134,332	111,679	499,078	458,946	910,491	1,665,360	1,811,426
Provision for credit losses	60,845	88,852	517,295	622,344	1,291,738	2,014,342	1,502,083
Non-interest income	390,812	386,779	1,605,281	1,725,932	2,328,215	2,802,877	3,261,797
Non-interest expense	260,988	266,006	1,046,337	1,201,001	1,808,882	2,347,510	2,406,020
Income from continuing operations before income taxes	203,311	143,600	540,727	361,533	138,086	106,385	1,165,120
Income tax expense	70,290	49,933	159,483	142,179	25,585	44,560	465,471
Income from continuing operations	133,021	93,667	381,244	219,354	112,501	61,825	699,649
Income (loss) from discontinued operations, net-of-taxes	—	—	—	—	67,156	(118,271)	(32,262)
Cumulative effect of change in accounting principle, net-of-taxes	—	—	—	—	—	1,846	—
Net Income	$133,021	$93,667	$381,244	$219,354	$179,657	$(54,600)	$667,387
Income from continuing operations per common share—assuming dilution (2)	$0.40	$0.30	$1.19	$0.74	$0.39	$0.22	$2.39
Net Income per common share—assuming dilution (2)	$0.40	$0.30	$1.19	$0.74	$0.62	$(0.19)	$2.28
Cash dividends declared per common share	—	—	—	—	—	$0.090	$0.105

	Three months ended		At and for the year ended December 31,
	March 31, 2005	March 31, 2004
			2004	2003	2002	2001	2000
	Unaudited	Unaudited				Unaudited	Unaudited
	(in thousands, except per share amounts)

STATEMENT OF FINANCIAL CONDITION DATA
Loans held for securitization or sale	—	—	—	—	—	$1,410,603	—
Loans receivable (3)	$7,127,214	$6,190,967	$7,522,401	$6,280,957	$6,907,757	11,559,140	$13,560,724
Allowance for credit losses	(439,008)	(568,810)	(599,703)	(625,886)	(1,012,461)	(1,932,833)	(1,436,004)
Total assets	14,046,732	13,449,772	14,344,539	14,246,315	16,598,729	19,843,659	18,093,723

Deposits	9,068,183	8,963,496	9,471,004	10,101,057	12,662,077	15,253,150	13,080,969
Borrowings	1,467,455	1,442,280	1,461,358	1,272,349	955,577	1,060,656	1,028,076
Equity	2,843,965	2,401,116	2,709,529	2,296,417	2,086,871	1,893,819	2,111,988

REPORTED FINANCIAL DATA
Adjusted margin on average loans (4)	10.10%	9.12%	8.57%	8.52%	10.67%	14.36%	22.49%
Net interest margin on average loans (5)	7.62%	8.92%	8.40%	9.71%	11.50%	11.72%	13.78%
Delinquency rate (6)	3.15%	5.25%	4.61%	6.64%	10.00%	7.58%	9.02%
Net credit loss rate (7)	4.49%	9.02%	7.94%	12.79%	13.61%	10.70%	8.35%

OTHER STATISTICS
Total accounts at period-end	9,433	10,265	10,257	10,487	12,020	18,397	15,968
Return on reported average assets	3.77%	2.72%	2.77%	1.39%	1.01%	(0.27)%	3.83%
Return on average equity	19.04%	16.13%	15.46%	10.22%	8.90%	(2.42)%	39.78%
Equity to reported assets	20.25%	17.85%	18.89%	16.12%	12.57%	9.54%	11.67%

(1)	Represents interest income, less interest expense.
(2)	Amounts reflect the effect of adopting EITF 04-8 in the third quarter of 2004. Providian included the dilutive effect of its contingently convertible notes in its calculation of diluted earnings per common share from the time the notes were issued, in accordance with the if-converted methodology under SFAS No. 128. As required by EITF 04-8, Providian has also restated its diluted earnings per common share for prior periods. The adoption of EITF 04-8 had the effect of reducing Providian’s diluted earnings per common share by $0.02 and $0.02 for the three months ended March 31, 2005 and 2004, and by $0.04 and $0.01 for the fiscal years ended December 31, 2004 and 2003. The adoption of EITF 04-8 had no impact on diluted earnings per common share for 2002, 2001, and 2000 because the effect would have been antidilutive.
(3)	Represents all consumer credit products; amounts exclude estimated uncollectible interest and fees. For an explanation of the methodology used in calculating these amounts, please see Note 5 to Consolidated Financial Statements in Providian’s Annual Report on Form 10-K for the year ended December 31, 2004.
(4)	Represents interest income, less interest expense and net credit losses, plus credit product fee income on reported average loans receivable, expressed as a percentage of reported average loans receivable. Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.
(5)	Represents interest income, less interest expense, expressed as a percentage of reported average loans receivable. Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.
(6)	Represents reported loans receivable that are 30 days or more past due at period end, expressed as a percentage of reported loans receivable at period end.
(7)	Represents principal amounts of reported loans receivable that have been charged off, less recoveries, expressed as a percentage of reported average loans receivable during the period; fraud losses are not included.

SELECTED UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table shows certain per share data for Washington Mutual common stock and Providian common stock on an historical and pro forma basis reflecting the merger of Washington Mutual and Providian, accounted for as a purchase as if it had been consummated as of January 1, 2004. This information is only a summary and you should read it in conjunction with the financial information appearing elsewhere in this document and the other documents incorporated by reference in this document. The per share pro forma data in the following table does not reflect purchase accounting adjustments, is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods or as of the dates for which this pro forma data is presented.

	March 31, 2005	December 31, 2004
Washington Mutual Common Stock
Book value per share
Historical	$24.98	$24.45
Pro forma	24.88	24.28
Cash dividends per share
Historical	0.46	1.74
Pro forma	0.46	1.74
Net income per basic share
Historical	1.04	3.34
Pro forma	1.05	3.33
Net income per diluted share
Historical	1.01	3.26
Pro forma	1.03	3.27

Providian Common Stock
Book value per share
Historical	9.67	9.23
Pro forma equivalent (1)	11.20	10.93
Cash dividends per share
Historical	—	—
Pro forma equivalent (1)	0.21	0.78
Net income per basic share
Historical	0.46	1.32
Pro forma equivalent (1)	0.47	1.50
Net income per diluted share
Historical	0.40	1.19
Pro forma equivalent (1)	0.46	1.47

(1)	The pro forma equivalent per Providian share amounts are calculated by multiplying the pro forma per Washington Mutual share amounts by 0.45, which is the fixed exchange ratio on which the value of the per share merger consideration is based.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 15, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Because the market price of Washington Mutual common stock will fluctuate, Providian stockholders will not know until the closing of the merger the value of the shares of Washington Mutual common stock or the amount of cash that will be issued or paid in the merger.

Upon the completion of the merger, each share of Providian common stock outstanding immediately prior to the merger will be converted into the right to receive cash and shares of Washington Mutual common stock. Because the per share stock consideration is fixed at 0.4005 shares of Washington Mutual common stock and the per share cash consideration is fixed at an amount equal to the value of 0.0495 shares of Washington Mutual common stock based on the average closing sale price for Washington Mutual common stock over the ten trading days immediately preceding completion of the merger, the market value of the Washington Mutual common stock to be issued in the merger and the amount of cash to be paid in the merger will depend upon the market price of Washington Mutual common stock. This market price may vary from the closing price of Washington Mutual common stock on the date the merger was announced, on the date that this document was mailed to Providian stockholders and on the date of the Providian special meeting. Accordingly, at the time of the Providian special meeting, Providian stockholders will not know or be able to calculate the value of the stock consideration or the amount of the cash consideration they would be entitled to receive upon completion of the merger.

Neither Washington Mutual nor Providian is permitted to terminate the merger agreement or resolicit the vote of Providian stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of Washington Mutual and Providian, and regulatory considerations. Many of these factors are beyond the control of Washington Mutual or Providian.

The market price of Washington Mutual common stock after the merger may be affected by factors different from those affecting the shares of Washington Mutual or Providian currently.

The businesses of Washington Mutual and Providian differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Washington Mutual and Providian. For a discussion of the businesses of Washington Mutual and Providian and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 81.

The failure to successfully integrate Providian’s business and operations in the expected time frame may adversely affect Washington Mutual’s future results.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining Washington Mutual and Providian. However, to realize these anticipated benefits, Washington Mutual and Providian must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Washington Mutual and Providian have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect Washington Mutual’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Washington Mutual and Providian.

The required regulatory approvals may not be obtained or may contain materially burdensome conditions.

Before the merger may be completed, various approvals or consents must be obtained from various bank regulatory, insurance and other authorities in the United States. There can be no assurance that these approvals or consents will be obtained. In addition, the governmental entities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. While Washington Mutual and Providian do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on Washington Mutual following the merger. Washington Mutual may, but is not obligated to, complete the merger if the regulatory approvals required to be received in connection with the completion of the merger include any conditions or restrictions that would reasonably be expected to have a material adverse effect on the business or operations of the surviving corporation in the merger, measured on a scale relative to Providian.

The loss of key personnel may adversely affect Washington Mutual.

After the closing of the merger, Washington Mutual expects to run the Providian business as a separate credit card business line. The integration process and Washington Mutual’s ability to successfully conduct Providian’s credit card business after the merger will require the experience and expertise of key employees of Providian. Therefore, the ability to successfully integrate Providian’s operations with those of Washington Mutual, as well as the future success of the combined company’s credit card operations, will depend, in part, on Washington Mutual’s ability to retain key employees of Providian following the merger. Although Washington Mutual has entered into employment agreements with several key employees of Providian, Washington Mutual may not be able to retain these or other key employees for the time period necessary to complete the integration process or beyond. If any of these employees were to cease to be employed by Washington Mutual, Washington Mutual’s ability to successfully conduct its credit card business could be adversely affected, which could have an adverse effect on Washington Mutual’s financial results.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Washington Mutual and Providian, including future financial and operating results and performance; statements about Washington Mutual’s and Providian’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Washington Mutual’s and Providian’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Washington Mutual and Providian. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	those discussed and identified in public filings with the Securities and Exchange Commission made by Washington Mutual and Providian;

•	the businesses of Washington Mutual and Providian may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	competition from other financial services companies in Washington Mutual’s and Providian’s markets could adversely affect each company’s operating results and business plans, including plans to expand Providian’s card originations through Washington Mutual’s branches and other channels; and

•	general business and economic conditions, including movements in interest rates, could adversely affect credit quality and loan originations and the costs or availability of funding.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Washington Mutual or Providian or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Washington Mutual and Providian undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

Washington Mutual, Inc.

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At March 31, 2005, Washington Mutual and its subsidiaries had assets of $319.70 billion. Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the United States.

Washington Mutual strives to be the nation’s leading retailer of financial services for consumers and small businesses and plans to achieve this by building strong, profitable relationships with a broad spectrum of consumers and businesses. Expanding its retail banking franchise and achieving efficiencies in its operations will be critical to its future success.

Following the acquisition of the three largest California-based thrift institutions in the latter part of the 1990s, Washington Mutual continued to expand nationally by acquiring companies with strong retail banking franchises in Texas and the greater New York metropolitan area. During this period, Washington Mutual developed and launched its innovative retail banking stores that serve customers in an open, free-flowing retail environment. With the goal of combining its strengths as a deposit taker and portfolio lender with those of a mortgage banker, Washington Mutual also expanded its presence in the home loan origination and servicing businesses through acquisitions made from 1999 through 2002. These mortgage banking acquisitions also served to further extend its national footprint.

Having created a viable branch presence in many of the largest metropolitan areas over the past decade, Washington Mutual focuses its current retail banking store expansion strategy primarily on mainstream or middle market consumers in those states where it has both a home loan and retail banking presence. As compared to its branching strategy over the last decade, this focus on its existing markets carries lower execution risk because it enables Washington Mutual to leverage both existing infrastructure and brand awareness and concentrates on markets with characteristics of both above average household growth and below average branch density.

In the mortgage banking business, Washington Mutual is building scalable and repeatable processes that will enable it to enhance customer service and offer products at prices that are both competitive and profitable. Multi-family lending complements Washington Mutual’s expertise in residential real estate secured lending. As a result of productivity improvements completed in this business in 2004, Washington Mutual believes it is well-positioned to execute on its strategy of increasing market share in its top 15 targeted metropolitan markets. These markets have stable demand, a large disparity between the cost of renting and the cost of home ownership, and households that typically rent for an extended period of time.

The address of Washington Mutual’s principal executive offices is 1201 Third Avenue, Seattle, Washington 98101, and its telephone number is (206) 461-2000. For additional information on Washington Mutual, see “Where You Can Find More Information” beginning on page 81.

Providian Financial Corporation

San Francisco-based Providian is a leading provider of credit cards to mainstream American consumers throughout the United States, with approximately 10 million customer relationships. At March 31, 2005, Providian and its subsidiaries had reported assets of approximately $14.05 billion.

Providian’s primary line of business is its credit card business, which generates consumer loans primarily through Visa credit cards and also through MasterCard credit cards. Providian targets creditworthy customers across the broad middle to prime market segments, with a particular focus on middle market customers who are underserved by many large, prime-oriented card issuers. In originating new loans, Providian focuses on the parts of the middle and prime market segments that it expects to be the most profitable and creditworthy. Providian expects to generate profitable customer relationships through its proprietary marketing program, which emphasizes the portion of the market it refers to as “mainstream America,” and through its partnership and co-branding marketing programs, which use targeted criteria to market its credit card products to creditworthy individuals associated with various groups and organizations with which Providian enters into arrangements to serve their members. “Mainstream America” refers to a target market composed of creditworthy people throughout the United States generally defined by Providian’s credit, income, demographic, and psychographic criteria.

Providian operates principally through Providian National Bank, a wholly owned subsidiary headquartered in Tilton, New Hampshire. Providian National Bank is a national banking association organized under the laws of the United States and is a member of the Federal Deposit Insurance Corporation. Providian National Bank was originally organized as a state bank in 1853 and converted to a national bank charter in 1865. Providian National Bank is among the top ten bankcard issuers in the United States (based on managed credit card loans outstanding as of March 31, 2005).

The address of Providian’s principal executive offices is 201 Mission Street, San Francisco, California, 94105, and its telephone number is (415) 543-0404. For additional information on Providian, see “Where You Can Find More Information” beginning on page 81.

THE SPECIAL MEETING OF PROVIDIAN STOCKHOLDERS

General

This document is being furnished to holders of Providian common stock for use at a special meeting of Providian stockholders and any adjournments or postponements of the meeting.

When and Where the Providian Special Meeting Will Be Held

The Providian special meeting will be held on [            ], at [            ], local time, at [            ], subject to any adjournments or postponements.

Purpose

The purpose of the Providian special meeting is to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 5, 2005, by and between Washington Mutual and Providian, pursuant to which Providian will be merged with and into Washington Mutual.

Providian stockholders must approve this proposal for the merger to occur. If Providian stockholders fail to approve this proposal, the merger will not occur. Providian stockholders will be asked at the Providian special meeting to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Providian stockholders will also be asked to transact any other business as may properly come before the special meeting or any adjournment or postponement of the Providian special meeting.

Record Date and Quorum

Providian stockholders who hold their shares of record as of the close of business on [            ] are entitled to notice of and to vote at the Providian special meeting. On the record date, there were [            ] shares of Providian common stock outstanding and entitled to vote at the Providian special meeting, held by approximately [            ] holders of record.

The holders of a majority of the outstanding shares of Providian common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the Providian special meeting. Any shares of Providian common stock held in treasury by Providian or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the Providian special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

The affirmative vote of holders of a majority of the shares of Providian common stock outstanding on the record date is required to adopt the merger agreement. Each share of Providian common stock is entitled to cast one vote on all matters properly submitted to the Providian stockholders.

As of the record date, directors and executive officers of Providian and their affiliates beneficially owned and were entitled to vote [            ] shares of Providian common stock, or approximately [        ]% of the outstanding shares of Providian common stock entitled to vote at the Providian special meeting. At that date, directors and executive officers of Washington Mutual and their affiliates beneficially owned and were entitled to vote [            ] shares of Providian common stock, or approximately [        ]% of the outstanding shares of Providian common stock entitled to vote at the Providian special meeting. Washington Mutual and Providian currently expect that their respective directors and executive officers and their affiliates will vote their shares of Providian common stock FOR adoption of the merger agreement, although none of them has entered into an agreement requiring them to do so.

When considering the Providian board of directors’ recommendation that you vote in favor of the adoption of the merger agreement, you should be aware that some executive officers and directors of Providian may have financial interests in the merger that may be different from, or in addition to, the interests of stockholders of Providian. See “The Merger—Interests of Providian’s Directors and Executive Officers in the Merger” beginning on page 39.

Proxies; Revocation

If you are a stockholder of record, you should complete and return the proxy card accompanying this document, or vote by telephone or the internet as described below under “—Voting Electronically or by Telephone,” in order to ensure that your vote is counted at the Providian special meeting, or at any adjournment or postponement of the Providian special meeting, regardless of whether you plan to attend the Providian special meeting. All shares of Providian common stock represented by properly executed proxies received before or at the Providian special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on your proxy card, your shares of Providian common stock will be voted FOR the adoption of the merger agreement and FOR any adjournment of the special meeting, if necessary, to solicit additional proxies.

If your shares are held in “street name” by your bank or broker, you should instruct your bank or broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank or broker and they can give you instructions on how to vote your shares. Under the rules of the New York Stock Exchange, banks and brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, banks and brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of Providian common stock held by persons attending the special meeting but not voting, or shares for which Providian has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote AGAINST adoption of the merger agreement. Accordingly, if you are a Providian stockholder, the Providian board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or to submit your proxy by telephone or the internet or to vote by following the instructions of your bank or broker with respect to shares you hold in street name.

You may revoke your proxy at any time before the vote is taken at the Providian special meeting. If you have not voted through your bank or broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Providian prior to the voting of that proxy;

•	submitting a properly executed proxy of a later date; or

•	voting in person at the Providian special meeting; however, simply attending the Providian special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Providian Financial Corporation

201 Mission Street

San Francisco, California 94105

Attention: Corporate Secretary

If your shares are held in street name, you should follow the instructions of your bank or broker regarding the revocation of proxies.

The Providian board of directors is currently unaware of any other matters that may be presented for action at the Providian special meeting. If other matters properly come before the Providian special meeting, or at any adjournment or postponement of the Providian special meeting, Providian intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card unless you withhold authority to do so on the proxy card or voting instruction card.

Attending the Meeting

If you hold your shares of Providian common stock in street name and you want to vote these shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in the Providian Financial Corporation 401(k) Plan

If you are a participant in the Providian Financial Corporation 401(k) Plan, you will have received with this document a voting instruction form that reflects all shares you may vote under this plan. Under the terms of this plan, the trustee votes all shares held by the plan, but each participant may direct the trustee how to vote the shares of Providian common stock allocated to his or her plan account. If you own shares through this plan and do not vote, the plan trustee will vote the shares in accordance with the terms of the plan. The deadline for returning your voting instruction form is [            ].

Voting Electronically or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker or bank. will have the option to submit their proxies or voting instructions electronically through the internet or by telephone. Please note that there are separate arrangements for using the internet and telephone depending on whether your shares are registered in Providian’s stock records in your name or in the name of a broker, bank or other nominee who holds your shares. If you hold your shares through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your shares to see which options are available.

In addition to submitting the enclosed proxy by mail, Providian stockholders of record may submit their proxies:

•	by telephone by calling the toll-free number [ ] on a touch-tone phone and following the recorded instructions; or

•	through the internet by visiting a website established for that purpose at http://[ ] and following the instructions.

Solicitation of Proxies

Providian will pay the cost of the Providian special meeting and the cost of soliciting proxies for the Providian special meeting. In addition to soliciting proxies by mail, Providian may solicit proxies by person, telephone and other solicitations by directors, officers or employees of Washington Mutual and Providian. No director, officer or employee of Washington Mutual or Providian will be specifically compensated for these activities. Providian also intends to request that brokers, banks and other nominees solicit proxies from their principals, and Providian will pay the brokers, banks and other nominees certain expenses they incur for those activities. Providian has retained [            ], a proxy soliciting firm, to assist Providian in the solicitation of proxies. [            ]’s solicitation fee is $[            ], plus reasonable expenses.

PROVIDIAN STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THE PROXY CARDS. YOU WILL RECEIVE SEPARATE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR PROVIDIAN STOCK CERTIFICATES FOR THE MERGER CONSIDERATION IF THE MERGER IS COMPLETED.

THE MERGER

Background of the Merger

The management of Providian has from time to time explored and assessed, and has discussed with the Providian board of directors, various strategic options potentially available to Providian. These strategic discussions have included the possibility of, among other things, business combinations involving Providian and other financial institutions, particularly in view of the increasing competition and ongoing consolidation in the financial services industry, as well as the requirements of Providian’s regulatory agreements entered into in 2001 and the related capital plan. In connection with these strategic discussions, Providian and its financial advisors had periodic contacts and discussions with other financial institutions regarding their respective companies, industry trends and developments, and potential business combinations or other strategic initiatives. Among the financial institutions with whom Providian engaged in these previous discussions was Washington Mutual.

During this period Washington Mutual has also explored ways, both through acquisitions and by internal expansion, to enhance its consumer banking growth while strengthening its leadership position in the middle-market customer segment.

In late March 2005, while attending an industry conference, Joseph Saunders, Chairman, President and CEO of Providian, and Kerry Killinger, Chairman and CEO of Washington Mutual, met and had general discussions regarding the financial services industry, including the credit card industry in particular, and their respective companies. At this meeting, they determined that it would be worthwhile to have further discussions in the future. Thereafter, members of management and representatives of Providian and Washington Mutual met and had periodic informal discussions concerning a possible transaction, although no formal proposals or specific terms were discussed. In late April 2005, the parties executed a customary confidentiality agreement.

Over the ensuing weeks, representatives of Providian and Washington Mutual continued periodic informal discussions, including discussions regarding the potential benefits of a combination of the two companies, as well as potential transaction valuations and preliminary due diligence discussions. During this time Washington Mutual and its representatives conducted a preliminary due diligence review to further evaluate the strategic rationale for a possible merger and the potential terms of such a transaction.

Also during this time, Providian management and its financial advisors periodically updated members of the Providian board of directors regarding these discussions. In addition, members of Washington Mutual’s management team periodically updated the Corporate Development Committee of Washington Mutual’s board of directors at special meetings held for the purpose of evaluating the potential transaction with Providian.

In late May 2005, Messrs. Saunders and Killinger met again and continued discussions regarding each company’s perspective on transaction valuation. As a result of these discussions, Messrs. Saunders and Killinger determined that, assuming satisfactory conclusion of due diligence and negotiation of the terms of a definitive agreement, they were each prepared to present to their respective boards of directors a proposed merger with an exchange ratio of 0.45 shares of Washington Mutual common stock for each share of Providian common stock. Following this discussion, and throughout late May 2005 and early June 2005, Washington Mutual and its representatives continued their due diligence review, which included on-site due diligence visits and additional meetings with Providian’s management. Also during this time, Providian and its legal and financial advisors continued their due diligence review of Washington Mutual’s operations.

The Providian board of directors held special meetings of the board on May 27, 2005 and June 2, 2005, at which Mr. Saunders presented to the board the proposal from Washington Mutual, and updated the board on the background of his meetings and conversations with Washington Mutual. Mr. Saunders and Providian’s financial advisors also discussed with the Providian board of directors the potential strategic fit and benefits of a business combination with Washington Mutual, as well as the potential for other strategic alternatives and business initiatives, including the potential advantages and disadvantages of Providian remaining independent. Also during these meetings, Mr. Saunders updated the board regarding Washington Mutual’s strong interest in and need for management continuity, including the retention of the top executives of Providian to continue to operate the combined company’s credit card business, which would be a new line of business for Washington Mutual. Mr. Saunders noted in this regard that Washington Mutual would require key members of Providian management to enter into employment agreements with Washington Mutual in the event that Washington Mutual and Providian entered into a definitive merger agreement. Following discussion with management and Providian’s financial advisors, and among the board members, the board instructed Mr. Saunders and management to continue the negotiations with Washington Mutual in order to resolve the details of the potential transaction and commence preparation of definitive documentation.

During the week of May 30, 2005, Washington Mutual and Providian continued to conduct mutual due diligence, including on-site diligence, involving senior executives from both companies, as well as their outside financial and legal advisors. Also during this time, the parties and their outside counsel began drafting and negotiating the terms of the merger agreement and the related transaction documents, including proposed employment agreements between Washington Mutual and several key executives of Providian.

On June 4, 2005, the board of directors of Providian met to discuss and analyze Washington Mutual’s offer as reflected in the proposed merger agreement. Mr. Saunders reviewed for the Providian board of directors the background of discussions and negotiations with Washington Mutual, including the proposal to provide for the payment of 11% of the deal consideration in cash based on the market value of the Washington Mutual common stock upon completion of the merger and the fixed 0.45 exchange ratio. Management and representatives of Providian then reported to the board of directors on Providian’s due diligence investigations of Washington Mutual. Providian’s financial advisors, Citigroup and Goldman Sachs, presented financial analyses related to the proposed merger and responded to questions posed by the Providian board of directors. In connection with the deliberation by the Providian board of directors, Citigroup rendered to the Providian board of directors its oral opinion (subsequently confirmed in writing on June 5, 2005), as described under “Opinions of Providian’s Financial Advisors”, that, as of the date of its opinion and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in its written opinion and other factors Citigroup considered relevant, the merger consideration to be received for each share of Providian common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares. In connection with the deliberation by the Providian board of directors, Goldman Sachs rendered to the Providian board of directors its oral opinion (subsequently confirmed in writing on June 5, 2005), as described under “Opinions of Providian’s Financial Advisors”, that, based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of Providian common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such stockholders.

Representatives of Wachtell, Lipton, Rosen & Katz, legal advisors to Providian, discussed with the Providian board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of merger proposals, and reviewed the legal terms of the merger proposal and the related employment agreements.

Following these discussions, and review and discussion among the members of the Providian board of directors both with advisors present and then in separate executive sessions, both with and without management, and taking into consideration the factors described under “Providian’s Reasons for the Merger; Recommendation of Providian’s Board of Directors,” the Providian board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Providian and its stockholders, and the directors voted unanimously to approve the merger with Washington Mutual and to approve and adopt the merger agreement.

Following the meeting of Providian’s board of directors, on June 5, 2005, the board of directors of Washington Mutual held a meeting to review and consider the merger, the merger agreement and the related transactions. Management of Washington Mutual, together with representatives of Simpson Thacher & Bartlett LLP, its legal advisors, and Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, its financial advisors, discussed with the board the business, financial condition and prospects of Providian and the terms of the proposed merger agreement and the proposed employment agreements with members of Providian’s executive management team. Management of Washington Mutual also discussed with the board the course of negotiations with Providian and its advisors and the due diligence investigation of Providian that had been performed. Following discussion among Washington Mutual’s board of directors and Washington Mutual’s management concerning the transaction, the board of directors of Washington Mutual unanimously approved the merger agreement, the employment agreements and the transactions contemplated by the merger agreement.

In the evening of June 5, 2005, Washington Mutual and Providian entered into the merger agreement. On the morning of June 6, 2005, Washington Mutual and Providian issued a joint press release announcing the transaction.

Providian’s Reasons for the Merger; Recommendation of Providian’s Board of Directors

In reaching its decision to approve and adopt the merger agreement and recommend the merger to its stockholders, the Providian board of directors consulted with Providian’s management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of Providian’s business, operations, financial condition, earnings and prospects, including the challenges presented by the relatively high cost of funding faced by Providian, its non-investment grade debt rating, which subjects it to volatility in the cost of raising money in the capital markets, and the requirements of Providian’s regulatory agreements entered into in 2001 and the related capital plan;

•	its knowledge of Washington Mutual’s business, operations, financial condition, earnings and prospects, taking into account the results of Providian’s due diligence review of Washington Mutual;

•	its knowledge of the current environment in the financial services industry and the credit card industry in particular, including national and regional economic conditions, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options, and the historical market prices of Providian’s common stock;

•	the improvement in funding costs and the reduction of funding risks, including the reduced need for liquidity associated with improved access to diversified funding sources, expected to result from the combination of the two companies;

•	the complementary strengths of the two financial institutions, and in particular, the expectation that Washington Mutual’s national multi-channel distribution network, marketing expertise and customer base would provide opportunities for growth in Providian’s credit card business;

•	the complementary fit of the businesses of Washington Mutual and Providian, and the expectation that the merger would entail minimal disruption for Providian’s customers;

•	Citigroup’s written opinion to the Providian board of directors that, as of June 5, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, Citigroup’s work described in this document and other factors Citigroup deemed relevant, the merger consideration to be received for each share of Providian common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares;

•	Goldman Sachs’ written opinion to the Providian board of directors that, as of June 5, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, the merger consideration to be received by holders of Providian common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the financial terms of the merger, including the fact that, based on the closing price on the New York Stock Exchange of Washington Mutual common stock on June 3, 2005 (the last trading day prior to the execution and announcement of the merger agreement), giving an implied per share merger consideration value of approximately $18.71, the acquisition price as of June 3, 2005 represented an approximate 4% percent premium over the closing price of Providian shares on the New York Stock Exchange as of that date, a 9.1% premium over the average closing price of Providian shares on the New York Stock Exchange for the prior month and a 44.7% premium over Providian’s fifty-two week low closing price;

•	the structure of the merger and the terms of the merger agreement, including the fact that Providian stockholders would receive the merger consideration in a combination of 11% cash and 89% Washington Mutual common stock, and including the merger agreement’s non-solicitation and stockholder approval covenants and provision for the payment of a termination fee of $225 million in certain events, which the Providian board of directors understood could limit the willingness of a third party to propose a competing business combination transaction with Providian following execution of the merger agreement;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received without unacceptable conditions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the fact that some of Providian’s directors and executive officers have other financial interests in the merger that are in addition to their interests as Providian stockholders, including as a result of employment and compensation arrangements with Providian and the manner in which they would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with Washington Mutual in connection with the merger. See “Interests of Providian’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Providian board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Providian board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Providian board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Providian board of directors considered all these factors as a whole, including discussions with, and questioning of, Providian management and Providian’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Providian board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Providian and its stockholders, and unanimously approved and adopted the merger agreement. The Providian board of directors unanimously recommends that the Providian stockholders vote FOR the adoption of the merger agreement.

Washington Mutual’s Reasons for the Merger

Washington Mutual believes that the merger with Providian will enhance its consumer banking growth while strengthening its leadership position in the middle-market customer segment. Washington Mutual also expects that the acquisition of Providian will provide Washington Mutual with the opportunity to accelerate its offering of credit card products, both through the addition of Providian’s customers and through enhanced opportunities to offer a credit card product to its existing customer base. In addition, Washington Mutual considered the following factors, among others, when deciding to enter into the merger agreement with Providian:

•	that following the merger, the combined company will have a broader asset generation platform and a more diversified earnings stream through the addition of Providian’s credit card operations as a new business unit of Washington Mutual;

•	that the complementary nature of the respective customer bases and product offerings of Washington Mutual and Providian could strengthen customer relationships and accelerate growth;

•	that the merger can be achieved with minimal disruption and relatively low resource diversion, and should require relatively modest cost savings in order to meet Washington Mutual’s financial objectives;

•	that following the merger, Washington Mutual’s diversified funding base should allow the release of excess capital and additional value at Providian;

•	the experience and credibility of Providian’s existing management team and operating platform, as well as the compatibility of the cultures at the two companies; and

•	the anticipated positive effect of the merger on employees of, and customers and communities served by, Washington Mutual.

Opinions of Providian’s Financial Advisors

Providian retained Citigroup Global Markets Inc. and Goldman, Sachs & Co. to act as its financial advisors in connection with Providian’s analysis and consideration of various strategic alternatives. Both investment banking firms provided Providian with assistance in the merger.

The full texts of the written opinions of Citigroup and Goldman Sachs, each dated June 5, 2005, which set forth assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by each of Citigroup and Goldman Sachs in connection with their respective opinions, are attached as Annexes B and C, respectively, to this document and are incorporated herein by reference. Citigroup and Goldman Sachs provided their respective advisory services and opinions for the information and assistance of the Providian board of directors in connection with its consideration of the merger. Neither their respective opinions nor the related analyses constituted a recommendation of the proposed transaction to the Providian board of directors. Neither the Citigroup opinion nor the Goldman Sachs opinion is a recommendation as to how any holder of shares of Providian common stock should vote with respect to the merger.

Citigroup Opinion

Citigroup has rendered its written opinion to the Providian board of directors that, as of June 5, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, Citigroup’s work described below and other factors Citigroup deemed relevant, the merger consideration to be received for each share of Providian common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares. The Citigroup opinion was limited solely to the fairness of the merger consideration payable in the proposed transaction from a financial point of view as of the date of the opinion.

In arriving at its opinion, Citigroup reviewed the merger agreement and held discussions with certain senior officers of Providian and certain senior officers of Washington Mutual concerning the business, operations and prospects of Providian and Washington Mutual. Citigroup examined certain publicly available business and financial information and data relating to Providian and Washington Mutual as well as certain financial forecasts and other information and data relating to Providian and Washington Mutual which were provided to, or otherwise discussed with, Citigroup by the respective managements of Providian and Washington Mutual, including information relating to the potential strategic implications and operational benefits anticipated by the respective managements of Providian and Washington Mutual to result from the proposed merger. Citigroup reviewed the financial terms of the proposed merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices of Providian common stock and Washington Mutual common stock;

•	the historical and projected earnings and other operating data of Providian and Washington Mutual; and

•	the capitalization and financial condition of Providian and Washington Mutual.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the proposed merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Providian and Washington Mutual. Citigroup also evaluated certain pro forma financial effects of the merger on Washington Mutual. Citigroup also reviewed information relating to, and had discussions with the management of Providian regarding, the February 2005 Capital Plan of Providian’s subsidiary Providian National Bank and related regulatory matters and the alternatives available to Providian. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data relating to Providian and Washington Mutual provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of Providian and Washington Mutual that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Providian and Washington Mutual as to the future financial performance of Providian and Washington Mutual, the potential strategic implications and operational benefits anticipated to result from the proposed transaction and the other matters covered thereby. Citigroup assumed, with the consent of the Providian board of directors, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

Citigroup further assumed, with the consent of the Providian board of directors, that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and the other transactions contemplated by the merger agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Providian or Washington Mutual or the contemplated benefits of the proposed transaction in any way meaningful to its analysis. Citigroup also assumed, with the consent of the Providian board of directors, that the merger will be treated as a reorganization for federal income tax purposes.

Citigroup noted that its opinion relates to the relative values of Providian and Washington Mutual. Citigroup did not express any opinion as to what the value of the shares of Washington Mutual common stock to be issued in the merger actually will be when issued pursuant to the proposed transaction or the price at which the Washington Mutual common stock will trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Providian or Washington Mutual nor did Citigroup make any physical inspection of the properties or assets of Providian or Washington Mutual, nor did Citigroup examine any individual credit files of Providian or Washington Mutual.

Citigroup advised the Providian board of directors that it is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto, and it did not make an independent evaluation of the adequacy of such allowances. Citigroup assumed, with the consent of the

Providian board of directors, that the respective allowances of Providian and Washington Mutual for losses with respect to loan and lease portfolios will be, in each case, in the aggregate adequate to cover all such losses. Citigroup further advised that it is not an expert in the evaluation of the fair value of mortgage servicing rights and the related risk management strategies for purposes of assessing the adequacy of valuation allowances for impairment with respect thereto, and it did not make an independent evaluation of such risk management strategies or the adequacy of such valuation allowances. Citigroup assumed, with the consent of the Providian board of directors, that the valuation allowances of Washington Mutual for mortgage servicing rights impairment will be in the aggregate adequate to cover all such impairment.

In connection with rendering its opinion, Citigroup was not requested to consider, and its opinion did not address, the relative merits of the proposed transaction as compared to any alternative business strategies that might exist for Providian or the effect of any other transaction in which Providian might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Providian selected Citigroup to act as one of the financial advisors to the Providian board of directors in connection with the proposed transaction on the basis of Citigroup’s international reputation and Citigroup’s familiarity with Providian.

Citigroup and its affiliates in the past have provided services to Providian and Washington Mutual, and currently provide services to Providian, unrelated to the proposed merger, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation:

•	acting as financial advisor in Providian’s sale of the Providian Master Trust in January 2002;

•	acting as financial advisor in Providian’s sale of its credit card operations conducted in the United Kingdom in February 2002;

•	acting as joint bookrunner, bookrunner or co-manager, including providing funding and funding commitments, in connection with certain transactions by Providian;

•	acting as bookrunner or co-manager in connection with certain transactions by Washington Mutual; and

•	facilitating certain equity securities transactions by Washington Mutual.

In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Providian and Washington Mutual for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Providian, Washington Mutual and their respective affiliates.

Goldman Sachs Opinion

Goldman Sachs rendered its written opinion to the Providian board of directors that, as of June 5, 2005 and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth in such opinion, the merger consideration to be received by holders of shares of Providian common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Providian and Washington Mutual for the five fiscal years ended December 31, 2004;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Providian and Washington Mutual;

•	the February 2005 Capital Plan of Providian’s bank subsidiary;

•	certain other communications from Providian and Washington Mutual to their respective stockholders; and

•	certain internal financial analyses and forecasts for Providian and Washington Mutual prepared by their respective managements, including certain cost savings and operating synergies projected by Providian’s management to result from the merger.

Goldman Sachs also held discussions with members of the senior managements of Providian and Washington Mutual regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Providian’s common stock and Washington Mutual’s common stock, compared certain financial and stock market information for Providian and Washington Mutual with similar market information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the consumer finance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

In connection with Goldman Sachs’ review, it relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the board of directors of Providian, that the internal financial forecasts prepared by the managements of Providian and Washington Mutual had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Providian and Washington Mutual, as the case may be. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Providian or Washington Mutual or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs advised the Providian board of directors that it is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto and, accordingly, it assumed, with the consent of the Providian board of directors, that such allowances for losses are in the aggregate adequate to cover such losses. Goldman Sachs further advised that it is not an expert in the evaluation of the fair value of mortgage servicing rights and related risk management strategies for purposes of assessing the adequacy of provisions for impairment with respect thereto, and it did not make an independent evaluation of such risk management strategies or the adequacy of such provisions. Goldman Sachs assumed, with the consent of the Providian board of directors, that the provisions of Washington Mutual for mortgage servicing rights impairment will be in the aggregate adequate to cover all such impairment.

In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Providian or Washington Mutual or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Providian or Washington Mutual or any of their respective subsidiaries furnished to Goldman Sachs.

The Goldman Sachs opinion does not address the underlying business decision of Providian to engage in the merger, nor did Goldman Sachs express any opinion as to the prices at which shares of Washington Mutual’s common stock or Providian’s common stock will trade at any time. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Providian board of directors in connection with its consideration of the merger and such opinion did not constitute a recommendation as to how any holder of shares of Providian common stock should vote with respect to such transaction. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Providian in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to Providian from time to time, including having acted as:

•	Providian’s financial advisor in connection with the sale of its Providian Master Trust in January 2002;

•	Providian’s financial advisor in connection with the sale of its U.K. credit card operations in February 2002;

•	a co-manager with respect to a public offering of Providian’s 4.00% Convertible Senior Notes due May 2008 (aggregate principal amount $287,500,000) in May 2003; and

•	co-lead manager with respect to a public offering of Providian’s 2.75% Convertible Cash to Accreting Senior Notes due March 2016 (aggregate principal amount $277,200,000) in March 2004.

Goldman Sachs has provided certain investment banking services to Washington Mutual from time to time, including having acted as:

•	co-manager with respect to public offerings of mortgage securitizations by Washington Mutual and its subsidiaries; and

•	financial advisor to Washington Mutual in connection with its acquisition of Dime Bancorp, Inc. in 2001.

In addition, Goldman Sachs is currently an agent in Washington Mutual’s commercial paper facility.

Goldman Sachs may provide investment-banking services to Providian and Washington Mutual in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, purchasing and selling loans, financing and brokerage activities for both companies and individuals, including Providian and Washington Mutual. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Providian, Washington Mutual and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Providian and Washington Mutual for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The Providian board of directors selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and is familiar with Providian and its business.

Joint Financial Analyses of Citigroup and Goldman Sachs

The following is a summary of the material financial analyses performed by Citigroup and Goldman Sachs in evaluating the fairness of the merger consideration to be received by holders of Providian common stock in the merger, which were presented to the Providian board of directors at the meeting held on June 4, 2005. Citigroup and Goldman Sachs collaborated in performing each of the financial analyses summarized below. The following summary, however, does not purport to be a complete description of the financial analyses performed by Citigroup or Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Citigroup or Goldman Sachs. Some of the summaries of financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Citigroup and Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 3, 2005 and is not necessarily indicative of current or future market conditions.

Transaction Overview and Indicated Transaction Multiples

Citigroup and Goldman Sachs reviewed with the Providian board of directors the basic terms of the merger, including the following:

•	consideration to be determined based on a fixed exchange ratio of 0.45 Washington Mutual common shares per Providian common share, 89% in the form of Washington Mutual common stock and 11% in the form of cash;

•	implied value for the merger consideration of $18.71 per share of Providian common stock (based on the closing price of Washington Mutual’s common stock of $41.57 per share on June 3, 2005), representing total equity value of $6,452 million; and

•	pro forma percentage ownership by current Providian stockholders of 13.5% of the combined company, based on fully diluted shares per the treasury stock method.

Citigroup and Goldman Sachs calculated for the Providian board of directors various multiples and premiums resulting from the merger. These calculations were based on historical information, estimates from Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts) and certain financial analyses and forecasts for Providian prepared by its management taking into account the 2005 Capital Plan of Providian National Bank (the “Capital Plan May Forecast”).

Citigroup and Goldman Sachs calculated the percentage premium of the implied per share value of the merger consideration (based on the closing price of Washington Mutual common stock on June 3, 2005) over:

•	the closing price per share of Providian common stock on June 3, 2005 (the last trading day prior to the presentation made by Citigroup and Goldman Sachs to the Providian board of directors);

•	the average closing prices per share of Providian common stock for the one-week, one-month and year-to-date periods ended June 3, 2005;

•	the highest and lowest closing prices per share in the 52-week period ended June 3, 2005; and

•	Providian’s managed receivables as of March 31, 2005, calculated as transaction value less book value and loan loss reserves (net of estimated deferred tax asset).

The following table presents the results of Citigroup’s and Goldman Sachs’ calculations:

Premium to:
Share Price at June 3, 2005	4.2%
One-Week Average	5.8
One-Month Average	9.1
Year to Date Average	10.5
52-Week High	2.3
52-Week Low	44.7
Managed Receivables	18.4

Citigroup and Goldman Sachs also calculated the ratio of the implied per share value of the merger consideration to Providian’s estimated earnings per share, or EPS, for each of fiscal years 2005 and 2006, its actual 2004 EPS and its book value as of March 31, 2005. The following table presents the results of Citigroup’s and Goldman Sachs’ calculations:

Price as a Multiple of:
2004A EPS	15.7x

Median IBES Estimates
2005E EPS	11.8x
2006E EPS	10.9x

Capital Plan May Forecast
2005E EPS	12.5x
2006E EPS	11.7x

Stated Book Value at March 31, 2005	1.9x

Implied Historical Exchange Ratio Analysis

Citigroup and Goldman Sachs calculated and reviewed the historical exchange ratios implied by dividing the daily closing price per share of Providian common stock by the daily closing price per share of Washington Mutual common stock for each trading day in the 52-week period ended June 3, 2005, as well as the average of these exchange ratios for this 52-week period and for other specified periods ended June 3, 2005, and the high and low implied exchange ratios during this 52-week period. Citigroup and Goldman Sachs then calculated the implied percentage premium represented by the exchange ratio of 0.45 to be used in calculating the merger consideration for the merger as compared with such historical ratios. The results of these calculations are set forth in the following table:

	Implied Exchange Ratio		Implied Premium
June 3, 2005	0.43	x	4.2%
One-Week Average	0.43		6.0
One-Month Average	0.41		9.6
Year-to-Date Average	0.41		7.6
One-Year Average	0.39		13.9
52-Week High	0.45		2.7
52-Week Low	0.34		31.7

Selected Companies Analysis—Providian

Citigroup and Goldman Sachs reviewed and compared certain financial information for Providian to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the consumer finance industry:

Selected Monoline Credit Card Companies	Selected Bank Credit Card Issuers
MBNA Corporation	Citigroup Inc.
Capital One Financial Corp.	Bank of America Corporation
JPMorgan Chase & Co.

Although none of the selected companies is directly comparable to Providian, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Providian.

The financial information used by Citigroup and Goldman Sachs for all companies in the course of this analysis was based on publicly available information as of June 3, 2005, IBES estimates and information provided by SNL Datasource. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

For the selected companies, Citigroup and Goldman Sachs calculated the ratios of June 3, 2005 closing stock price to:

•	calendar year 2005 and 2006 IBES earnings estimates;

•	stated book value and tangible book value; and

•	2006 IBES estimated earnings, as a multiple of IBES estimated long-term earnings growth.

Citigroup and Goldman Sachs then compared these measures to the corresponding values for Providian (using IBES and Capital Plan May Forecast earnings estimates for 2005 and 2006). The results of this analysis are summarized as follows:

	Selected Monoline Credit Card Companies		Selected Bank Credit Card Issuers		Providian (IBES Estimates)	Providian (Capital Plan May Forecast)
Ratio	Range	Median	Range	Median
Price/2005E Earnings	10.4x–10.8x	10.6x	10.8x–11.9x	11.3x	11.3x	12.0x
Price/2006E Earnings	9.7x– 9.7x	9.7x	10.2x–10.3x	10.3x	10.4x	11.2x
Price/Stated Book	2.0x– 2.2x	2.1x	1.2x– 2.3x	1.9x	1.9x	N/A
Price/Tangible Book	2.1x– 3.0x	2.6x	2.2x– 3.8x	3.6x	1.9x	N/A
Price/2006E P/E to Growth	0.7x– 1.0x	0.9x	0.9x– 1.1x	1.0x	0.8x	N/A

Citigroup and Goldman Sachs also calculated the selected companies’ estimated earnings growth rate from 2005 to 2006, based on IBES estimated earnings for each of those years, and compared this measure to the corresponding value for Providian (using IBES and Capital Plan May Forecast earnings estimates for 2005 and 2006). The following table presents the results of this analysis:

	Selected Monoline Credit Card Companies		Selected Bank Credit Card Issuers		Providian (IBES Estimates)	Providian (Capital Plan May Forecast)
	Range	Median	Range	Median
2005E-2006E Earnings Growth	8.1%–11.5%	9.8%	5.9%–15.5%	9.5%	8.5%	6.7%

Citigroup and Goldman Sachs calculated and compared stock price to IBES earnings estimates for the period beginning January 1, 2002 and ended June 3, 2005, for each of MBNA Corporation, Capital One Financial Corp. and Providian. The following table presents the high, low and median multiples and the multiples as of June 3, 2005 resulting from this analysis:

	MBNA		Capital One Financial		Providian (1)
High	17.3	x	18.3	x	30.9	x
Median	12.8		11.6		14.1
Low	8.0		6.1		8.5
June 3, 2005	10.4		10.8		11.3

(1)	Excludes price to forward earnings for Providian through April of 2002 as not meaningful because median IBES consensus estimates ranged from $0.00 to $0.03.

Citigroup and Goldman Sachs compared the historical total shareholder returns (calculated as the change in share price plus dividends) for the shares of Providian common stock and the common stock of each of MBNA Corporation and Capital One Financial Corp. for the three-year, one-year and year-to-date periods ended June 3, 2005. The following table presents the results of this analysis:

	MBNA	Capital One Financial	Providian
Three-Year Total Return	(5.4)%	24.6%	130.0%
One-Year Total Return	(14.8)	9.9	29.6
Year-to-Date 2005 Total Return	(24.2)	(11.0)	9.0

Citigroup and Goldman Sachs also compared the share price appreciation for the shares of Providian common stock to the common stock of each of MBNA Corporation and Capital One Financial Corp. and also to the average for the selected bank credit card issuers for the period from January 1, 2002 through June 3, 2005. The following table presents the results of this analysis.

	MBNA	Capital One Financial	Selected Bank Credit Card Issuers	Providian
Share Price Appreciation for Period 1/1/2002 – 6/3/2005	(9.4)%	38.9%	14.7%	405.9%

Selected Companies Analysis—Washington Mutual

Citigroup and Goldman Sachs reviewed and compared certain financial information for Washington Mutual to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the banking industry:

Selected Commercial Banks	Selected Thrifts	Selected Mortgage Companies
Wachovia Corporation	Golden West Financial Corporation	Countrywide Financial Corporation
U.S. Bancorp	Sovereign Bancorp, Inc.
Sun Trust Banks, Inc.	New York Community Bancorp, Inc.
Fifth Third Bancorp	Independence Community Bank Corp.
BB&T Corporation	Astoria Financial Corporation
National City Corporation
Regions Financial Corporation
The PNC Financial Services Group, Inc.

Although none of the selected companies is directly comparable to Washington Mutual, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Washington Mutual.

The financial information used by Citigroup and Goldman Sachs for all companies in the course of this analysis was based on publicly available information as of June 3, 2005, IBES estimates and information provided by SNL Datasource. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

For the selected companies, Citigroup and Goldman Sachs calculated the ratios of June 3, 2005 stock price to:

•	calendar year 2005 and 2006 IBES earnings estimates;

•	stated book value and tangible book value; and

•	2006 IBES estimated earnings, as a multiple of IBES estimated earnings growth.

Citigroup and Goldman Sachs then compared these measures to the corresponding values for Washington Mutual. The results of this analysis are summarized as follows:

	Selected Commercial Banks		Selected Thrifts		Selected Mortgage Company	Washington Mutual
Ratio	Range	Median	Range	Median
Price/2005E Earnings	11.5x–14.0x	12.9x	11.7x–13.1x	12.7x	9.0x	11.4x
Price/2006E Earnings	10.5x–12.5x	11.9x	10.8x–11.5x	11.4x	8.5x	10.3x
Price/Stated Book	1.5x– 2.8x	1.9x	1.4x– 2.5x	1.5x	2.0x	1.7x
Price/Tangible Book	2.4x– 4.8x	3.5x	2.5x– 4.0x	3.0x	2.0x	2.4x
Price/2006E P/E to Growth	1.07x–1.47x	1.26x	0.95x–1.20x	1.14x	0.71x	1.03x

For the selected companies, Citigroup and Goldman Sachs also calculated:

•	estimated earnings growth rate from 2005 to 2006, based on IBES estimated earnings for each of those years; and

•	dividend yield (on an annualized basis based on the most recent quarterly dividend).

Citigroup and Goldman Sachs then compared these measures to the corresponding values for Washington Mutual. The following table presents the results of this analysis:

	Selected Commercial Banks		Selected Thrifts		Selected Mortgage Company	Washington Mutual
	Range	Median	Range	Median
2005E-2006E Earnings Growth	8.1%–11.7%	9.6%	8.5%–15.1%	10.8%	6.7%	10.3%
Dividend Yield	3.0%– 4.1%	3.6%	0.4%– 5.6%	2.9%	1.6%	4.5%

Citigroup and Goldman Sachs compared the historical trading prices for the shares of Washington Mutual common stock to the average for the selected commercial banks and the average for the selected thrifts and to the selected mortgage company, in each case for the period beginning January 1, 2002 and ended June 3, 2005. The following table presents the results of this analysis:

	Selected Commercial Banks	Selected Thrifts	Selected Mortgage Company	Washington Mutual
Share Price Appreciation for Period 1/1/2002 – 6/3/2005	19.1%	69.0%	271.0%	27.1%

Citigroup and Goldman Sachs compared the historical total shareholder return, calculated as the change in share price plus dividends, for certain periods ended June 3, 2005 for the shares of Washington Mutual common stock to the average for the selected commercial banks and the average for the selected thrifts and to the selected mortgage company. The following table presents the results of this analysis:

	Selected Commercial Banks	Selected Thrifts	Selected Mortgage Company	Washington Mutual
Ten-Year Total Return	312.7%	682.2%	766.7%	423.8%
Five-Year Total Return	46.7	221.9	382.7	127.0
Three-Year Total Return	19.9	43.1	227.0	22.5
Two-Year Total Return	19.3	37.3	109.0	9.4
One-Year Total Return	6.2	3.8	22.0	6.3
Year-to-Date 2005 Total Return	(4.2)	(4.0)	3.5	0.6

Selected Precedent Transactions Analysis

Citigroup and Goldman Sachs analyzed certain information relating to the following selected transactions in the specialty finance industry since January 1, 2002, which are divided into three groups:

Date Announced	Acquirer	Target
Credit Card Company Sales

August 18, 2004	Barclays PLC	Juniper Financial Corporation

February 3, 2004	Royal Bank of Scotland Group	People’s Bank

July 15, 2003	Citigroup Inc.	Sears, Roebuck & Co. Card Services

Other Specialty Finance Transactions

November 14, 2002	HSBC Holdings plc	Household International, Inc.

Providian Master Trust

January 15, 2002	JPMorgan Chase & Co.	Providian Master Trust

With respect to the financial information for the targets involved in the precedent transactions, Citigroup and Goldman Sachs relied on information from public filings, company press releases and investor presentations, as well as information published by Securities Data Corp. and SNL DataSource.

For each of the selected transactions, to the extent applicable, Citigroup and Goldman Sachs calculated and compared:

•	the implied ratio of the price paid for the target in the transaction to:

(a) tangible book value of the target, based on the latest publicly available financial statements of the target available prior to the announcement of the acquisition;

(b) earnings of the target for the latest twelve months (“LTM”) of results publicly available prior to the time the transaction was announced; and

(c) estimated earnings of the target for the fiscal year in which the transaction was announced (“Estimated FY1”); and

•	the implied premium represented by the price paid for the target in the transaction to:

(a) the closing price per common share of the target one month prior to the announcement of the transaction; and

(b) the target’s managed receivables (calculated as the price paid less the tangible book value of the target divided by the latest publicly available managed receivables of the target prior to the announcement of the acquisition).

The following table presents the results of this analysis for the selected transactions:

	Price / Tangible Book		Price / LTM EPS		Price / FY1 EPS		Premium / Market	Premium / Managed Receivables
Credit Card Company Sales

Barclays PLC / Juniper Financial Corporation	NA		NA		NA		NA	15.2%

Royal Bank of Scotland Group / People’s Bank	3.3	x	NA		NA		NA	15.5

Citigroup Inc. / Sears, Roebuck & Co. Card Services	2.7	x	7.3	x	NA		NA	16.0

Other Specialty Finance Transactions

HSBC plc / Household International, Inc.	2.0	x	6.8	x	7.0	x	6.9%	6.6%

ProvidianMaster Trust

JPMorgan Chase & Co. / Providian Master Trust	NA		NA		NA		NA	5.0%

Selected Precedent Credit Card Portfolio Sales Analysis

Citigroup and Goldman Sachs calculated the percentage premium paid over the aggregate amount of managed receivables in selected credit card receivables portfolio transactions since 1996 involving receivables greater than $2 billion. These percentage premiums were then applied to Providian’s aggregate amount of managed receivables. In order to derive an implied per share valuation for Providian, the resulting amount was increased by tangible equity and loan loss reserves (net of estimated deferred tax assets). The following table presents the results of this analysis:

	Selected Credit Card Portfolio Transactions
	Range	Median
Premium to Managed Receivables	6.5% – 22.0%	13.3%
Implied Valuation per Providian Share	$12.90 – $21.06	$16.45

The range of per share values resulting from this analysis compares to the implied value for the merger consideration of $18.71 per share of Providian common stock (based on the closing price of Washington Mutual’s common stock on June 3, 2005). The range of percentage premiums to managed receivables resulting from this analysis compares to the 18.4% premium over Providian’s managed receivables as of March 31, 2005 represented by the implied per share value of the merger consideration.

Dividend Discount Analyses

Citigroup and Goldman Sachs performed comparative dividend discount analyses to generate reference ranges for the implied present value per share of Providian common stock (1) assuming Providian continued to operate as a standalone company and (2) on a pro forma equivalent basis giving effect to the merger. They also performed this analysis for Washington Mutual common stock assuming Washington Mutual continued to operate as a standalone company.

These reference ranges were determined in each case by calculating the present value of the estimated future dividend stream of Providian, Washington Mutual and the combined company, respectively, for the years 2005 through 2010, plus the present value of the estimated terminal value of the common stock of Providian, Washington Mutual and the combined company, respectively, as of the end of calendar year 2010.

Citigroup and Goldman Sachs estimated reference ranges for the implied present value per share of Providian common stock, on a standalone basis, using the following alternative assumptions regarding the future performance of Providian:

•	IBES EPS estimates for fiscal years 2005 and 2006; estimated EPS growth at the IBES long-term growth rate of 13.0% annually (or at alternative long-term growth rates of 12.0% and 14.0%) for 2007 through 2011; and no payment of dividends (the “Providian Street Case”); and, alternatively,

•	the Capital Plan May Forecast EPS estimates for fiscal years 2005 and 2006; estimated EPS growth at assumed long-term growth rates of 5.0%, 7.5% and 10.0% annually for 2007 through 2011; and no payment of dividends (the “Capital Plan May Case”).

In each of the above cases, Citigroup and Goldman Sachs used the following assumptions:

•	a terminal value of Providian common stock at the end of 2010 based on a range of price to earnings multiples of 10.0x to 12.0x applied to year 2011 projected earnings; and

•	a range of discount rates of 10.0% to 14.0%.

Citigroup and Goldman Sachs also estimated reference ranges for the implied present value per share of Washington Mutual common stock, on a standalone basis, using the following assumptions:

•	IBES EPS estimates for fiscal years 2005 and 2006;

•	estimated EPS growth at the IBES long-term growth rate of 10.0% annually (or at alternative long-term growth rates of 9.0% and 11.0%) for 2007 through 2011;

•	to the extent Washington Mutual’s tangible common equity to tangible assets (“TCE/TA”) ratio exceeds 5.5%, the excess capital would be used to repurchase common stock;

•	increases in the Washington Mutual common stock dividend rate of $0.01 in each quarter over the prior quarter;

•	a terminal value of Washington Mutual common stock at the end of 2010 based on a range of price to earnings multiples of 10.0x to 12.0x applied to year 2011 projected earnings; and

•	a range of discount rates of 8.0% to 10.0%.

This analysis resulted in a reference range for the implied present value per share of Washington Mutual common stock, on a standalone basis, of $48.79 to $60.82.

Citigroup and Goldman Sachs then estimated reference ranges for the implied present value per share of Washington Mutual’s common stock on a pro forma equivalent basis after giving effect to the merger (which is referred to as the “combined company”), using the following assumptions:

•	pro forma EPS estimates for fiscal years 2006 through 2011 with respect to Washington Mutual based on IBES estimates of EPS and EPS growth as adjusted by Providian’s management to reflect the effects of the merger;

•	increases in the Washington Mutual common stock dividend rate of $0.01 in each quarter over the prior quarter;

•	to the extent the combined company’s TCE/TA ratio exceeds 5.5%, the excess capital would be used to repurchase common stock;

•	a terminal value of combined company common stock at the end of 2010 based on a range of price to earnings multiples of 10.0x to 12.0x applied to year 2011 projected earnings, reflecting the weighted average of Providian and Washington Mutual multiples based on net income contribution; and

•	a range of discount rates of 8.0% to 10.0%, reflecting the weighted average of Providian and Washington Mutual net income contribution.

Citigroup and Goldman Sachs calculated the pro forma implied present value per share of Providian common stock, giving effect to the merger, by adding the following amounts: (i) the pro forma values per combined company share, multiplied by 0.40 (representing 89% of the merger exchange ratio of 0.45, to reflect the portion of the merger consideration to be paid in the form of shares of Washington Mutual common stock), and (ii) the discounted cash component of the merger consideration (representing 11% of the merger exchange ratio of 0.45), calculated based on the estimated price per share of Washington Mutual common stock at the closing of the merger, which was assumed to take place on December 31, 2005. This estimated price per share was determined by applying the current trading multiple for Washington Mutual common stock to Washington Mutual’s IBES estimated 2006 EPS.

The following table presents the results of these analyses with respect to Providian:

Range of Implied Values Per Providian Share
Providian (applying Providian Street Case)	$15.96 to $21.29
Providian (applying Capital Plan May Case)	$10.75 to $16.56
Providian (pro forma for merger)	$22.67 to $28.56

Portfolio Valuation Analysis—Providian

Citigroup and Goldman Sachs performed comparative portfolio valuation analyses to generate reference ranges for the implied present value per share of Providian common stock (1) assuming Providian continued to operate as a standalone company (the “Status Quo Case”) and (2) assuming Providian were to merge with a strategic partner (the “Strategic Case”). Based on certain assumptions reviewed with Providian management, Citigroup and Goldman Sachs developed a range of valuation outputs based on the implied present value per share of Providian’s existing portfolio (the “Existing Portfolio Value per Share”) and Providian’s new loan originations (the “New Originations Value per Share”).

The following table presents the results of this analysis:

Summary of Portfolio Valuation Output
	Status Quo Case	Strategic Case
Existing Portfolio Value per Share	$12.20 – $14.04	$16.54 – $17.64
New Originations Value per Share	$ 0.07 – $ 1.82	$ 0.20 – $ 2.42

Pro Forma Merger Analysis

Citigroup and Goldman Sachs analyzed the pro forma impact of the merger on projected EPS for Washington Mutual, based upon earnings estimates from IBES for Providian and synergies for Providian prepared by Providian’s management as well as earnings estimates from IBES for Washington Mutual. The effect on EPS was calculated using various assumptions, including the following:

•	the consideration is 89% Washington Mutual stock and 11% cash;

•	the transaction closing date is in the fourth quarter of 2005;

•	the conversion of Providian’s 4.00% Convertible Senior Notes due May 2008 and 2.75% Convertible Cash to Accreting Senior Notes due March 2016 into shares of Washington Mutual common stock at $18.71 (based on the closing price of Washington Mutual’s common stock of $41.57 per share on June 3, 2005);

•	pre-tax cost operational synergies of $85.2 million in 2006, $229.2 million in 2007 and $347.6 million in 2008;

•	pre-tax funding benefits of $9.0 million in 2006, $18.4 million in 2007 and $23.4 million in 2008;

•	pre-tax income accretion from mark-to-market of deposits of $29.6 million in 2006, $18.9 million in 2007 and $12.1 million in 2008;

•	a pre-tax restructuring charge of $95 million, phased in 50% in 2006 and 100% in 2007; and

•	amortization of approximately $135 million after tax per year of purchase price premium attributed to identifiable intangibles over seven years.

For each of the years 2006, 2007 and 2008, Citigroup and Goldman Sachs compared the EPS of Washington Mutual common stock to the EPS, on both a GAAP basis and a cash basis, of the combined company common stock using the foregoing assumptions. The following table sets forth the results of this analysis:

	GAAP Basis Accretion / (Dilution)	Cash Basis Accretion / (Dilution)
2006E EPS	(1.2)%	2.0%
2007E EPS	1.4	4.2
2008E EPS	3.2	5.8

In addition to the financial analyses described above, Citigroup and Goldman Sachs also reviewed the competitive environment of the U.S. credit card industry in terms of increasing market share concentration among the top five and top ten credit card issuers; the relative size and scale of large U.S. credit card issuers (as measured by market capitalization, total equity, credit rating and senior unsecured credit spreads); recent trends in receivables growth for the credit card industry; and volume and response rates for credit card mail solicitations.

General

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular facts and circumstances, and therefore is not necessarily susceptible to partial analysis or summary description.

Citigroup and Goldman Sachs made no attempt to assign specific weights to particular analyses or factors considered, but rather each made its own qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create a misleading or incomplete view of the processes underlying the opinions of Citigroup and Goldman Sachs.

In arriving at their respective fairness determinations, Citigroup and Goldman Sachs each separately considered the results of all of their analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Citigroup and Goldman Sachs each made its respective determination as to fairness on the basis of its experience and professional judgment after considering the results of all of their analyses assessed as a whole. No company or transaction referenced in the above analyses is directly comparable to Providian or Washington Mutual or the merger. Such comparative analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics, market conditions and other factors that could affect the public trading of the selected companies or terms of the selected transactions.

Citigroup and Goldman Sachs prepared the analyses described herein for purposes of providing their respective opinions to the Providian board of directors as to the fairness from a financial point of view to the holders of shares of Providian common stock of the merger consideration to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Providian, Washington Mutual, Citigroup, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, each of the respective opinions of Citigroup and Goldman Sachs to the Providian board of directors was one of a number of factors taken into consideration by Providian’s board of directors in making its determination to approve the transactions contemplated by the merger agreement. For a further discussion of the factors the Providian board of directors considered, see “—Providian’s Reasons for the Merger—Recommendation of Providian’s Board of Directors” beginning on page 23. Citigroup and Goldman Sachs were not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Washington Mutual and Providian. The summary contained herein does not purport to be a complete description of the analyses performed by Citigroup and Goldman Sachs in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinion of Citigroup and the written opinion of Goldman Sachs attached as Annexes B and C, respectively.

Pursuant to the terms of the engagement letter between Providian, Citigroup and Goldman Sachs, Providian has agreed to pay each of Citigroup and Goldman Sachs a transaction fee equal to 0.40% of the aggregate consideration paid by Washington Mutual (including the principal amount of all of Providian’s indebtedness for money borrowed, other than capital securities and amounts outstanding under revolving lines of credit), payable upon the completion of the merger. In addition, Providian has agreed to reimburse each of Citigroup and Goldman Sachs, respectively, for its reasonable expenses incurred in connection with its engagement, including reasonable attorneys’ fees and disbursements, and to indemnify each of Citigroup and Goldman Sachs against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Interests of Providian’s Directors and Executive Officers in the Merger

In considering the recommendation of the Providian board of directors with respect to the merger agreement, Providian stockholders should be aware that some of Providian’s executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of Providian stockholders generally. The Providian board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Providian stockholders vote in favor of adopting the merger agreement.

Equity Compensation Awards. The merger agreement provides that upon completion of the merger, each Providian stock option, including those held by executive officers and directors of Providian, will vest and be converted into Washington Mutual stock options based on the exchange ratio in the merger. In addition, each other stock-based award based upon shares of Providian common stock, including those held by executive officers and directors of Providian, other than stock options and restricted stock, will vest and be converted, based on the exchange ratio in the merger, into stock awards based upon shares of Washington Mutual common stock. All outstanding shares of Providian restricted stock held by employees, executive officers and directors will vest on completion of the merger and will be treated the same as all other outstanding shares of Providian common stock. Based on Providian equity compensation awards held by executive officers and directors of Providian as of [            ], 2005 and assuming a closing date of [            ], 2005, upon completion of the merger, Messrs. Saunders, Vuoto, and Wilcox, and Mses. Richey and Chen and the remaining executive officers and directors of Providian, as a group, would vest in respect of [            ], [            ], [            ], [            ], and [            ] and [            ] shares subject to their stock options, respectively, and [            ], [            ], [            ], [            ], and [            ] and [            ] with respect to their other stock-based awards, respectively.

Current Providian Change of Control Employment Agreements. Each of Providian’s executive officers, including Messrs. Saunders, Vuoto, and Wilcox and Mses. Richey and Chen, is party to a change of control employment agreement (or in the case of Mr. Saunders, an employment agreement providing for the same severance benefits as the change of control agreements). As described further below, each of Messrs. Saunders, Vuoto, and Wilcox and Ms. Chen, as well as other executives, has entered into an employment agreement with Washington Mutual which, as of completion of the merger, will become effective and will supersede the current Providian change of control agreements (and the current employment agreement between Mr. Saunders and Providian). There are also other Providian executive officers with current Providian change of control agreements who will not enter into employment agreements with Washington Mutual. The current change of control agreements for those executive officers will remain in effect following completion of the merger.

Each of the current change of control agreements (and Mr. Saunders’ employment agreement) provides that in the event that (1) the executive officer resigns for any reason during the 30-day period commencing on the first anniversary of a change of control, such as completion of the merger (except in the case of one executive officer whose agreement does not contain this provision, and except for Mr. Saunders whose agreement provides in lieu of this provision that he may resign immediately upon a change of control such as the completion of the merger) or (2) within three years following a change of control, such as completion of the merger, the executive’s employment is terminated by Providian (or its successor) without “cause” or by the executive for “good reason” (as each term is defined in the agreements), the executive officer will be entitled to a lump sum payment equal to the sum of (a) the executive officer’s base salary through the date of termination and any bonuses that have been determined, but not paid, (b) a pro rata bonus through the date of termination based on the higher of (1) the executive officers’ most recent annual bonus or (2) the highest bonus paid to the executive officer during the three years prior to the change of control (the “reference bonus”), (c) an amount equal to three times the sum of (x) the executive officer’s annual base salary and (y) the executive officer’s reference bonus and (d) continued welfare benefits for three years after any such termination of employment. In addition, in the event that any of the executive officers become subject to an “excess parachute payment” excise tax under Section 4999 of the Internal Revenue Code, the agreements generally provide for an additional gross-up payment to the executive officer such that the executive officer will be placed in the same after-tax position as if no such excise tax had been imposed.

Washington Mutual Employment Agreement with Joseph Saunders. Washington Mutual has entered into an employment agreement, dated as of June 5, 2005, with Joseph Saunders, the current Chairman and Chief Executive Officer of Providian, which upon completion of the merger will become effective and will supersede his current employment agreement. The agreement provides for a term of employment commencing upon completion of the merger and ending on the second anniversary of the completion of the merger, unless sooner terminated by either party in accordance with the terms of the agreement. During the term, Mr. Saunders will serve as the President and Chief Executive Officer of the Credit Card Division of Washington Mutual and will report to the Chief Operating Officer of Washington Mutual.

Upon completion of the merger, Mr. Saunders will receive a lump sum cash payment equal to the three-times payment that he would have received pursuant to his current Providian employment agreement described above immediately following completion of the merger. In addition, upon completion of the merger,

Mr. Saunders will receive shares of Washington Mutual restricted common stock having a value of $2,000,000 as of the date of the completion of the merger, and options to purchase a number of shares of Washington Mutual common stock equal to three times the number of restricted shares granted to Mr. Saunders upon completion of the merger. The stock options will have an exercise price equal to the closing price of Washington Mutual common stock on the date of completion of the merger, as reported on the New York Stock Exchange. The restricted shares and the stock options will vest in two equal installments on each of the first and second anniversaries of completion of the merger. During the term of Mr. Saunders’ employment under his agreement with Washington Mutual, Mr. Saunders will receive an annual base salary of $800,000. In addition, for each fiscal year ending during the term of Mr. Saunders’ employment under this agreement, Mr. Saunders will be eligible to earn an annual cash bonus based on a target of 200% of Mr. Saunders’ annual base salary. During the term of Mr. Saunders’ employment under this agreement, Mr. Saunders will receive long-term incentive awards at the same time, at such levels and on substantially the same terms and conditions, as similarly situated executives of Washington Mutual. In addition, Mr. Saunders will be entitled to participate in employee benefit programs in which senior executives of Washington Mutual are eligible to participate and will be provided with perquisites that are no less favorable than those provided to Mr. Saunders as of immediately prior to completion of the merger.

Upon any termination of Mr. Saunders’ employment with Washington Mutual, Mr. Saunders will be entitled to (1) unpaid base salary, (2) unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination, (3) accrued but unpaid vacation through the date of termination, (4) a pro rata portion of his annual bonus for the fiscal year in which his termination occurs, (5) vesting of the grant of restricted shares and the stock options described above, and (6) continuation of his then current health and welfare benefits for three years after such termination of employment. However, in the case of a resignation without good reason or a termination of Mr. Saunders’ employment by Washington Mutual for cause, Mr. Saunders will not be entitled to the payment described in clause (4) above or the benefit described in clause (5) above. In addition to the benefits specified above, if Mr. Saunders’ employment is terminated by Washington Mutual without “cause” or Mr. Saunders resigns for “good reason” prior to the second anniversary of the completion of the merger: (x) Mr. Saunders will be entitled to receive a cash payment in an amount equal to the sum of Mr. Saunders’ annual base salary and target bonus for the remainder of the term and a cash payment in an amount equal to the unvested portion of his qualified and non-qualified retirement contribution accounts then in existence and (y) the stock options described above will remain exercisable until at least the earlier of (1) the remainder of the stock options’ original ten-year term and (2) one year following the date of Mr. Saunders’ termination of employment. For a one-year period following any termination of Mr. Saunders’ employment prior to the expiration of the employment agreement, the employment agreement provides that Mr. Saunders may not solicit for employment any employees of Washington Mutual and may not compete with the credit card business of Washington Mutual. Mr. Saunders is also subject to a covenant not to disclose confidential information while employed by Washington Mutual or at any time thereafter. In the event that any payments to Mr. Saunders are subject to an “excess parachute payment” excise tax under Section 4999 of the Internal Revenue Code, Mr. Saunders will be entitled to an additional gross-up payment so that he remains in the same after-tax position in which he would have been had the excise tax not been imposed.

Washington Mutual Employment Agreements with Other Executives. Washington Mutual has entered into employment agreements, dated as of June 5, 2005, with each of Messrs. Vuoto and Wilcox and Ms. Chen and certain other Providian executives, which, upon completion of the merger, will become effective and supersede their current change of control agreements. Each of these agreements provides for a term of employment commencing upon completion of the merger and ending on the third anniversary of the merger, unless sooner terminated in accordance with the terms of the agreement. During the term, Messrs. Vuoto and Wilcox and Ms. Chen will serve as [            ], [            ], and [            ], respectively.

In consideration for canceling their current Providian change of control agreements, each of the executives will receive a lump sum cash payment payable in two installments and equal to the three-times payment that he or she would have received pursuant to his current change of control agreement, as described above, had his or her employment been terminated by Providian without “cause” immediately following completion of the merger.

The first installment will be paid upon completion of the merger and the second will be paid on the first anniversary of completion of the merger (or, if prior to such first anniversary, the executive’s employment is terminated by Washington Mutual without “cause” or by the executive for “good reason,” or due to his or her death or permanent disability, such second installment will be paid within ten business days after the effective date of such termination of employment). In addition, upon completion of the merger, each of Messrs. Vuoto and Wilcox and Ms. Chen will receive a grant of [            ], [            ], and [            ] shares of Washington Mutual restricted common stock (in each case having a specified dollar value as of the date of the completion of the merger), respectively, and options to purchase a number of shares of Washington Mutual common stock equal to three times the number of restricted shares granted to the executive upon completion of the merger. The stock options will have an exercise price equal to the closing price of Washington Mutual common stock on the date of completion of the merger, as reported on the New York Stock Exchange. The restricted shares and the stock options will vest in two equal installments on each of the second and third anniversaries of completion of the merger, so long as the executive remains employed with Washington Mutual through each such anniversary or the executive’s employment is terminated for any reason other than by Washington Mutual for “cause” or by the executive without “good reason”. During the term of the executive’s employment under the employment agreement, each of Messrs. Vuoto and Wilcox and Ms. Chen will receive an annual base salary of [            ], [            ], and [            ], respectively. In addition, for each fiscal year ending during the term of the executive’s employment under the employment agreement, Messrs. Vuoto and Wilcox and Ms. Chen will be eligible to earn an annual cash bonus based on a target of [            ], [            ], and [            ] percent of the executive’s annual base salary, respectively. During the term of the executive’s employment under the employment agreement, each of Messrs. Vuoto and Wilcox and Ms. Chen will also receive long-term incentive awards at the same time, at such levels and on substantially the same terms and conditions, as similarly situated executives of Washington Mutual. In addition, the executives will be entitled to participate in employee benefit programs in which senior executives of Washington Mutual are eligible to participate.

Upon any termination of such executive’s employment prior to the third anniversary of the merger, Messrs. Vuoto and Wilcox and Ms. Chen will be entitled to (1) unpaid base salary, (2) unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination, (3) accrued vacation through the date of termination, (4) a pro rata portion of his annual bonus for the fiscal year in which the executive’s termination occurs, (5) vesting of the grant of restricted shares and stock options described above, with the stock options remaining exercisable until at least the earlier of (x) the remainder of the stock options’ original ten-year term and (y) one year following the date of the executive’s termination of employment, (6) continuation of health and welfare benefits until the third anniversary of completion of the merger, (7) an amount equal to the executive’s unvested portion of the qualified and non-qualified retirement contribution accounts then in existence, and (8) any other severance payments and benefits pursuant to and subject to the terms and conditions of the severance plan maintained by Washington Mutual and applicable to the executives. However, in the case of a resignation without “good reason” or a termination of the executive’s employment by Washington Mutual for “cause”, the executive will not be entitled to the payment described in clause (4) above or the benefits described in clause (5) above. For a one-year period following any termination of these executives prior to the expiration of their employment agreement, the executives may not solicit for employment any employees of Washington Mutual and may not compete with the credit card business of Washington Mutual. All of these executives are also subject to a covenant not to disclose confidential information while employed by Washington Mutual or at any time thereafter. In the event that any payments to the executives are subject to an “excess parachute payment” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executives will be entitled to an additional gross-up payment so that they remain in the same after-tax position in which they would have been had the excise tax not been imposed.

Indemnification and Insurance. Washington Mutual has agreed to indemnify and hold harmless all past and present officers and directors of Providian and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under applicable law and the by-laws of Providian as in effect on the date of the merger agreement.

The merger agreement also provides that Washington Mutual will use its best efforts to cause the persons serving as officers and directors of Providian immediately prior to the effective time to be covered for a period of six years after completion of the merger by Providian’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than the current policy, subject to specified cost limitations.

Washington Mutual’s Board of Directors and Management after the Merger

The directors and officers of Washington Mutual are not expected to change in connection with the merger. The directors and officers of Washington Mutual immediately prior to the merger will continue to be the directors and officers of Washington Mutual after completion of the merger.

Material United States Federal Income Tax Consequences of the Merger

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to holders of Providian common stock that exchange their shares of Providian common stock for shares of Washington Mutual common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

This discussion addresses only those Providian stockholders that hold their shares of Providian common stock as a capital asset within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a holder of Providian common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Providian common stock who received Providian common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•	a foreign person;

•	a person that perfects appraisal rights;

•	a person that has a functional currency other than the U.S. dollar; or

•	a holder of Providian common stock who holds Providian common stock as part of a hedge, straddle, a constructive sale or conversion transaction.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Washington Mutual and Providian. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally. The parties have structured the merger to qualify as a reorganization for United States federal income tax purposes. In connection with the filing of the registration statement, Simpson Thacher & Bartlett LLP has delivered an opinion to Washington Mutual to the effect that (1) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (2) Washington Mutual and Providian will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and Wachtell, Lipton, Rosen & Katz has delivered an opinion to Providian to the effect that (1) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, (2) Washington Mutual and Providian will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (3) except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of a fractional share interest in Washington Mutual common stock, no gain or loss will be recognized by holders of Providian common stock in the merger. It is a condition to the completion of the merger that Washington Mutual receive an opinion from Simpson Thacher & Bartlett LLP, dated the closing date of the merger, to the same effect as the opinion from such firm described above. It is a condition to the completion of the merger that Providian receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the same effect as the opinion from such firm described above. These opinions will be based on representation letters provided by Washington Mutual and Providian and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. Washington Mutual and Providian have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your Providian common stock for a combination of Washington Mutual common stock and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of:

•	the amount of gain realized (i.e., the excess, if any, of the sum of the cash and the fair market value of the Washington Mutual common stock you receive over your tax basis in the Providian common stock surrendered in the merger), and

•	the amount of cash that you receive in the merger.

For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if your holding period with respect to the Providian common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of your ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of Washington Mutual common stock that you receive in the merger will equal your aggregate adjusted tax basis in the Providian common stock you surrender, increased by the amount of taxable gain, if any, that you recognize on the exchange (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below) and decreased by the amount of any cash received by you in the merger. Your holding period for the shares of Washington Mutual common stock that you receive in the merger (including fractional shares deemed received and redeemed as described below) will include your holding period for the shares of Providian common stock that you surrender in the exchange.

In computing the above referenced gain to be recognized on the exchange of Providian common stock for cash and stock of Washington Mutual as well as computing the aggregate tax basis in Washington Mutual stock received in the merger, the amount of cash to be considered received in the merger does not include cash received in lieu of fractional shares. In addition, the amount of Washington Mutual stock received in the merger includes any fractional share of Washington Mutual stock you are deemed to receive prior to the exchange of such share for cash. See “—Cash In Lieu of Fractional Shares” below.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces a holder’s deemed percentage stock ownership of Washington Mutual. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Providian common stock solely for Washington Mutual common stock and then Washington Mutual immediately redeemed, which is referred to in this document as the “deemed redemption,” a portion of the Washington Mutual common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is “substantially disproportionate” with respect to the holder or “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage of the outstanding stock of Washington Mutual that is actually and constructively owned by the holder immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of Washington Mutual that the holder is deemed actually and constructively to have owned immediately before the deemed redemption. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Washington Mutual. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash In Lieu of Fractional Shares. A holder who receives cash instead of a fractional share of Washington Mutual common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Providian common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Providian common stock is more than one year at the effective time of the merger.

Backup Withholding. If you are a non-corporate holder of Providian common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Reporting Requirements. If you receive shares of Washington Mutual common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, you are urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting with Washington Mutual treated as the acquiror. Under this method of accounting, Providian’s assets and liabilities will be recorded by Washington Mutual at their respective fair values as of the closing date of the merger and added to those of Washington Mutual. Any excess of purchase price over the net fair values of Providian’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Providian’s net assets over the purchase price will be allocated as a pro rata reduction of the amounts that would otherwise have been assigned to certain of Providian’s non-current assets acquired. Financial statements of Washington Mutual issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Providian prior to the merger. The results of operations of Providian will be included in the results of operations of Washington Mutual beginning on the effective date of the merger.

Regulatory Approvals Required for the Merger

Washington Mutual and Providian have agreed to use reasonable best efforts to obtain the regulatory approvals required to complete the merger of Providian into Washington Mutual and the merger of Providian’s wholly-owned depository institution subsidiary, Providian National Bank, into Washington Mutual’s wholly-owned depository institution, Washington Mutual Bank, which is referred to as the bank merger.

The bank merger is subject to the approval of the Office of Thrift Supervision under the Bank Merger Act. This approval requires consideration by the Office of Thrift Supervision of various factors, including assessments of the competitive effect of the contemplated transactions, the managerial and financial resources and future prospects of the resulting institutions and the effect of the contemplated transactions on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, as amended, also requires that the Office of Thrift Supervision, in deciding whether to approve the bank merger, assess the records of performance of Washington Mutual Bank in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods. As part of the review process under the Community Reinvestment Act, it is not unusual for the Office of Thrift Supervision to receive protests and other adverse comments from community groups and others. Washington Mutual Bank, Washington Mutual’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “outstanding” from its primary regulator and Providian National Bank, Providian’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “satisfactory” from its primary regulator.

The regulations of the Office of Thrift Supervision require publication of notice of, and an opportunity for public comment with respect to, the application filed in connection with the bank merger and authorize the Office of Thrift Supervision to conduct a meeting if the Office of Thrift Supervision finds that written submissions are insufficient to address facts or issues raised in an application, or otherwise determines that a meeting will benefit the Office of Thrift Supervision’s decision-making process in connection with the application. Any such meeting or comments provided by third parties could prolong the period during which the bank merger is subject to review by the Office of Thrift Supervision.

Washington Mutual has filed its application and related notices seeking the requisite Office of Thrift Supervision approval. It is anticipated that the Office of Thrift Supervision’s review of this application will involve an analysis of the status of the systems integration of Providian National Bank into Washington Mutual Bank and the proposed timetable for the integration of Providian. Washington Mutual and Providian cannot be certain that Office of Thrift Supervision approval will be granted and, if granted, of the date of this approval or as to what conditions to such grant of approval, if any, may be imposed.

At any time before the merger and the bank merger are completed, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or the bank merger or seeking divestiture of assets of Washington Mutual or Providian or their respective subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Washington Mutual and Providian believe that the completion of the merger and the bank merger will not violate U.S. antitrust laws and will not require divestiture of any assets. However, Washington Mutual and Providian can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Washington Mutual and Providian will prevail.

In addition, the merger and the bank merger may be reviewed by the state attorneys general in the various states in which Washington Mutual and Providian operate. While Washington Mutual and Providian believe there are substantial arguments to the contrary, these authorities may claim that there is authority under the applicable state and federal antitrust laws and regulations to investigate or disapprove the merger or the bank merger under the circumstances and based upon the review set forth in the particular state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger or the bank merger.

Washington Mutual and Providian are not aware of any other significant governmental approvals that are required for consummation of the merger or the bank merger. If any other approval or action is required, it is presently contemplated that Washington Mutual and Providian would seek to obtain such approval. There can be no assurance that any other approvals, if required, will be obtained.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Providian stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conversion of Shares; Exchange of Certificates; Dividends; Withholding

Conversion and Exchange of Shares. The conversion of shares of Providian common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. The exchange agent will, as soon as reasonably practicable after the effective time of the merger, exchange Providian shares for the merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letter of Transmittal. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to those persons who were record holders of shares of Providian common stock at the effective time of the merger. This mailing will contain instructions on how to surrender Providian shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement. When you deliver to the exchange agent your properly completed letter of transmittal and any other required documents (including your Providian stock certificate(s) if you hold your shares in certificated form), your shares will be cancelled.

IF YOU HOLD YOUR SHARES IN CERTIFICATED FORM, DO NOT SUBMIT YOUR PROVIDIAN STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If a certificate for Providian common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration properly payable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by Washington Mutual.

Fractional Shares. You will not receive fractional shares of Washington Mutual common stock in connection with the merger. Instead, each holder of Providian shares exchanged in the merger who would otherwise have received a fraction of a share of Washington Mutual common stock will receive cash in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Providian common stock owned by such holder at the effective time of the merger) by the average closing sale price of one share of Washington Mutual common stock over the ten trading days immediately preceding the closing date of the merger on the New York Stock Exchange as reported by The Wall Street Journal.

Dividends and Distributions. Until shares of Providian common stock are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to shares of Washington Mutual common stock into which Providian shares may have been converted will accrue but will not be paid. Washington Mutual will pay to former Providian stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their shares. After the effective time of the merger, there will be no transfers on the stock transfer books of Providian of any Providian shares. If shares of Providian common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the applicable merger consideration into which such shares have been converted pursuant to the merger agreement.

Withholding. Washington Mutual or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Providian stockholder the amounts it is required to deduct and withhold under the Code or any provision of any federal, state, local or foreign tax law. To the extent that Washington Mutual or the exchange agent withholds any amounts and pays over such amounts to the appropriate taxing authority, these amounts will be treated for all purposes of the merger as having been paid to the stockholders in respect of whom such deduction and withholding were made.

Treatment of Providian Convertible Debt

Providian currently has the following series of convertible securities outstanding: (i) 3.25% convertible senior notes due August 15, 2005, (ii) zero coupon convertible notes due February 15, 2021, (iii) 4% convertible senior notes due May 15, 2008, and (iv) 2 3/4% convertible cash to accreting senior notes due March 15, 2016. As the merger is expected to be completed in the fourth quarter of 2005, the 3.25% convertible senior notes will not be outstanding at the effective time of the merger. The convertible securities outstanding at the effective time of the merger will continue to be governed by the terms of the indenture currently governing the convertible securities. However, at the effective time of the merger, Washington Mutual will enter into a supplemental indenture which will provide that each convertible security will be convertible, in accordance with the terms of the indenture, into the number of shares of Washington Mutual common stock and the amount of cash that would be paid in the merger to the holder of the number of shares of Providian common stock into which such convertible security would have been convertible immediately prior to the effective time of the merger. In addition, the terms of certain of these convertible securities also provide for conversion and redemption rights in connection with the merger.

Appraisal Rights

Summary of Appraisal Rights Procedures

The following discussion of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex D and is incorporated into this summary by reference.

Providian is organized under Delaware law. Under Delaware law, any holder of Providian common stock who does not wish to accept the consideration contemplated by the merger agreement for the holder’s shares of Providian common stock has the right to dissent from the merger and seek an appraisal of, and to be paid in cash, the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, shares of Providian common stock, as determined by the Delaware Chancery Court, together with a fair rate of interest, if any. Your entitlement to appraisal rights is subject in all cases to your compliance with the provisions of Section 262 of the Delaware General Corporation Law. Under Section 262, not less than 20 days before Providian’s special meeting, Providian must notify each of the holders of record of its capital stock as of the record date for the Providian special meeting that appraisal rights are available and include in the notice a copy of Section 262. Providian intends that this document constitutes this notice.

Ensuring that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Your failure to comply with these procedural rules may result in your becoming ineligible to pursue appraisal rights. If that happens, your shares of Providian common stock will be converted into the right to receive the merger consideration payable pursuant to the merger agreement. See “The Merger Agreement—Consideration To Be Received in the Merger.” The following information is intended as only a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal rights. Please review Section 262 of the Delaware General Corporation Law for a complete description of the necessary procedures to be followed.

If you are a Providian stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law, including the following:

•	You must make a written demand for appraisal: You must deliver a written demand for appraisal to Providian before the vote on the merger agreement is taken at the Providian special meeting. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

•	You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You will also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do any of these things, your appraisal rights will terminate even if you previously filed a written demand for appraisal and your shares of Providian common stock will be converted into the right to receive the merger consideration payable pursuant to the merger agreement. See “The Merger Agreement—Consideration To Be Received in the Merger.”

•	You must continuously hold your Providian shares: You must continuously hold your shares of Providian common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Providian common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

Description of Appraisal Rights Procedures

A written demand for appraisal of Providian common stock is only effective if it is signed by, or for, the stockholder of record who owns those shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her share certificate. If you are the beneficial owner of Providian common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

If you own Providian common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Providian common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds Providian common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In that case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Providian common stock that are in your name.

If you are a Providian stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

Providian Financial Corporation

201 Mission Street

San Francisco, California 94105

Attention: Corporate Secretary

It is important that Providian receive all written demands before the vote concerning the merger agreement is taken at the Providian special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of the stockholder’s shares.

If the merger is completed, each holder of Providian common stock who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid for the stockholder’s Providian common stock the fair value in cash of those shares. The Delaware Court of Chancery will appraise the shares, determining their fair value, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining the fair value, the Chancery Court may take into account all relevant factors and upon its determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Providian common stock who have perfected their appraisal rights. The shares of Providian common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Written Notice: Within ten days after the effective date of the merger, Washington Mutual, as the surviving corporation in the merger, must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

Petition with the Delaware Chancery Court: Within 120 days after the merger, either Washington Mutual or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Chancery Court. This petition should request that the Chancery Court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Chancery Court. Washington Mutual has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

Request for Appraisal Rights Statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Washington Mutual. This statement will set forth the number of shares not voted in favor of the merger and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Washington Mutual within 120 days after the merger. Washington Mutual has ten days after receiving a request to mail you the statement.

Chancery Court Procedures: If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Washington Mutual, Washington Mutual will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Washington Mutual as to the value of their shares. The Registry in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of that petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

Appraisal of Shares: After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Washington Mutual, as the surviving corporation of the merger, to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Washington Mutual to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Washington Mutual.

Providian stockholders should be aware that the fair value of their shares as determined under Section 262 of the Delaware General Corporation Law could be greater than, the same as, or less than the merger consideration. The Citigroup and Goldman Sachs opinions delivered to Providian’s board of directors do not in any manner address fair value under Section 262 of the Delaware General Corporation Law.

Costs and Expenses of Appraisal Proceeding: The Chancery Court may determine the costs of the appraisal proceeding and allocate them among the parties as the Chancery Court deems equitable under the circumstances. Upon application by a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of that determination or assessment, each stockholder bears his, her or its own expenses.

Loss of Stockholder’s Rights: If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of stock for which you have demanded appraisal rights for any purpose;

•	to receive payment of dividends or any other distribution with respect to the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Washington Mutual a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Washington Mutual; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

If you fail to comply strictly with the procedures described above you will lose your appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. Consequently, if you are a holder of Providian common stock and wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Restrictions on Sales of Shares by Affiliates of Providian

The shares of Washington Mutual common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which this document is a part. The shares will be freely transferable under the Securities Act, except for shares of Washington Mutual common stock issued to any person who is deemed to be an “affiliate” of Providian at the time of the special meeting. Neither this document nor the registration statement covers resales of Washington Mutual common stock received in the merger by affiliates of Providian. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Providian and may include Providian’s executive officers, directors and significant stockholders. Affiliates may not sell their shares of Washington Mutual common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Providian has agreed to use its reasonable best efforts to deliver to Washington Mutual a letter agreement executed by each of its affiliates prior to the date of the special meeting, pursuant to which these affiliates will agree, among other things, not to transfer any shares of Washington Mutual common stock received in the merger except in compliance with the Securities Act.

Stock Exchange Listings

Washington Mutual has agreed to use its reasonable best efforts to cause the shares of Washington Mutual common stock to be issued in the merger to be approved for listing on the New York Stock Exchange. It is a condition to the consummation of the merger that such shares be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Following the merger, the shares of Washington Mutual common stock will continue to trade on the New York Stock Exchange under the symbol “WM.”

Delisting and Deregistration of Providian Stock after the Merger

When the merger is completed, the Providian common stock currently listed on the New York Stock Exchange will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this document. You are urged to read the full text of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to Washington Mutual and Providian. The statements embodied in those representations and warranties were made for purposes of the contract between Washington Mutual and Providian and are subject to important qualifications and limitations agreed to by Washington Mutual and Providian in connection with negotiating its terms. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Washington Mutual and Providian rather than establishing matters as facts.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Washington and Delaware law, at the completion of the merger, Providian will merge with and into Washington Mutual. Washington Mutual will be the surviving corporation in the merger and will continue its corporate existence under the laws of the State of Washington. Upon completion of the merger, the separate corporate existence of Providian will terminate. Immediately following completion of the merger, Providian’s wholly-owned depository institution subsidiary, Providian National Bank, will merge with and into Washington Mutual’s wholly owned depository institution, Washington Mutual Bank, and the separate corporate existence of Providian National Bank will terminate.

Each share of Washington Mutual common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Washington Mutual, and each share of Providian common stock issued and outstanding at the effective time of the merger (other than shares for which appraisal rights have been perfected and shares owned directly by Providian or Washington Mutual) will be converted into the right to receive a combination of cash and Washington Mutual common stock, as described below. See “—Consideration To Be Received in the Merger.” After completion of the merger, former Providian stockholders will own approximately [        ]% of the outstanding common stock of the combined company and continuing Washington Mutual stockholders will own approximately [        ]% of the outstanding common stock of the combined company.

The articles of incorporation of Washington Mutual will be the articles of incorporation of the combined company, and the bylaws of Washington Mutual will be the bylaws of the combined company. See “Comparison of Stockholder Rights” beginning on page 71.

The merger agreement provides that Washington Mutual may change the method of effecting the business combination between Washington Mutual and Providian; however, no such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the anticipated tax consequences to Providian stockholders in the merger, or materially impede or delay completion of the merger.

Effective Time and Timing of Closing

The merger will be completed and become effective when we file the certificate of merger with the Secretary of State of the State of Delaware and the articles of merger with the Secretary of State of the State of Washington. However, Washington Mutual and Providian may agree to a later time for completion of the merger and specify that time in the certificate of merger and the articles of merger in accordance with Delaware and Washington law. The closing of the merger will take place on the second business day after the conditions to the merger have been satisfied or waived, or on such other date as Washington Mutual and Providian may agree.

Washington Mutual and Providian anticipate that the merger will be completed during the fourth quarter of 2005. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Washington Mutual and Providian will obtain the required approvals or complete the merger.

Consideration to Be Received in the Merger

Upon completion of the merger, each outstanding share of Providian common stock (other than shares for which appraisal rights have been perfected and shares owned directly by Providian or Washington Mutual) will be converted into the right to receive merger consideration with a value equal to 0.45 shares of Washington Mutual common stock, which will be paid 89 percent in Washington Mutual common stock and 11 percent in cash.

As a result, each share of Providian common stock (other than shares for which appraisal rights have been perfected and shares owned directly by Providian or Washington Mutual) will be converted in the merger into the right to receive (i) 0.4005 shares of Washington Mutual common stock and (ii) an amount of cash equal to the value of 0.0495 shares of Washington Mutual common stock based on the average closing sale price for one share of Washington Mutual common stock over the ten trading days immediately preceding the closing date of the merger on the New York Stock Exchange as reported by The Wall Street Journal. The value of the per share stock consideration and the amount of the per share cash consideration are dependent upon the value of Washington Mutual common stock and therefore will fluctuate with the market price of Washington Mutual common stock.

The following table illustrates the value of the per share merger consideration based upon a hypothetical range of per share closing prices for Washington Mutual common stock.

IMPLIED PER SHARE MERGER CONSIDERATION

Washington Mutual Stock Price (1)	Percentage Change in Washington Mutual Stock Price (2)	Value of Per Share Stock Consideration (3)	Per Share Cash Consideration (4)	Value of Per Share Merger Consideration (5)
$51.96	+25%	$20.81	$2.57	$23.38
$49.88	+20%	$19.98	$2.47	$22.45
$47.81	+15%	$19.15	$2.37	$21.52
$45.73	+10%	$18.31	$2.26	$20.57
$43.65	+5%	$17.48	$2.16	$19.64
$41.57	—	$16.65	$2.06	$18.71
$39.49	-5%	$15.82	$1.95	$17.77
$37.41	-10%	$14.98	$1.85	$16.83
$35.33	-15%	$14.15	$1.75	$15.90
$33.26	-20%	$13.32	$1.65	$14.97
$31.18	-25%	$12.49	$1.54	$14.03

(1)	Assumed closing sale price for Washington Mutual common stock on the closing date of the merger.
(2)	Percentage difference between assumed closing sale price for Washington Mutual common stock on the closing date of the merger and $41.57, which was the closing sale price for Washington Mutual common stock on June 3, 2005, the last full trading day prior to the date of the merger agreement.
(3)	Calculated by multiplying 0.4005, the per share stock consideration (calculated by multiplying the fixed exchange ratio of 0.45 by 0.89), by the assumed closing sale price for Washington Mutual common stock on the closing date of the merger.
(4)

Calculated by multiplying 0.0495, the per share cash consideration (calculated by multiplying the fixed exchange ratio of 0.45 by 0.11), by the assumed average closing sale price of Washington Mutual common stock over the ten trading days immediately preceding the closing date of the merger, which, for purposes of this table, is assumed to be equal to the assumed closing sale price for Washington Mutual common stock on the closing date of the merger. The actual average closing sale price for Washington Mutual common stock over the ten trading days immediately preceding the closing date of the merger may differ from the actual closing sale price for Washington Mutual common stock on the closing date of the merger.

(5)	Calculated by adding the value of the per share stock consideration (see column 3) and the per share cash consideration (see column 4).

Stock Options and Other Stock-Based Awards

Upon the completion of the merger, each option to purchase shares of Providian common stock granted under Providian’s stock option and incentive plans will vest and be converted automatically at the effective time of the merger into an option to purchase Washington Mutual common stock and will continue to be governed by the terms of the Providian stock plan and related grant agreements under which it was granted, except that:

•	the number of shares of Washington Mutual common stock subject to the new Washington Mutual stock option will be equal to the product of the number of shares of Providian common stock subject to the Providian stock option and the fixed exchange ratio of 0.45, rounded down to the nearest whole share; and

•	the exercise price per share of Washington Mutual common stock subject to the new Washington Mutual stock option will be equal to the exercise price per share of Providian common stock under the Providian stock option divided by the fixed exchange ratio of 0.45, rounded up to the nearest cent.

All other rights to receive shares of Providian common stock or benefits measured by the value of Providian common stock and each other award consisting of shares of Providian common stock granted under Providian’s stock option and incentive plans (other than restricted shares of Providian common stock) will, at the effective time of the merger, vest and be converted automatically into a right or award in respect of shares of Washington Mutual common stock and will continue to be governed by the terms of the Providian stock plan and related grant agreements under which it was granted, except that the number of shares of Washington Mutual common stock subject to each right or award will be equal to the product of the number of shares of Providian common stock subject to such right or award prior to the effective time and the fixed exchange ratio of 0.45, rounded down to the nearest whole share.

Each outstanding restricted share of Providian common stock will, at the effective time of the merger, vest and be converted automatically into the right to receive the same merger consideration as all other shares of Providian common stock are entitled to receive in the merger as described above under “—Consideration To Be Received in the Merger.”

Representations and Warranties

The merger agreement contains generally customary representations and warranties of Washington Mutual and Providian relating to their respective businesses. For purposes of determining the satisfaction of the closing conditions relating to each party’s representations and warranties as described under “—Conditions to Complete the Merger” below, subject to limited exceptions, each representation and warranty will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, results or would reasonably be expected to result in a “material adverse effect” with respect to the party making the representations and warranties. For purposes of the merger agreement, “material adverse effect” means with respect to Providian, Washington Mutual, or the surviving corporation in the merger, as the case may be, (i) a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (ii) a material adverse effect on such party’s ability to consummate the merger on a timely basis. However, in determining whether a material adverse effect has occurred, there will be excluded any effect on the referenced party the cause of which is:

•	any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities;

•	any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally;

•	the announcement of the merger agreement or any action of either Washington Mutual, Providian, or their respective subsidiaries required to be taken under the merger agreement; or

•	any changes in general economic conditions affecting banks, credit card companies, savings associations, or their holding companies generally (including changes in the prevailing interest rates), but only to the extent that such changes (including changes in the interest rates) do not have a materially disproportionate impact on such party as measured relative to similarly situated companies in that party’s segment of the financial services industry.

Each of Washington Mutual and Providian has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

•	financial statements;

•	the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of events having, or reasonably expected to have, a material adverse effect;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	absence of agreements with regulatory agencies restricting the conduct of its business;

•	risk management instruments; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Providian has made other representations and warranties about itself to Washington Mutual as to:

•	intellectual property;

•	employee matters and benefit plans;

•	matters relating to certain contracts;

•	credit card operations;

•	securitizations;

•	real property;

•	insurance matters;

•	environmental liabilities;

•	labor matters;

•	the inapplicability of state takeover laws; and

•	the receipt of fairness opinions from financial advisors.

Conduct of Business Pending the Merger

Conduct of Business of Providian Pending the Merger

Providian has agreed in the merger agreement that, prior to the completion of the merger, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, rule or regulation, it will, and will cause its subsidiaries to, (i) conduct their respective businesses in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain intact its business organization and advantageous business relationships and retain the services of its key officers and employees, and (iii) not take any action that would reasonably be expected to adversely affect or delay its ability to obtain regulatory approvals required to complete the merger or its ability to complete the merger.

Providian further has agreed that, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, rule or regulation, and with certain other exceptions, Providian will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	adjust, split, combine or reclassify any of its capital stock;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•	issue shares of its capital stock except pursuant to the exercise of Providian stock options in existence as of the date of the merger agreement or as issued thereafter as permitted by the merger agreement or pursuant to the terms of outstanding convertible notes;

•	grant any right to acquire shares of its capital stock;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock;

•	incur any indebtedness, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another person, except for indebtedness incurred in the ordinary course of business consistent with past practice or in connection with certain securitizations;

•	other than in the ordinary course of business consistent with past practice, and with certain other exceptions, including in connection with certain securitizations, sell, transfer, mortgage, encumber or otherwise dispose of any assets or properties, or cancel, release or assign any indebtedness;

•	make any acquisition or investment or make any material property transfers or material purchases of any property or assets;

•	enter into, amend, renew, extend or terminate its existing material contracts or new contracts meeting certain specified criteria;

•	hire or fire any employees above the level of vice president;

•	increase compensation or fringe benefits; pay any severance, annual incentive payment or benefit in the form of a welfare benefit or discretionary pension or retirement allowance contribution; or establish, amend, enter into, or become a party to any new employee benefit or compensation plan or agreement or amend any Providian benefit plan;

•	make capital expenditures relating to technology initiatives or make other material capital expenditures;

•	amend, terminate or otherwise modify in any material respect any of its agreements under which accounts are established and credit cards are issued;

•	engage or participate in any material transaction or incur or sustain any material obligation;

•	settle any claim, action or proceeding involving monetary damages other than in the ordinary course of business consistent with past practice; or agree or consent to the issuance of any injunction, decree, order, settlement agreement or judgment restricting its business or operations;

•	materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, except those for which the material terms were fully disclosed to Washington Mutual prior to the date of the merger agreement;

•	enter into any new material line of business or change in any material respect its lending, investment, risk and asset liability management and other banking or operating policies;

•	foreclose on or take a deed or title to any real estate;

•	open, relocate or close any branch office, servicing center or other facility or make any application to do any of the foregoing;

•	create any new securitization vehicles or any special purpose funding or variable interest entity;

•	amend its certificate of incorporation or bylaws;

•	intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay completion of the merger beyond the time period contemplated by the merger agreement;

•	change its tax or financial accounting methods, other than as required by law;

•	make or change any material tax election, or settle or compromise any material tax liability;

•	take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied; or

•	agree to, or make any commitment to, take any of the foregoing actions.

Conduct of Business of Washington Mutual Pending the Merger

Washington Mutual has agreed in the merger agreement that, prior to the completion of the merger, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, rule or regulation, it will not (i) amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Providian stockholders, (ii) take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied, (iii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay completion of the merger beyond the time period contemplated by the merger agreement or (iv) agree to, or make any commitment to, take any of the foregoing actions.

Stockholders Meeting and Duty to Recommend

Providian has agreed to hold a meeting of its stockholders as promptly as practicable following the effectiveness of the registration statement with respect to the Washington Mutual common stock to be issued in the merger for the purpose of obtaining stockholder adoption of the merger agreement. The merger agreement requires Providian to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement.

Providian’s board of directors has agreed (i) to recommend the adoption of the merger agreement by Providian stockholders and (ii) not to withdraw, modify or qualify its recommendation in any manner adverse to Washington Mutual, or take any action or make any statement in connection with the Providian stockholder meeting inconsistent with its recommendation.

However, if Providian complies with its non-solicitation obligations described under “—No Solicitation of Alternative Transactions” it may engage in any of the activities described in clause (ii) above if:

•	Providian receives an acquisition proposal (as defined below) after the date of the merger agreement and Providian’s board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal (as defined below) after giving effect to all of the adjustments that may be offered by Washington Mutual;

•	Providian’s board of directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law;

•	Providian notifies Washington Mutual, at least five business days in advance, of its intention to take such action, specifies the material terms and conditions of the superior proposal (including the identity of the person making such proposal) and furnishes to Washington Mutual a copy of the relevant proposed transaction agreement and other material documents; and

•	prior to taking such action, Providian negotiates, and causes its financial and legal advisors to negotiate, in good faith with Washington Mutual (to the extent Washington Mutual desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that the acquisition proposal no longer constitutes a superior proposal.

For purposes of the merger agreement, the term “acquisition proposal” means:

•	any proposal for a merger, consolidation or other business combination involving Providian or otherwise involving 15% or more of the fair market value of the business of Providian and its subsidiaries, taken as a whole; or

•	any proposal or offer to acquire in any manner (including by tender or exchange offer, open market purchase, issuance by Providian or otherwise) more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Providian and its subsidiaries, taken as a whole, in each case, other than the merger with Washington Mutual and other than securitization and conduit financing transactions in the ordinary course of business consistent with past practice.

For purposes of the merger agreement, the term “superior proposal” means any bona fide written acquisition proposal which Providian’s board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger with Washington Mutual:

•	after receiving the advice of Providian’s financial advisors;

•	after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms of the merger agreement); and

•	after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other factors permitted under applicable law.

However, for purposes of the definition of superior proposal, the references to “more than 15%” in the definition of acquisition proposal will be deemed to be references to “a majority” and the definition of acquisition proposal will refer only to a transaction involving Providian and not its subsidiaries.

No Solicitation of Alternative Transactions

Providian has agreed that it, its subsidiaries and their officers, directors, employees, agents, representatives and affiliates will not, directly or indirectly:

•	initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal;

•	engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with any person relating to, any acquisition proposal;

•	waive any provision of or amend the terms of its rights agreement in respect of an acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Washington Mutual or its affiliates; or

•	approve or recommend, or propose to approve or recommend, any acquisition proposal, or execute or enter into any letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal or propose or agree to do any of the foregoing.

However, if Providian receives an unsolicited bona fide acquisition proposal, Providian may engage in discussions with, or provide nonpublic information to, the person making the acquisition proposal if and only to the extent that:

•	the special meeting of Providian stockholders has not occurred;

•	Providian’s board of directors concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law;

•	prior to providing any nonpublic information, Providian enters into a confidentiality agreement with the person making the acquisition proposal on terms no less favorable to Providian than those specified in the confidentiality agreement between Providian and Washington Mutual;

•	Providian furnishes to Washington Mutual a copy of any confidential data or information that it is furnishing to the party making the acquisition proposal; and

•	Providian’s board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal.

If Providian does not limit the duration of these discussions and negotiations to 20 days, Washington Mutual has the right to terminate the merger agreement and, if it does so, would be entitled to a termination fee of $225,000,000. See “—Termination of the Merger Agreement—Termination Fee.”

Providian has also agreed to:

•	advise Washington Mutual promptly (within one business day) following receipt of any acquisition proposal, or of any request for nonpublic information or access to the books and records of Providian in connection with a possible acquisition proposal, describing the substance thereof (including the identity of the person making such acquisition proposal or request for information or access);

•	keep Washington Mutual apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal and any material changes thereto) on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations); and

•	promptly (and in any event within 24 hours) notify Washington Mutual orally and in writing if it determines to begin providing information or to engage in negotiations concerning an acquisition proposal.

Employee Matters

Washington Mutual has agreed that, with respect to the employees of Providian and its subsidiaries at the effective time of the merger, it will, or will cause the surviving corporation in the merger to, among other things:

•	provide such employees with compensation and benefit arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Washington Mutual;

•	as soon as practicable after the effective time of the merger, cause such employees to commence participation in the benefit plans maintained by Washington Mutual as are provided to similarly situated employees of Washington Mutual;

•

provide such employees whose employment is terminated during the twelve-month period following the effective time of the merger (other than certain employees having an employment, change of control, severance or similar type of agreement) with severance pay and benefits that a similarly situated employee of Washington Mutual would receive under the applicable severance plan maintained by Washington Mutual;

•	give such employees full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans or arrangements maintained by Washington Mutual or any subsidiary of Washington Mutual, other than retirement or pension plans or any “final average pay” defined benefit pension plan, for such employee’s service with Providian or any subsidiary of Providian (or any predecessor entity) to the same extent recognized by Providian and its subsidiaries;

•	waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any employee benefit plan maintained by Washington Mutual that is a welfare benefit plan that such employees may be eligible to participate in after the effective time; and

•	provide credit under any welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; except that no such service shall be recognized to the extent such recognition would result in the duplication of benefits.

In addition, Washington Mutual’s board of directors, or a committee of its board of directors, will adopt a resolution providing that the receipt by certain Providian officers and directors of shares of Washington Mutual common stock to be issued in connection with the merger and subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, is intended to be exempt from liability pursuant to Section 16(b).

Indemnification and Insurance

Washington Mutual has agreed to indemnify and hold harmless all past and present officers and directors of Providian and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under applicable law and the by-laws of Providian as in effect on the date of the merger agreement.

The merger agreement provides that Washington Mutual will use its best efforts to cause the persons serving as officers and directors of Providian immediately prior to the effective time to be covered for a period of six years after completion of the merger by Providian’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than the current policy, subject to specified cost limitations.

Additional Agreements

Washington Mutual and Providian have also agreed to cooperate with each other and use reasonable best efforts to:

•	take all actions and to do all things necessary under the merger agreement and applicable law to consummate the merger as soon as practicable; and

•	promptly prepare and file all necessary documentation to obtain the consent, approval and authorization of all third parties and governmental entities which are necessary or advisable to consummate the merger, including filing all appropriate applications with the Office of Thrift Supervision;

except that neither party is required to take any action, or agree to any condition or restriction, in connection with obtaining requisite regulatory approvals, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Providian) on the business or operations of the surviving corporation after the consummation of the merger.

The merger agreement also contains covenants relating to cooperation in the preparation of this document and additional agreements relating to, among other things, access to information, management consultation meetings, notice of specified matters and public announcements.

Conditions to Complete the Merger

Conditions to Both Parties’ Obligations. The obligations of Washington Mutual and Providian to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the Providian stockholders;

•	the approval of the listing of Washington Mutual common stock to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance;

•	the effectiveness of the registration statement with respect to the Washington Mutual common stock to be issued in the merger under the Securities Act and the absence of any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	all regulatory approvals required to consummate the merger, including the approval of the Office of Thrift Supervision, have been obtained and remain in full force and effect; and

•	the absence of any order, injunction or decree issued by any governmental entity or other legal restraint or prohibition preventing consummation of the merger and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger.

Conditions to Each Party’s Obligations. The obligations of each party to consummate the merger are subject to the following conditions:

•	the other party’s representations and warranties in the merger agreement being true and correct, subject to the materiality standard contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement; and

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger.

Additional Conditions to Washington Mutual’s Obligations. Washington Mutual’s obligation to complete the merger is further subject to following conditions:

•	the absence of the imposition by a governmental entity in connection with obtaining the regulatory approvals required to complete the merger of any conditions or restrictions that would reasonably be expected to have a material adverse effect (measured on a scale relative to Providian) on the business or operations of the surviving corporation in the merger;

•	all regulatory approvals required to consummate the bank merger, including the approval of the Office of Thrift Supervision, have been obtained and remain in full force and effect; and

•	the absence of any order, injunction or decree issued by any governmental entity or other legal restraint or prohibition preventing consummation of the bank merger and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the bank merger.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by mutual written consent of Washington Mutual and Providian, if authorized by each of their respective boards of directors, or by either Washington Mutual or Providian if:

•	any governmental entity which must grant a requisite regulatory approval denies approval of the merger or, unless Washington Mutual has waived the condition to its obligations relating to the bank merger, the bank merger, and such denial has become final and nonappealable;

•	any governmental entity has issued a final non-appealable order enjoining or otherwise prohibiting the merger or, unless Washington Mutual has waived the condition to its obligations relating to the bank merger, the bank merger;

•	the merger is not completed by March 31, 2006, provided that neither Washington Mutual nor Providian may terminate the merger agreement for this reason if its failure to perform or observe its covenants and agreements has resulted in the failure of the merger to occur on or before that date;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would prevent satisfaction by the other party of the relevant closing condition and the breach, if curable, is not cured within 30 days of written notice of the breach (and the terminating party is not then in material breach of any representation, warranty, covenant or agreement); or

•	Providian stockholders fail to adopt the merger agreement at the Providian special meeting or at any adjournment or postponement thereof.

The merger agreement may also be terminated by Washington Mutual if:

•	Providian has materially breached its “non-solicitation” obligations in any respect adverse to Washington Mutual, or Providian’s board has failed to recommend the merger to Providian stockholders or withdrawn, modified or changed in a manner adverse to Washington Mutual its recommendation of the merger (or disclosed its intention to withdraw, modify or adversely change its recommendation) or has failed to call, give notice of, convene and hold a meeting of Providian stockholders;

•	Providian or any of its representatives has engaged in discussions with any person in connection with an acquisition proposal and not ceased all discussions within 20 days of the first date of such discussions; or

•	a tender offer or exchange offer for 25% or more of the outstanding Providian common stock is commenced and Providian’s board of directors recommends that Providian stockholders tender their shares or otherwise fails to recommend that Providian stockholders reject such tender offer or exchange offer within 10 business days of the commencement of the offer.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Washington Mutual nor Providian will have any liability under the merger agreement, except that:

•	both Washington Mutual and Providian will remain liable for any willful breach of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fee described below, will survive the termination.

Termination Fee

The merger agreement provides that Providian will be required to pay a termination fee of $225,000,000 to Washington Mutual in the following circumstances:

•	if Washington Mutual terminates the merger agreement due to Providian’s material breach of its “non-solicitation” obligations described under “—No Solicitation of Alternative Transactions,” or Providian’s board of directors’ failure to recommend the merger to Providian stockholders or withdrawal, modification or change in its recommendation of the merger in a manner adverse to Washington Mutual or failure to call and hold a meeting of Providian stockholders;

•	if Washington Mutual terminates the merger agreement as a result of Providian or any of its representatives having engaged in discussions with any person in connection with an acquisition proposal and not ceasing all discussions within 20 days of the first date of such discussions; or

•	if Washington Mutual terminates the merger agreement as a result of the commencement of a tender offer or exchange offer for 25% or more of the outstanding Providian common stock for which Providian’s board of directors recommends that Providian stockholders tender their shares or otherwise fails to recommend that Providian stockholders reject such tender offer or exchange offer within 10 business days of the commencement of the offer.

The merger agreement also provides that Providian will be required to pay a termination fee of one-third of $225,000,000 (or $75,000,000) in the following circumstances:

•	if Washington Mutual terminates the merger agreement because of a willful material breach by Providian of the merger agreement and an acquisition proposal has been publicly announced or otherwise communicated or made known to Providian’s senior management or board of directors at any time prior to such termination;

•	if either party terminates the merger agreement due to the failure of Providian stockholders to adopt the merger agreement at the Providian special meeting or at any adjournment or postponement thereof and an acquisition proposal has been publicly announced or otherwise communicated or made known to Providian’s senior management or board of directors at any time prior to the Providian special meeting; or

•	if either party terminates the merger agreement because the merger was not completed by March 31, 2006 without a vote of the Providian stockholders at the Providian special meeting having occurred and an acquisition proposal has been publicly announced or otherwise communicated or made known to Providian’s senior management or board of directors at any time prior to such termination.

In addition, under any of the circumstances described above in which Providian is required to pay a termination fee of one third of $225,000,000 (or $75,000,000), if Providian or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, within 15 months following any such termination, then Providian has agreed to pay the remaining two-thirds of the $225,000,000 termination fee (or $150,000,000) on the date of such execution or consummation.

For purposes of determining whether the termination fee is payable, the term acquisition proposal has the meaning described under “—Stockholders Meeting and Duty to Recommend,” except that the references to “more than 15%” in the definition of acquisition proposal will be deemed to be references to “a majority.”

Amendment, Waiver and Extension of the Merger Agreement

Amendment

Washington Mutual and Providian may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the adoption of the merger agreement by the Providian stockholders, there may not be, without further approval of the Providian stockholders, any amendment to the merger agreement which reduces the amount or changes the form of the consideration to be delivered to Providian stockholders in the merger or which negatively impacts the intended tax treatment to Providian stockholders.

Extension; Waiver

At any time prior to the completion of the merger, Washington Mutual and Providian, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

In general, except with respect to the termination fee described under “—Termination of the Merger Agreement—Termination Fee,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense.

COMPARATIVE MARKET PRICE AND DIVIDEND DATA

Washington Mutual

Washington Mutual common stock is listed on the New York Stock Exchange under the symbol “WM.” The following table sets forth the high and low sale prices per share of Washington Mutual common stock for the calendar quarters indicated, as reported on the New York Stock Exchange Composite Tape, and the quarterly cash dividends paid per share in the periods indicated.

Calendar Quarter	High	Low	Dividend Declared
2003
First Quarter	$36.95	$32.40	$0.29
Second Quarter	43.99	35.05	0.30
Third Quarter	42.95	36.83	0.40
Fourth Quarter	46.85	38.05	0.41
2004
First Quarter	$45.47	$39.45	$0.42
Second Quarter	44.99	36.80	0.43
Third Quarter	40.88	37.54	0.44
Fourth Quarter	42.50	37.51	0.45
2005
First Quarter	$42.81	$38.70	$0.46
Second Quarter	42.97	37.75	0.47

On June 3, 2005, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Washington Mutual common stock as reported on the New York Stock Exchange were $41.94 and $41.24, respectively. On [                    ], 2005, the last full trading day before the date of this document for which it was practicable to obtain this information, the high and low sale prices of Washington Mutual common stock as reported by the New York Stock Exchange were $[            ] and $[            ], respectively.

As of [                    ], 2005, the last date prior to the printing of this document for which it was practicable to obtain this information, there were approximately [            ] registered holders of Washington Mutual common stock.

Providian

Providian common stock is listed on the New York Stock Exchange under the symbol “PVN.” The following table sets forth the high and low sale prices per share of Providian common stock for the calendar quarters indicated, as reported on the New York Stock Exchange Composite Tape. Providian did not declare or pay a dividend on its common stock during any of the calendar quarters indicated.

Calendar Quarter	High	Low
2003
First Quarter	$7.40	$4.87
Second Quarter	10.65	6.43
Third Quarter	12.29	8.90
Fourth Quarter	13.14	9.97
2004
First Quarter	$14.20	$11.30
Second Quarter	15.15	11.81
Third Quarter	15.65	12.93
Fourth Quarter	16.97	14.40
2005
First Quarter	$18.28	$15.31
Second Quarter	18.06	15.22

On June 3, 2005, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Providian common stock as reported on the New York Stock Exchange were $18.00 and $17.80, respectively. On [                    ], 2005, the last full trading day before the date of this document for which it was practicable to obtain this information, the high and low sale prices of Providian common stock as reported by the New York Stock Exchange were $[            ] and $[            ], respectively.

As of [                    ], 2005, the last date prior to the printing of this document for which it was practicable to obtain this information, there were approximately [            ] registered holders of Providian common stock.

DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK

The following summary is a description of the material terms of Washington Mutual’s capital stock and is not complete. This summary is qualified in its entirety by reference to applicable Washington law, Washington Mutual’s amended and restated articles of incorporation and Washington Mutual’s restated bylaws, as described below. See “Where You Can Find More Information” beginning on page 81.

General

Washington Mutual’s amended and restated articles of incorporation currently authorize 1,600,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. Each share of Washington Mutual common stock has the same relative rights as, and is identical in all respects to, each other share of Washington Mutual common stock.

Each share of common stock is entitled to one vote on all matters properly presented at a meeting of shareholders.

As of June 29, 2005, there were 878,178,997 shares of Washington Mutual common stock outstanding and no shares of preferred stock outstanding. After giving effect to the merger on a pro forma basis, approximately [            ] shares of Washington Mutual common stock will be outstanding.

Common Stock

Each holder of Washington Mutual common stock is entitled to one vote per share. Subject to the rights, if any, of holders of any series of preferred stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of Washington Mutual common stock. Holders of shares of Washington Mutual common stock do not have cumulative voting rights in the election of directors.

Holders of Washington Mutual common stock are entitled to receive dividends when, as and if declared by Washington Mutual’s board of directors, out of any assets legally available for the payment of dividends, subject to the rights of holders of Washington Mutual preferred stock.

In the event of any liquidation, dissolution or winding up of Washington Mutual, the holders of Washington Mutual common stock will be entitled to receive pro rata the remaining assets of Washington Mutual available for distribution after payment or provision for payment of all debts and liabilities of Washington Mutual and after the holders of Washington Mutual preferred stock have received their liquidation preferences in full.

Holders of Washington Mutual common stock are not entitled to preemptive rights. Shares of Washington Mutual common stock are not convertible into shares of any other class of capital stock.

Preferred Stock

Shares of Washington Mutual preferred stock may be issued with such voting powers, designations, preferences and relative, participating, optional or other special rights as Washington Mutual’s board of directors may from time to time determine. The Washington Mutual board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Washington Mutual common stock and may assist management in impeding an unsolicited takeover or attempted change in control. Pursuant to the Rights Agreement dated December 20, 2000 between Washington Mutual and Mellon Investor Services, L.L.C., as rights agent, Washington Mutual is required to keep reserved and available out of its authorized and unissued preferred stock, the number of shares of preferred stock that are sufficient to permit the exercise in full of all outstanding rights issued pursuant to the Rights Agreement. See “Comparison of Stockholder Rights—Shareholder Rights Plans” on page 73.

Litigation Tracking Warrants

In connection with Washington Mutual’s acquisition of Dime Bancorp, Inc., Washington Mutual assumed the obligations under Litigation Tracking Warrants that Dime had issued to holders of its common stock. As a result of Washington Mutual’s acquisition of Dime, the Litigation Tracking Warrants are now convertible into shares of Washington Mutual common stock upon receipt by Washington Mutual of any damages upon the final adjudication or settlement of Anchor Savings Bank FSB v. United States, litigation that Washington Mutual assumed upon the acquisition of Dime. Upon receipt by Washington Mutual of any final damages from this lawsuit, holders of Litigation Tracking Warrants will, in the aggregate, be entitled to receive shares of Washington Mutual common stock whose aggregate value will be based on the amount actually recovered in the lawsuit, if any, net of litigation costs and any taxes.

Anti-Takeover Considerations

Washington law and Washington Mutual’s articles of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Washington Mutual. These provisions of Washington Mutual’s articles of incorporation and bylaws include, among others, the prohibition of stockholder action by less than unanimous written consent, procedures for calling special meetings of shareholders, the authorization of directors to fill vacancies on the board, the election of directors by a plurality of votes rather than cumulative voting and the prohibition on engaging in certain significant business transactions with major stockholders. See “Comparison of Stockholder Rights” beginning on page 71.

COMPARISON OF STOCKHOLDER RIGHTS

Washington Mutual is incorporated under the laws of the State of Washington and Providian is incorporated under the laws of the State of Delaware. Upon completion of the merger, the articles of incorporation and bylaws of Washington Mutual in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, the rights of Providian stockholders who receive shares of Washington Mutual common stock as a result of the merger will be governed by the Washington Business Corporation Act, Washington Mutual’s amended and restated articles of incorporation and Washington Mutual’s restated bylaws. The following discussion summarizes certain material differences between the rights of holders of Providian common stock and Washington Mutual common stock resulting from the differences in their governing documents and Washington and Delaware law.

This discussion does not purport to be a complete statement of the rights of holders of Washington Mutual common stock under applicable Washington law, Washington Mutual’s amended and restated articles of incorporation and Washington Mutual’s restated bylaws or the rights of holders of Providian common stock under applicable Delaware law, Providian’s amended and restated certificate of incorporation and Providian’s amended and restated bylaws and is qualified in its entirety by reference to the governing corporate documents of Washington Mutual and Providian and applicable law. See “Where You Can Find More Information” beginning on page 81.

Capital Stock

Washington Mutual. Washington Mutual’s articles of incorporation authorize 1,600,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of June 29, 2005, there were 878,178,997 shares of Washington Mutual common stock and no shares of Washington Mutual preferred stock issued and outstanding.

Providian. Providian’s certificate of incorporation currently authorizes the issuance of 850,000,000 shares of capital stock, consisting of 800,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2005, there were approximately 294,734,353 shares of Providian common stock and no shares of Providian preferred stock issued and outstanding.

Board of Directors

Washington Mutual. Washington Mutual’s articles of incorporation provide that the number of directors on the Washington Mutual board of directors will be stated in Washington Mutual’s bylaws, provided that there shall not be fewer than five directors. Washington Mutual’s board of directors can amend the bylaws to change the number of directors without shareholder approval, subject to the concurrent power of shareholders to amend Washington Mutual’s bylaws by a two-thirds affirmative vote. Washington Mutual’s bylaws currently provide that the Washington Mutual board of directors shall consist of 13 directors. Washington Mutual’s board of directors is divided into three classes, with each class comprising as near as possible to one-third of the total number of directors. All the directors of a particular class are elected in the same year for a three-year term of office; only one class of directors is up for election in any particular year. There is no cumulative voting on the election of directors.

Providian. Providian’s certificate of incorporation and bylaws provide that the number of directors on the Providian board of directors will be fixed from time to time by a vote of the majority of the authorized directors, provided that there shall not be fewer than three directors and subject to the rights of holders of any class or series of preferred stock to elect additional directors. Providian currently has nine directors. Like Washington Mutual’s articles of incorporation, Providian’s certificate of incorporation and bylaws provide for a board of directors divided into three classes, with as close as possible to one-third of the directors elected annually for three-year terms. There is no cumulative voting on the election of directors.

Limitation on Personal Liability of Directors

Washington Mutual. Washington Mutual’s articles of incorporation provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of Washington. Washington Mutual’s articles of incorporation further provide that if Washington law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by Washington law as so amended.

Providian. Providian’s certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware.

Interested Stockholders

Washington Mutual. Washington Mutual’s articles of incorporation prohibit, except under certain circumstances, Washington Mutual (or any subsidiary of Washington Mutual) from engaging in certain significant business transactions with a “major stockholder.” A “major stockholder” is a person who, together with its affiliates and associates, is the beneficial owner of five percent or more of the votes held by the holders of the outstanding shares of Washington Mutual’s voting stock.

Prohibited transactions include, among others:

•	any merger with, disposition of at least a substantial part of Washington Mutual’s assets to, acquisition by Washington Mutual of at least a substantial part of the assets of, issuance of securities of Washington Mutual to, or acquisition by Washington Mutual of securities of, a major stockholder;

•	any reclassification of the voting stock of Washington Mutual, recapitalization or other transaction having the effect of increasing the percentage of the voting stock of Washington Mutual, or any subsidiary, owned by a major stockholder; or

•	any partial or complete liquidation, spin off, split off or split up of Washington Mutual or any subsidiary.

The above prohibitions do not apply, in general, if the specific transaction is approved by:

•	Washington Mutual’s board of directors prior to the major stockholder involved in such transaction having become a major stockholder;

•	a vote of at least 80% of the “continuing directors” (defined as those members of Washington Mutual’s board prior to the involvement of the major stockholder involved in the transaction);

•	a majority of the “continuing directors” if the major stockholder obtained unanimous prior board approval to become a major stockholder;

•	a vote of at least 95% of the outstanding shares of Washington Mutual voting stock, other than shares held by the major stockholder; or

•	a majority vote of all of the shares of voting stock and a majority vote of the shares of voting stock beneficially owned by stockholders other than any major stockholder if certain other conditions are met.

Washington Mutual’s articles of incorporation also provide that during the time a major stockholder exists, Washington Mutual may voluntarily dissolve only upon (1) the unanimous consent of Washington Mutual shareholders or (2)(A) the affirmative vote of at least two-thirds of Washington Mutual’s board of directors, (B) the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on such a matter and (C) the affirmative vote of the holders of at least two-thirds of the shares of each class of shares entitled to vote on such a matter as a class, if any. In addition, the Washington Business Corporation Act prohibits certain significant business combinations with 10% stockholders, as more fully described in “—Provisions Affecting Control Share Acquisitions and Business Combinations” below.

Providian. Providian’s certificate of incorporation does not contain a similar provision. However, Section 203 of the Delaware General Corporation Law prohibits certain “business combinations” with an “interested stockholder,” as more fully described in “—Provisions Affecting Control Share Acquisitions and Business Combinations” below.

Shareholder Rights Plans

Washington Mutual. Washington Mutual has adopted a shareholder rights plan which provides that the right to purchase 1/1,000th of a share of Washington Mutual Preferred Stock, Series RP (the “Washington Mutual Rights”) is attached to each outstanding share of Washington Mutual common stock. The Washington Mutual Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Washington Mutual Rights may cause substantial dilution to an acquiring party that attempts to acquire Washington Mutual on terms not approved by Washington Mutual’s board of directors, but they will not interfere with any merger or other business combination that is approved by Washington Mutual’s board of directors.

Providian. Providian has adopted a shareholder rights plan which provides that the right to purchase 1/100th of a share of Providian Series A Junior Participating Preferred Stock (the “Providian Rights”) is attached to each outstanding share of Providian common stock. Like the Washington Mutual Rights, the Providian Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all stockholders. The Providian Rights may cause substantial dilution to an acquiring party that attempts to acquire Providian on terms not approved by Providian’s board of directors, but they will not interfere with any merger or other business combination that is approved by Providian’s board of directors.

Removal of Directors

Washington Mutual. Washington Mutual’s articles of incorporation provide that directors may only be removed for “good cause,” which is not defined, and in accordance with the applicable provisions of Washington Mutual’s bylaws. Under Washington Mutual’s bylaws, any director or the entire board of directors may be removed from office, with cause, at a meeting of shareholders called expressly for that purpose by the vote of the holders of a majority of the shares entitled to vote at an election of the director whose removal is sought.

Providian. Providian’s certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the combined voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Filling Vacancies on the Board of Directors

Washington Mutual. Washington Mutual’s bylaws provide that a vacancy on Washington Mutual’s board arising through resignation, removal or death of an existing director, or by reason of an authorized increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, whether or not less than a quorum. A director elected to fill a vacancy shall serve only until the next election of directors by shareholders.

Providian. Providian’s certificate of incorporation provides that any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum. Any newly elected director shall hold office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Amendment of Articles/Certificate of Incorporation

Washington Mutual. Under the Washington Business Corporation Act, Washington Mutual’s board of directors must generally recommend to the shareholders amendments to the corporation’s articles of incorporation, unless the board of directors (i) determines that because of a conflict of interest or other special circumstances it should not make such recommendation to the shareholders and (ii) communicates the basis for its determination to the shareholders along with the amendment. Under the Washington Business Corporation Act, amendments to a public corporation’s articles of incorporation must generally be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote unless another proportion is specified (i) in the articles of incorporation, (ii) by the board of directors as a condition to its recommendation, or (iii) by other provisions of the Washington Business Corporation Act. Subject to limited exceptions, Washington Mutual’s articles of incorporation require the affirmative vote of the holders of at least a majority of each class of Washington Mutual’s issued capital stock at any regular meeting or special meeting duly called for that purpose to effect an amendment. However, an amendment to the provision related to business combinations with a major stockholder described in “—Interested Stockholders” above requires the affirmative vote of 95% of the outstanding voting stock held by shareholders other than the major stockholder.

Providian. Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Providian’s certificate of incorporation corresponds with Delaware law except that it requires the affirmative vote of the holders of at least 80% of the total voting power of all outstanding shares entitled to vote in order to amend the provisions of Providian’s certificate of incorporation relating to: (i) the processes of stockholder action, (ii) the number, election, term of office and removal of members of the board of directors, or (iii) the process and votes required for amending the bylaws.

Right to Call Special Meeting of Stockholders

Washington Mutual. The Washington Business Corporation Act provides that a special meeting of shareholders of a corporation may be called by its board of directors, by holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the corporation. However, the Washington Business Corporation Act allows a corporation’s articles of incorporation to limit or deny entirely the right of shareholders to call a special meeting. Washington Mutual’s articles of incorporation provide that Washington Mutual’s board of directors or any person authorized by Washington Mutual’s bylaws may call a special meeting. However, the bylaws limit the authority to call a special meeting to the board of directors or to the holders of at least 25% of all the votes entitled to be cast on each issue to be considered at the proposed special meeting.

Providian. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Providian’s certificate of incorporation and bylaws permit a special meeting of the stockholders to be called only by the chairman of the board or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Indemnification of Officers, Directors and Employees.

Washington Mutual. The Washington Business Corporation Act authorizes corporations to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under most circumstances. A corporation may not indemnify officers, directors or employees for:

•	intentional misconduct or a knowing violation of the law;

•	conduct finally adjudged to be an unlawful distribution; or

•	any transaction in which that director, officer or employee personally and improperly received a benefit in money, property or services.

The Washington Business Corporation Act’s history suggests that a corporation may indemnify its directors, officers and employees for amounts paid in settlement of derivative actions, provided that the director’s, officer’s or employee’s conduct does not fall within one of the categories set forth above. Washington Mutual’s articles of incorporation provide that Washington Mutual will indemnify its directors to the fullest extent permitted by the Washington Business Corporation Act. Washington Mutual’s bylaws also permit the board of directors to indemnify officers, employees and agents of Washington Mutual in certain circumstances.

Providian. Under the Delaware General Corporation Law, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified. Providian’s certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

Provisions Affecting Control Share Acquisitions and Business Combinations

Washington Mutual. The Washington Business Corporation Act prohibits a “target corporation,” (as defined below) with certain exceptions, from engaging in certain “significant business transactions” (as defined below) with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an “acquiring person”) for a period of five years after the acquiring person acquired its securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors before the date of the acquisition. A “significant business transaction” includes, among other transactions:

•	a merger or consolidation with an acquiring person;

•

sales or other dispositions of assets to an acquiring company, in one or more transactions having an aggregate market value equal to five percent or more of all assets or outstanding shares of the target corporation or representing five percent or more of the earning power or net income of the target corporation;

•	the issuance or redemption of stock to or from the acquiring person;

•	termination of five percent or more of the employees of the target corporation employed in Washington state as a result of the acquiring person’s acquisition of 10% or more of the shares of the target corporation over the five-year period following the share acquisition by the acquiring person; or

•	allowing the acquiring person to receive any benefit from the corporation, other than proportionately as a shareholder.

“Target corporations” include all domestic corporations with securities registered under the Securities Exchange Act of 1934, as amended. Washington Mutual is, therefore, subject to the statute. A corporation may not “opt out” of this statute.

In addition, Washington Mutual’s articles of incorporation prohibit Washington Mutual (or any subsidiary of Washington Mutual) from engaging in certain significant business transactions with a “major stockholder “ as more fully described in “—Interested Stockholders” above.

Providian. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a “business combination” (as defined below) with an “interested stockholder” (as defined below) for three years following the time that the stockholder becomes an interested stockholder. With certain exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

For purposes of Section 203, the term “business combination” is defined broadly to include:

•	mergers with or caused by the interested stockholder;

•	sales or other dispositions to the interested stockholder (except proportionately as a stockholder of the corporation of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock);

•	the issuance or transfer by the corporation or any subsidiary of stock of the corporation or the subsidiary to the interested stockholder (except for certain transfers in a conversion, exchange, pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or the subsidiary’s stock);

•	any transaction involving the corporation or any subsidiary which has the direct or indirect effect of increasing an interested stockholder’s proportionate ownership of any class or series of the corporation’s or the subsidiary’s stock except for certain immaterial transactions; or

•	receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply if:

•	prior to the time at which a stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•

the interested stockholder owns at least 85% of the corporation’s voting stock upon completion of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

•	at or subsequent to such time this person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

Section 203 does not apply if, among other things, the business combination is proposed before the completion or abandonment, and subsequent to the earlier of the public announcement or the notice required under Section 203, of a proposed transaction that:

•	constitutes a certain (a) merger or consolidation, (b) sale or other transfer of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or (c) proposed tender or exchange offer for 50% or more of the corporation’s outstanding voting stock;

•	is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation’s board of directors or under certain other circumstances; and

•	is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation or its bylaws, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption. Providian has not opted out of Section 203.

Mergers, Sales of Assets and Other Transactions

Washington Mutual. Under the Washington Business Corporation Act, a plan of merger or share exchange of a corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by each voting group entitled to vote separately on the transaction by two-thirds of all votes entitled to be cast on the transaction by that voting group, unless a different percentage is specified in the articles of incorporation. Washington Mutual’s articles of incorporation reduce this percentage to a majority of all votes entitled to be cast by each voting group if two-thirds of the directors vote to recommend the transaction to the shareholders.

The Washington Business Corporation Act also provides that, in general, a corporation may not sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, unless the board of directors recommends the proposed transaction to the shareholders and the shareholders approve the transaction by two-thirds of all the votes entitled to be cast, unless a different percentage is specified in the articles of incorporation. Washington Mutual’s articles of incorporation reduce this percentage to a majority of all votes entitled to be cast by each voting group if two-thirds of the directors vote to recommend the transaction to the shareholders.

Under the Washington Business Corporation Act, shareholder approval of a merger is not required if (a) the articles of incorporation of the surviving corporation will not differ as a result of the merger, (b) each shareholder of the surviving corporation will retain the same number of shares held prior to the merger and the designations and relative rights of those shares are not changed, (c) the number of voting shares of the surviving corporation after the merger does not exceed the number of voting shares authorized by the surviving corporation’s articles of incorporation, and (d) the number of shares of the surviving corporation authorized to participate in distributions after the merger does not exceed the number of such participating shares authorized by the surviving corporation’s articles of incorporation. Therefore, under the Washington Business Corporation Act, Washington Mutual is not required to seek the approval of its shareholders to complete the merger of Providian with and into Washington Mutual.

Providian. Under the Delaware General Corporation Law, a merger, consolidation or sale of all, or substantially all, of the assets of a corporation must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote. However, no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the surviving corporation’s certificate of incorporation, (b) each share of stock of the surviving corporation outstanding immediately before the merger is to be converted into an identical outstanding or treasury share of the surviving corporation after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed twenty percent of the shares outstanding immediately before the merger. Providian’s certificate of incorporation does not require a higher percentage. Therefore, under Delaware law, holders of a majority of the outstanding shares of Providian common stock must adopt the merger agreement.

Stockholder Action Without a Meeting

Washington Mutual. Under the Washington Business Corporation Act, shareholder action that may be taken at a shareholders’ meeting may be taken without a meeting if written consents describing the action are signed by all shareholders entitled to vote on that matter. The bylaws of Washington Mutual permit shareholder action by unanimous written consent.

Providian. Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. The certificate of incorporation of Providian prohibits stockholder action by written consent.

Class Voting

Washington Mutual. Under the Washington Business Corporation Act, a corporation’s articles of incorporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain extraordinary transactions that adversely affect the rights of holders of that class.

Providian. The Delaware General Corporation Law generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

Transactions with Officers or Directors

Washington Mutual. The Washington Business Corporation Act sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if:

•	it is approved by a majority of the “qualified directors” on the board or a duly empowered committee (but no fewer than two);

•	it is approved by the affirmative vote of the majority of all “qualified shares” after notice and disclosure to the shareholders; or

•	at the time of commitment, the transaction is established to have been fair to the corporation.

For purposes of this provision, a “qualified director” is one who does not have either: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who has a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director’s judgment when voting on the transaction. “Qualified shares” are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director (or an affiliate of a director) who has a conflicting interest respecting the transaction.

Providian. Under the Delaware General Corporation Law, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, even though less than a majority of a quorum.

Dissenters’ Rights

Washington Mutual. Under the Washington Business Corporation Act, a shareholder is entitled to dissent from and, upon perfection of the shareholder’s appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all of the assets of the corporation, and amendments to the corporation’s articles of incorporation that materially reduce the number of shares owned by a shareholder to a fraction of a share which is to be acquired with cash. However, shareholders generally will not have such dissenters’ rights if shareholder approval is not required to effect the corporate action.

Providian. Under the Delaware General Corporation Law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•	with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation,

•	with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or NASDAQ or are held of record by more than 2,000 holders if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or on NASDAQ or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

•	to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is converted into an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

Dividends

Washington Mutual. Under the Washington Business Corporation Act, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Providian. The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

LEGAL MATTERS

The validity of the shares of Washington Mutual common stock to be issued in the merger will be passed upon for Washington Mutual by Heller Ehrman LLP. Simpson Thacher & Bartlett LLP and Wachtell, Lipton, Rosen & Katz will deliver opinions to Washington Mutual and Providian, respectively, as to certain federal income tax consequences of the merger. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 43.

EXPERTS

The consolidated financial statements of Washington Mutual, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated herein by reference from Washington Mutual’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Providian included in Providian’s Annual Report on Form 10-K for the year ended December 31, 2004, and Providian’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that Providian did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein), included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Providian will hold an annual meeting of its stockholders in 2006 only if the merger is not completed. If Providian’s 2006 annual meeting is to be held, in order to be considered for inclusion in Providian’s proxy statement for the meeting, stockholder proposals must be received by Providian’s Corporate Secretary at Providian Financial Corporation, 201 Mission Street, San Francisco, California 94105 no later than December 12, 2005 and must comply with the rules and regulations of the Securities and Exchange Commission. Under Providian’s bylaws, in order to be considered for possible action by stockholders at the 2006 annual meeting but not included in Providian’s proxy statement for the meeting, stockholder proposals must be submitted to Providian’s Corporate Secretary after the close of business on January 5, 2006 and before the close of business on February 4, 2006. In addition, stockholder proposals must meet other applicable criteria set forth in Providian’s bylaws in order to be considered at the 2006 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Washington Mutual and Providian file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public at its website at http://www.sec.gov. Copies of documents filed by Washington Mutual and Providian are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Washington Mutual has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of Washington Mutual common stock that Providian stockholders will receive in the merger. This document is part of the registration statement of Washington Mutual on Form S-4 and is a prospectus of Washington Mutual and a proxy statement of Providian for the Providian special meeting.

The Securities and Exchange Commission permits Washington Mutual and Providian to “incorporate by reference” information into this document. This means that Washington Mutual and Providian can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered a part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the Securities and Exchange Commission after the date of this document that is incorporated by reference in this document.

This document incorporates by reference the documents set forth below that have been previously filed with the Securities and Exchange Commission. These documents contain important information about Washington Mutual and Providian and their financial conditions.

Washington Mutual Securities and Exchange Commission Filings (SEC File Number 001-14667):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005

Current Reports on Form 8-K and 8-K/A	Filed on January 6, 2005, January 14, 2005, January 20, 2005, January 24, 2005, February 18, 2005, February 22, 2005, March 2, 2005, March 22, 2005, March 23, 2005, April 19, 2005, June 7, 2005, June 9, 2005 and June 24, 2005 (other than the portions of those documents not deemed to be filed)

Description of Washington Mutual capital stock set forth in Item 5 of the Current Report on Form 8-K dated November 29, 1994, and in the registration statement on Form 8-A/12B dated February 8, 2001, and any amendment or report filed for the purpose of updating these descriptions

Filed November 29, 1994 and February 8, 2001

Providian Securities and Exchange Commission Filings (SEC File Number 001-12897):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005

Current Reports on Form 8-K and 8-K/A	Filed on January 14, 2005, January 20, 2005, January 21, 2005, January 26, 2005, January 31, 2005, February 15, 2005, February 28, 2005, March 4, 2005, March 15, 2005, April 15, 2005, April 25, 2005, May 6, 2005, May 13, 2005, June 6, 2005, June 9, 2005 and June 15, 2005 (other than the portions of those documents not deemed to be filed)

Description of Providian capital stock set forth in the registration statement on Form 8-A/12B dated September 2, 1997 and any amendment or report filed for the purpose of updating this description	Filed September 2, 1997

In addition, Washington Mutual and Providian also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the Providian special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

Documents incorporated by reference are available from Washington Mutual and Providian, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

By Mail: Washington Mutual, Inc. 1201 Third Avenue Seattle, Washington 98101 Attention: Investor Relations	By Mail: Providian Financial Corporation 201 Mission Street San Francisco, California 94105 Attention: Investor Relations

By Telephone: (206) 461-3187	By Telephone: (415) 278-6170

This document contains a description of the representations and warranties contained in the merger agreement. Representations and warranties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. The statements embodied in those representations and warranties were made for purposes of the contract between the relevant parties and are subject to important qualifications and limitations agreed to by the relevant parties in connection with negotiating the terms of those contracts. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the relevant parties rather than establishing matters as facts.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Washington Mutual was provided by Washington Mutual, and the information contained in this document with respect to Providian was provided by Providian.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

WASHINGTON MUTUAL, INC.

and

PROVIDIAN FINANCIAL CORPORATION

Dated as of June 5, 2005

INDEX OF DEFINED TERMS

Account Agreement	A-20
Accounts	A-20
Acquisition Proposal	A-32
Adverse Development	A-21
Agreement	A-1
Articles of Merger	A-1
Bank’s Interest	A-21
BHC Act	A-7
Business Day	A-1
Capitalization Date	A-7
Cardholder	A-20
Cash Consideration	A-2
Cash Ratio	A-2
Certificate	A-5
Certificate of Merger	A-1
Change in Providian Recommendation	A-32
Closing	A-1
Closing Date	A-1
Code	A-1
Confidentiality Agreement	A-32
Continuing Employees	A-34
Controlled Group Liability	A-14
Converted Award	A-4
Converted Option	A-3
Convertible Notes	A-8
Credit Card	A-20
Credit Card Associations	A-20
Delaware Secretary	A-1
Derivative Transactions	A-16
DGCL	A-1
Dissenting Shareholder	A-2
Dissenting Shares	A-2
Effective Time	A-1
Environmental Laws	A-18
ERISA	A-13
Exchange Act	A-10
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
Excluded Plans	A-34
FDIC	A-7
GAAP	A-6
Governmental Entity	A-10
HOLA	A-23
HSR Act	A-9
Indemnified Parties	A-35
Insurance Amount	A-36
Intellectual Property	A-19
Liens	A-8
Material Adverse Effect	A-6

Materially Burdensome Regulatory Condition	A-31
Merger	A-1
Merger Consideration	A-2
NYSE	A-2
Other Regulatory Approvals	A-9
OTS	A-9
PBGC	A-14
Per Share Amount	A-2
PNB	A-1
Pooling and Servicing Agreement	A-22
Providian	A-1
Providian Common Stock	A-2
Providian Contract	A-16
Providian Disclosure Schedule	A-8
Providian ESPP	A-4
Providian Insiders	A-38
Providian Master Trust	A-22
Providian Option	A-3
Providian Owner Trust	A-22
Providian Preferred Stock	A-7
Providian Rights	A-2
Providian SEC Reports	A-10
Providian Securitization Documents	A-22
Providian Securitization Interests	A-22
Providian Securitization Receivables	A-22
Providian Stock Plans	A-3
Providian Stock-Based Award	A-4
Providian Stockholders Meeting	A-32
Proxy Statement/Prospectus	A-9
PTO	A-35
Regulatory Agreement	A-22
Representatives	A-36
Requisite Regulatory Approvals	A-38
Rights Plan	A-8
S-4	A-9
SEC	A-9
Section 16 Information	A-38
Securities Act	A-10
Servicer Default	A-22
Servicer Default or Termination	A-21
Stock Consideration	A-2
Stock Ratio	A-2
Subsidiary	A-7
Subsidiary Merger	A-1
Superior Proposal	A-33
Supplement	A-22
Supplemental Interest	A-22
Surviving Company	A-1
Tax Return	A-13
Taxes	A-13

Termination Fee	A-41
Washington Mutual	A-1
Washington Mutual Common Stock	A-2
Washington Mutual Disclosure Schedule	A-23
Washington Mutual Plans	A-34
Washington Mutual Rights	A-2

Washington Mutual Rights Agreement	A-23
Washington Mutual SEC Reports	A-25
Washington Mutual Share Price	A-2
Washington Secretary	A-1
WBCA	A-1
WMB	A-1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between WASHINGTON MUTUAL, INC., a Washington corporation (“Washington Mutual”), and PROVIDIAN FINANCIAL CORPORATION, a Delaware corporation (“Providian”).

The respective Boards of Directors of each of Washington Mutual and Providian have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transactions provided for herein pursuant to which Providian will merge with and into Washington Mutual (the “Merger”) and immediately thereafter Providian National Bank (“PNB”) will merge (the “Subsidiary Merger”) with and into Washington Mutual Bank, FA (“WMB”).

It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as hereinafter defined) Providian shall merge (the “Merger”) with and into Washington Mutual. Washington Mutual shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Company shall be Washington Mutual. Upon consummation of the merger, the separate corporate existence of Providian shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) which shall be filed with the Secretary of State of the State of Washington (the “Washington Secretary”) and in the certificate of merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the DGCL.

1.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Pacific time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Secretary or the Delaware Secretary is closed.

1.5 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company, until thereafter amended in accordance with applicable law.

1.6 Bylaws. At the Effective Time, the Bylaws of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, until thereafter amended in accordance with applicable law.

1.7 Board of Directors. The directors of Washington Mutual immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Providian Capital Stock. At the Effective Time, without any action on the part of Washington Mutual, Providian or the holder of any of the shares of common stock of Providian, the Merger shall be effected in accordance with the following terms:

(a) All shares of common stock, par value $0.01 per share, of Providian (the “Providian Common Stock”) owned directly by Providian (including treasury shares) or Washington Mutual (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for shares of common stock, no par value, of Washington Mutual (“Washington Mutual Common Stock”), cash or other consideration.

(b) Each outstanding share of Providian Common Stock (other than Dissenting Shares (as hereinafter defined)) together with the associated rights (the “Providian Rights”) issued pursuant to the Providian Rights Plan (as hereinafter defined) shall, subject to Section 2.2, be converted into and become the right to receive (i) an amount in cash, without interest (the “Cash Consideration”) equal to the Per Share Amount and (ii) the number of shares of Washington Mutual Common Stock equal to the product of the Exchange Ratio and the Stock Ratio, together with the requisite number of rights (the “Washington Mutual Rights”) issued pursuant to the Washington Mutual Rights Agreement (as hereinafter defined) (the “Stock Consideration” and, together with the Cash Consideration and the consideration provided for in Section 2.2, the “Merger Consideration”).

“Cash Ratio” shall mean 0.11.

“Exchange Ratio” shall mean 0.45.

“Per Share Amount” shall mean the product obtained by multiplying (x) the product of the Exchange Ratio and the Cash Ratio by (y) the Washington Mutual Share Price.

“Stock Ratio” shall mean 0.89.

“Washington Mutual Share Price” shall mean the average of the closing sale prices of one share of Washington Mutual Common Stock for the ten trading days immediately preceding the Closing Date on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal.

(c) The Exchange Ratio set forth above shall be subject to appropriate and proportionate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Washington Mutual Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Washington Mutual’s capitalization.

(d) Each outstanding share of Providian Common Stock held by a holder who has perfected such holder’s right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted pursuant to the DGCL. Providian shall give Washington Mutual prompt notice upon receipt by Providian of any such demands for payment of the fair value of such shares of Providian Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a “Dissenting Shareholder”), and Washington Mutual shall have the right to participate in all negotiations and proceedings with respect to any such demands. Providian shall not, except with the prior written consent of Washington Mutual, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL.

(e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s rights under Section 262 of the DGCL, such holder’s shares of Providian Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in this Section 2.1, without any interest thereon.

2.2 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Washington Mutual Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Washington Mutual Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Providian Common Stock owned by such holder at the Effective Time) by the Washington Mutual Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.3 Washington Mutual Common Stock; Washington Mutual Preferred Stock. At and after the Effective Time, each share of Washington Mutual Common Stock and each share of preferred stock of Washington Mutual, if any, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Washington Mutual and shall not be affected by the Merger.

2.4 Treatment of Options and Other Stock-Based Awards.

(a) At the Effective Time, each option granted by Providian to purchase shares of Providian Common Stock (each a “Providian Option”) which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Providian Common Stock and shall vest and be converted automatically into an option to purchase a number of shares of Washington Mutual Common Stock (a “Converted Option”) at an exercise price determined as provided below (and the Converted Option otherwise shall remain subject to the terms of the Providian 1997 Stock Option Plan, the Providian Stock Ownership Plan, the Providian Amended and Restated 2000 Stock Incentive Plan, and the Providian 1999 Non-Officer Equity Incentive Plan, as applicable, (collectively, and in each case as the same may be amended to the date hereof, the “Providian Stock Plans”), and the agreements or letters evidencing grants thereunder):

(i) the number of shares of Washington Mutual Common Stock to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Providian Common Stock subject to the Providian Option and (y) the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Washington Mutual Common Stock under the Converted Option shall be equal to the exercise price per share of Providian Common Stock under the Providian Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

In the case of any Providian Options which are “incentive stock options” (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h). In all events, Providian Options shall be converted into Converted Options in such a manner as to be compliant with Section 409A of the Code and any guidance issued thereupon by the U.S. Department of Treasury. Except as otherwise provided in this Section 2.4, the duration and other terms of each Converted Option shall be the same as the applicable Providian Option except that all references to Providian shall be deemed to be references to Washington Mutual.

(b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Providian Common Stock or benefits measured by the value of a number of shares of Providian Common Stock, and each award of any kind consisting of shares of Providian Common Stock, granted under the Providian Stock Plans (including restricted stock units, deferred stock units, phantom stock units and dividend equivalents), other than restricted stock (which shall vest and be treated the same as outstanding shares of Providian Common Stock in accordance with Section 2.1) and Providian Options (each, a “Providian Stock-Based Award”), which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Providian Common Stock and shall vest and be converted, at the Effective Time, into a right or award with respect to a number of shares of Washington Mutual Common Stock (a “Converted Award”) equal to the product of (x) the number of shares of Providian Common Stock subject to the Providian Stock-Based Award and (y) the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded down to the nearest whole share (and the Converted Awards otherwise shall remain subject to the terms of the Plans and the agreements or letters evidencing grants thereunder).

(c) The foregoing provisions of Section 2.4(a) and (b) shall not apply to the 1997 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Providian ESPP”). The Providian ESPP and all outstanding rights thereunder shall terminate at the Effective Time and the offering periods thereunder shall be deemed to end on the NYSE trading day immediately prior to the Effective Time, and the rights of each participating Providian employee then outstanding shall be deemed to be automatically exercised on such NYSE trading day. On such trading day, each participating Providian employee will be credited with the number of shares of Providian Common Stock purchased for his or her account(s) under the Providian ESPP during such offering period. The Board of Directors of Providian shall send written notice of the Merger that will result in the termination of the Providian ESPP to all participating Providian employees not later than ten (10) Business Days prior to the Effective Time.

(d) Except as provided herein or as otherwise agreed to by the parties, Providian shall ensure that following the Effective Time no holder of a Providian Option nor any holder of any Providian Stock-Based Award shall have any right to acquire equity securities of Providian or the Surviving Corporation (except to the extent required under any qualified plan maintained by Providian or any of its Subsidiaries). Promptly, but in any event within two Business Days, following the Effective Time, Washington Mutual shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Washington Mutual Common Stock subject to such Converted Options and Converted Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Options and Converted Awards remain outstanding.

2.5 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.6 Reservation of Right to Revise Structure. Washington Mutual may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of Providian with a wholly owned subsidiary of Washington Mutual; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) adversely affect the anticipated tax consequences of the Merger to the holders of Providian Common Stock as a result of receiving the Merger Consideration or (c) materially impede or delay consummation of the Merger. In the event Washington Mutual elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

3. EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1 Washington Mutual to Make Merger Consideration Available. At or promptly after the Effective Time, Washington Mutual shall deposit, or shall cause to be deposited, with a bank or trust company designated by Washington Mutual and reasonably acceptable to Providian (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Effective Time evidenced shares of Providian Common Stock (each a “Certificate”), for exchange in accordance with this Section 3, certificates representing the Stock Consideration and an amount of cash sufficient to make all payments pursuant to Sections 2.1 and 2.2 (such cash and certificates for shares of Washington Mutual Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by Washington Mutual. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to the Surviving Company.

3.2 Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment or issuance of the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Washington Mutual Common Stock (if any) to which such former holder of Providian Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a check representing the amount of cash (including the Cash Consideration and cash payable in lieu of fractional shares of Washington Mutual Common Stock), which such former holder has the right to receive pursuant to the provisions of Section 2 hereof, in each case, in respect of the Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or the cash payable in lieu of fractional shares.

(b) No dividends or other distributions with a record date after the Effective Time with respect to Washington Mutual Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3. After the surrender of a Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Washington Mutual Common Stock represented by such Certificate.

(c) If payment or issuance of the Merger Consideration is to be made to any person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment or issuance of the Merger Consideration to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Providian of the shares of Providian Common Stock which were issued and outstanding immediately prior to the

Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 3.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Providian for six months after the Effective Time shall be paid, at the request of Washington Mutual, to Washington Mutual. Any stockholders of Providian who have not theretofore complied with this Section 3 shall thereafter look only to Washington Mutual for payment or issuance of the Merger Consideration and unpaid dividends and distributions on the Washington Mutual Common Stock deliverable in respect of each share of Providian Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Washington Mutual, Providian, the Exchange Agent or any other person shall be liable to any former holder of shares of Providian Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Washington Mutual or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Providian Common Stock such amounts as Washington Mutual (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Washington Mutual or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Providian Common Stock in respect of whom such deduction and withholding were made by Washington Mutual or the Exchange Agent.

4. REPRESENTATIONS AND WARRANTIES OF PROVIDIAN.

Except as otherwise specified in a correspondingly enumerated section of the Providian Disclosure Schedule (as defined below), Providian hereby represents and warrants to Washington Mutual as follows:

4.1 Corporate Organization.

(a) Providian is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Providian has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Providian. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Providian, Washington Mutual or the Surviving Corporation, as the case may be, (i) a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (A) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (C) the announcement of this Agreement or any action of either party or any Subsidiary thereof required to be taken by it under this Agreement and (D) any changes in general economic conditions affecting banks, credit card companies, savings associations, or their holding companies generally (including changes in the prevailing interest rates), provided that the effect of such changes described in this clause (D) (including changes in the interest rates) shall not be excluded to the extent of the materially disproportionate impact (if any) they have on such party as measured relative to similarly situated companies in that party’s segment of the financial services industry.

(b) Providian is not required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), by virtue of the exemption set forth in §4(f) thereof. The copies of the Certificate of Incorporation and Bylaws of Providian which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) Each Subsidiary of Providian (i) is duly organized and validly existing as a national banking association, corporation, partnership, limited liability company or other entity, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Providian and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. For purposes of this Agreement, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such person for financial reporting purposes.

(d) The deposit accounts of PNB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e) The minute books of Providian and each of its Subsidiaries previously made available to Washington Mutual contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of Providian consists of 800,000,000 shares of Providian Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of Providian (the “Providian Preferred Stock”). As of the close of business on May 31, 2005 (the “Capitalization Date”), there were 294,612,234 shares of Providian Common Stock outstanding, no shares of Providian Preferred Stock outstanding and 753,529 shares of Providian Common Stock held in Providian’s treasury. As of the close of business on the Capitalization Date, no shares of Providian Common Stock or Providian Preferred Stock were reserved or to be made available for issuance, except for (i) 58,200,000 shares of Providian Common Stock reserved or to be made available for issuance upon the exercise of Providian Options pursuant to the Providian Stock Plans, (ii) 3,000,000 shares of Providian Common Stock reserved or to be made available for issuance under the Providian ESPP, (iii) 16,297,725 shares of Providian Common Stock were reserved or to be made available for issuance upon conversion of Providian’s 2.75% Convertible Cash to Accreting Senior Notes due March 15, 2016, (iv) 22,101,793 shares of Providian Common Stock were reserved or to be made available for issuance upon conversion of Providian’s 4% Convertible Senior Notes due May 15, 2008, (v) 5,424,216 shares of Providian Common Stock were reserved or to be made available for issuance upon conversion of Providian’s Zero Coupon Convertible Notes due February 15, 2021, (vi) 4,974,171 shares of Providian’s Common Stock were reserved or to be made available for issuance upon conversion of the Company’s 3.25% Convertible Senior Notes due August 15, 2005 (the series of convertible notes referred to in clauses (iii)-(vi), collectively, the “Convertible Notes”), (vii) 14,000,000 shares of Providian Common Stock were reserved or to be made available for issuance under the Providian Dividend Reinvestment and Direct Stock Purchase Plan and (viii) 1,000,000 shares of Providian Preferred Stock were designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, and were reserved for issuance upon the exercise of rights granted under Providian’s Rights Agreement, dated as of June 1, 1997 and amended as of February 17, 1999 (the “Providian Rights Plan”). All of the issued and outstanding shares of Providian Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the disclosure schedule of Providian delivered to Washington Mutual concurrently herewith (the “Providian Disclosure Schedule”), (ii) pursuant to any cashless exercise provisions of any Providian Options or pursuant to the surrender of shares to Providian or the withholding of shares by Providian to cover tax withholding obligations under Providian Stock Plans, and (iii) as set forth elsewhere in this Section 4.2(a), Providian does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Providian Common Stock or Providian Preferred Stock or any other equity securities of Providian or any securities representing the right to purchase or otherwise receive any shares of Providian capital stock (including any rights plan or agreement). Section 4.2(a) of the Providian Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Providian Common Stock issuable upon the exercise of each stock option granted under the Providian Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such Providian stock option. Since the Capitalization Date, Providian has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 4.2(a) or pursuant to the surrender of shares to Providian or the withholding of shares by Providian to cover tax withholding obligations under the Providian Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Providian Stock Plans.

(b) Section 4.2(b) of the Providian Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each entity in which Providian beneficially owns or controls, directly or indirectly, any equity interest, regardless of whether such entity is a Subsidiary. Except as set forth in Section 4.2(b) of the Providian Disclosure Schedule, neither Providian nor any Providian Subsidiary beneficially owns or controls, directly or indirectly, any equity interest in any entity, or engages in any activity, which would not be a permissible investment or activity for a bank holding company under the BHC Act. Except as set forth in Section 4.2(b) of the Providian Disclosure Schedule, Providian owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Providian’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Providian nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Providian or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote are outstanding.

4.3 Authority; No Violation.

(a) Providian has full corporate power and authority to execute and deliver this Agreement and to consummate, and cause PNB to consummate, the transactions contemplated hereby. The Board of Directors of Providian at a duly held meeting has (i) determined that this Agreement, the Merger and the Subsidiary Merger are fair to and in the best interests of Providian and its stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) recommended that stockholders of Providian adopt this Agreement and directed that such matter be submitted for consideration by Providian’s stockholders at the Providian Stockholders Meeting (as hereinafter defined). Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Providian Common Stock, no other corporate proceedings on the part of Providian are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Providian and (assuming due authorization, execution and delivery by Washington Mutual) constitutes a valid and binding obligation of Providian, enforceable against Providian in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Providian nor the consummation by Providian of the transactions contemplated hereby (including the Merger and the Subsidiary Merger), nor compliance by Providian with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Providian or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Providian or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Providian or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Providian or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Providian.

4.4 Consents and Approvals. Except for (i) the approval of the Merger and the Subsidiary Merger by the Office of Thrift Supervision (the “OTS”), (ii) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of any required applications, filings or notices with the banking, insurance or other regulatory authorities listed in Section 4.4(iii) of the Providian Disclosure Schedule, and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (iv) the approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on the NYSE, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Providian’s stockholders to be held to vote on approval of this Agreement and the Merger (the “Proxy Statement/Prospectus”), the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any related filings or approvals under applicable state securities laws, (vi) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vii) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Providian, and (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Providian or Washington Mutual, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) or with any third party are necessary in connection with (A) the execution and delivery by Providian of this Agreement and (B) the consummation by Providian of the Merger and the Subsidiary Merger and the other transactions contemplated hereby.

4.5 Reports. Providian and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 4.5 of the Providian Disclosure Schedule or as disclosed in any Providian SEC Reports (as hereinafter defined) filed with the SEC prior to the date of this Agreement, (i) no Governmental Entity has initiated since January 1, 2000 or has pending any proceeding, enforcement action or, to the knowledge of Providian, investigation or inquiry into the business, operations, policies, practices or disclosures of Providian or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of Providian and its Subsidiaries), or, to the knowledge of Providian, threatened any of the foregoing, and (ii) there is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Providian or any of its Subsidiaries.

4.6 SEC Filings; Financial Statements.

(a) Providian has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2000 (all such forms, reports, statements, certificates and other documents filed since January 1, 2000, collectively, the “Providian SEC Reports”). None of Providian’s subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the Providian SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Providian SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Providian has made available to Washington Mutual true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Providian and any of its Subsidiaries, on the other hand, occurring since January 1, 2000, and prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Providian SEC Reports. To the knowledge of Providian, none of the Providian SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the financial statements included (or incorporated by reference) in the Providian SEC Reports (including the related notes, where applicable), after giving effect to any restatements made by Providian prior to the date of this Agreement, fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Providian and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), after giving effect to any restatements made by Providian prior to the date of this Agreement, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Providian and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The records, systems, controls, data and information of Providian and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Providian or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Providian (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Providian, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Providian by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Providian’s outside auditors and the audit committee of Providian’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Providian’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Providian’s internal controls over financial reporting. These disclosures were made in writing by management to Providian’s auditors and audit committee and a copy has previously been made available to Washington Mutual. As of the date hereof, Providian has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(d) Since January 1, 2000, (i) neither Providian nor any of its Subsidiaries nor, to the knowledge of the officers of Providian, any director, officer, employee, auditor, accountant or representative of Providian or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Providian or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Providian or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Providian or any of its Subsidiaries, whether or not employed by Providian or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Providian or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Providian or any committee thereof or to any director or officer of Providian.

4.7 Broker’s Fees. Except as set forth in Section 4.7 of the Providian Disclosure Schedule, neither Providian nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Providian Disclosure Schedule have previously been furnished to Washington Mutual.

4.8 Absence of Certain Changes or Events.

(a) Except as publicly disclosed in the Providian SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8(a) of the Providian Disclosure Schedule, since December 31, 2004, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian and (ii) Providian and its Subsidiaries have not taken any action that would have been prohibited by paragraphs (a), (b), (c), (e), (j), (k), (s), (t) or (u) of Section 6.2 if taken after the date of this Agreement.

(b) Except as publicly disclosed in the Providian SEC Reports filed with the SEC prior to the date hereof, as set forth in Section 4.8(b) of the Providian Disclosure Schedule or as contemplated by this Agreement or permitted under Section 6.2, since December 31, 2004, Providian and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Providian nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, director, executive or key employee, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 2004 or granted or committed to grant any retention incentive, severance or termination pay, entered into any contract to make or grant any retention incentive, severance or termination pay, or paid, committed to pay, or entered into any contract to pay, any bonus, in each case to any such officer, director, executive or key employee, other than pursuant to preexisting agreements, arrangements or bonus plans identified in Section 4.11(a) of the Providian Disclosure Schedule, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

4.9 Legal Proceedings.

(a) Except as publicly disclosed in the Providian SEC Reports filed with the SEC prior to the date hereof, neither Providian nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Providian’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Providian or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Providian Disclosure Schedule and except for the Regulatory Agreements (as hereinafter defined), neither Providian nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Providian, any of its Subsidiaries or the assets of Providian or any of its Subsidiaries which relates to the conduct of their respective businesses.

4.10 Taxes.

(a) Except as set forth in Section 4.10(a) of the Providian Disclosure Schedule: (i) each of Providian and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) paid in full all Taxes due or made adequate provision in the financial statements of Providian (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Providian or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either Providian or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Since January 1, 1998, except as set forth in Section 4.10(b) of the Providian Disclosure Schedule, neither Providian nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Providian) filing a consolidated tax return or (ii) has any liability for Taxes of any person (other than Providian and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 4.10(c) of the Providian Disclosure Schedule, none of Providian or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than such a contract or agreement exclusively between or among Providian and its Subsidiaries). No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Providian or any of its Subsidiaries with respect to any taxable year ending after December 31, 2001.

(d) None of Providian or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) All Taxes required to be withheld, collected or deposited by or with respect to Providian and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate.

(f) Neither Providian nor any of its Subsidiaries has been requested to grant, or has granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

(g) Except as set forth in Section 4.10(g) of the Providian Disclosure Schedule, neither Providian nor any of its Subsidiaries has participated in any transaction giving rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, other than any such transaction that has been properly disclosed thereunder.

(h) Providian is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(j) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.11 Employees; Employee Benefit Plans.

(a) Section 4.11(a) of the Providian Disclosure Schedule sets forth a true and complete list or description of each employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is sponsored by, or maintained or contributed to as of the date of this Agreement by Providian or any of its Subsidiaries (collectively, the “Plans”).

(b) Except as set forth in Section 4.11(b) of the Providian Disclosure Schedule, Providian has previously provided or made available to Washington Mutual true and complete copies of each of the Plans and each of the following: (i) the actuarial valuation reports for each Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan, (iii) any summary plan description by Providian or its Subsidiaries to Providian Employees concerning the extent of the benefits provided under a Plan, (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve months immediately following the date hereof, and (v) for the most recently completed year, the Form 5500 and attached schedules.

(c) Except as set forth in Section 4.11(c) of the Providian Disclosure Schedule, (i) each of the Plans has been operated and administered and was established in accordance with its terms and applicable laws, including but not limited to ERISA and the Code, except where such failure to operate, administer or be established would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Providian, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, and nothing has occurred that would be reasonably expected to result in any such Plan ceasing to be so qualified; (iii) no Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Providian, its Subsidiaries beyond their retirement or other termination of service other than (v) for a specified severance period no longer than three years as provided in the Plans so identified in Section 4.11(a) of the Providian Disclosure Schedule, (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Providian, its Subsidiaries or which could otherwise be payable under a Plan that is not compliant with Section 409A of the Code or the guidance issued in respect thereto by the U.S. Department of the Treasury, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (iv) no liability under Title IV of ERISA has been incurred by Providian or its Subsidiaries that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the “PBGC”)), and no condition exists that would be reasonably expected to result in Providian or its Subsidiaries incurring a material liability thereunder; (v) no Plan is subject to Title IV of ERISA; (vi) all contributions or other amounts payable by Providian or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code; (vii) neither Providian nor its Subsidiaries has engaged in a transaction in connection with which Providian or its Subsidiaries could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, or, to the knowledge of Providian, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trusts related thereto and no facts or circumstances exist that could give rise to any such actions, suits or claims; (ix) no “reportable event” (as such term is defined in Section 4043 of ERISA) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan; (x) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC; (xi) no Plan is a split-dollar life insurance program or otherwise provides for loans to employees (other than any defined contribution plan) and (xii) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Providian or any of its subsidiaries following the Closing. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(d) Except as set forth in Section 4.11(d) of the Providian Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), in respect of any current or former director, officer, employee or independent contractor of Providian or any of its Subsidiaries, provides for or could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of Providian or its Subsidiaries to merge, amend or terminate any of the Plans, (iv) cause Providian or its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

(e) As of the date hereof, the compensation information that Providian has provided Washington Mutual for purposes of calculating the amount of any “excess parachute payments” (within the meaning of Section 280G of the Code) that may be payable in connection with the Merger, assuming the Effective Time occurs in 2005, is true and correct in all respects (except with respect to any omissions or errors that are in the aggregate de minimis in amount).

4.12 Compliance with Applicable Law.

(a) Except as disclosed in Section 4.12(a) of the Providian Disclosure Schedule, Providian and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Providian or any of its Subsidiaries (including without limitation the USA PATRIOT Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and any other federal or state fair lending, consumer credit or consumer privacy law), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Providian, and neither Providian nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Providian.

(b) Providian and each Providian Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Providian, any Providian Subsidiary, or any director, officer or employee of Providian or of any Providian Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act, Providian has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 4.12(c) of the Providian Disclosure Schedule sets forth a schedule of all officers and directors of Providian who have outstanding loans from Providian, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13 Certain Contracts.

(a) Except as publicly disclosed in the Providian SEC Reports filed prior to the date hereof or as set forth in Section 4.13(a) of the Providian Disclosure Schedule, as of the date hereof neither Providian nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Providian or any of its Subsidiaries to compete in any line of business or, to the knowledge of Providian, upon consummation of the Merger will restrict the ability of the Surviving Company and its Subsidiaries to engage in any line of business in any geographic area or with any person, or which requires exclusive referrals of business or requires Providian or any of its Subsidiaries to offer specified products or services to their customers, depositors or Cardholders (as hereinafter defined) on a priority or exclusive basis, (iii) providing for the transfer or delivery of, or access to, any Cardholder list or other data with respect to the customers of Providian or its Subsidiaries (other than to service providers in the ordinary course of business and subject to customary confidentiality agreements meeting all applicable regulatory requirements, including those set forth in OCC Bulletin 2005-13 (12 CFR §30, Appendix B)), (iv) entered into in connection with the securitization of Providian Securitization Receivables (as hereinafter defined), (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from a Federal Home Loan Bank, and sales of securities subject to repurchase, in each case in the ordinary course of business) in the principal amount of $5 million or more, (vii) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Providian or its Subsidiaries, (viii) which involves the purchase or sale of assets with a purchase price of $5 million or more in any single case or $25 million in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business, (ix) which is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts for the provision of collection and other services in connection with Providian and its Subsidiaries’ credit card operations) which involve the payment of $5 million or more in annual fees, or (x) which provide for the payment by Providian or its Subsidiaries of material payments upon a change of control thereof. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not publicly disclosed in the Providian SEC Reports filed prior to the date hereof or set forth in Section 4.13(a) of the Providian Disclosure Schedule, is referred to herein as a “Providian Contract”, and neither Providian nor any of its Subsidiaries knows of, or has received notice of any material violation of the above by any of the other parties thereto. Providian has made available all contracts which involved payments by Providian or any of its Subsidiaries in fiscal year 2004 of more than $5 million or which could reasonably be expected to involve payments during fiscal year 2005 of more than $5 million other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $500,000, other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

(b) Except as set forth in Section 4.13(b) of the Providian Disclosure Schedule, (i) each Providian Contract is valid and binding on Providian and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the knowledge of Providian, is valid and binding on the other parties thereto, (ii) Providian and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Providian Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Providian or any of its Subsidiaries under any such Providian Contract.

4.14 Risk Management Instruments.

(a) All Derivative Transactions (defined below), whether entered into for the account of Providian or any of its Subsidiaries or for the account of a customer of Providian or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of the relevant Governmental Entities and in accordance with the investment, securities, risk management and other policies, practices and procedures employed by Providian and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Providian or one of its Subsidiaries enforceable against it and, to the knowledge of Providian, the respective counterparties thereto, in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect (other than due to the ordinary expiration of the term thereof). Providian and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Providian’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Providian Option.

4.15 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Providian included in Providian’s Annual Report on Form 10-K for the year ended December 31, 2004 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, neither Providian nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and to Providian’s knowledge there is no existing condition, event or circumstances that could reasonably be expected to result in any such material liability in the future, except in any such case as contemplated by this Agreement.

4.16 Rights Agreement; Anti-Takeover Provisions. Providian has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights issuable thereunder to be exercised, distributed or triggered. Providian has made available to Washington Mutual a true and correct copy of any amendment to the Rights Agreement in respect of the foregoing. The Board of Directors of Providian has taken all necessary action so that the provisions of Section 203 of the DGCL and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Providian’s Certificate of Incorporation and Bylaws), do not and will not apply to this Agreement, the Merger or the Subsidiary Merger or the transactions contemplated hereby or thereby.

4.17 Providian Information. The information relating to Providian and its Subsidiaries to be provided by Providian for inclusion in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 or Rule 14a-6 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.18 Title to Property.

(a) Real Property. Except as disclosed in Section 4.18(a) of the Providian Disclosure Schedule, Providian and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Providian and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian.

(b) Personal Property. Providian and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as publicly disclosed in the Providian SEC Reports filed prior to the date hereof or as disclosed in Section 4.18(b) of the Providian Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian. With respect to personal property used in the business of Providian and its Subsidiaries which is leased rather than owned, neither Providian nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Providian.

(c) Leased Property. All leases of real property and all other leases material to Providian and its Subsidiaries under which Providian or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Providian or such Subsidiary or, to Providian’s knowledge, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases Providian or such Subsidiary quietly enjoys the premises provided for in such lease except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian.

4.19 Insurance. Providian and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Providian reasonably has determined to be prudent in accordance with industry practice. Section 4.19 of the Providian Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of Providian and its Subsidiaries (other than insurance policies under which Providian or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans or its agreements with vendors). Providian and its Subsidiaries are in material compliance with their insurance policies, including any State Self Insurance program, and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and, except as set forth on Section 4.19 of the Providian Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Providian and its Subsidiaries, Providian or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder known to Providian and its Subsidiaries have been filed in due and timely fashion.

4.20 Environmental Liability. Except as set forth in Section 4.20 of the Providian Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Providian or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Providian, threatened against Providian or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Providian. To the knowledge of Providian, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Providian. To the knowledge of Providian, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Providian. Neither Providian nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Providian.

4.21 Opinion of Financial Advisor. Providian has received the opinion of Goldman Sachs & Co. and Citigroup Global Markets, each dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Providian Common Stock.

4.22 Intellectual Property. Providian and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use (in each case, free and clear of all Liens), all Intellectual Property material to the conduct of their existing businesses. Except for the agreements listed in Section 4.22 of the Providian Disclosure Schedule and except for in the ordinary course of business in connection with Providian’s partnership agreements, servicing agreements and asset sale agreements, neither Providian nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any Intellectual Property which it claims to own. Neither Providian nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the material Intellectual Property of any other person or entity. No person is challenging, or, to the knowledge of Providian, infringing on or otherwise violating any right of Providian or any of its Subsidiaries with respect to any material Intellectual Property owned by Providian or its

Subsidiaries. Neither Providian nor any of its Subsidiaries has received any written notice of any pending claim with respect to any material Intellectual Property used by Providian and its Subsidiaries and no material Intellectual Property owned by Providian or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

4.23 Credit Card Operations.

(a) Except as set forth in Section 4.23 of the Providian Disclosure Schedule:

(i) Providian has fully and accurately disclosed in writing to Washington Mutual all material policies, practices and procedures governing the Credit Card operations of Providian and its Subsidiaries, including their policies, practices and procedures governing credit and collection matters, accounting, fee waivers, terms changes, re-aging, underwriting, account origination and charge-offs. All of the Accounts have been solicited, originated, maintained and serviced in compliance in all material respects with all such applicable policies, practices and procedures of Providian and its Subsidiaries, all applicable legal and regulatory requirements and all applicable by-laws, rules and regulations of the relevant Credit Card Associations. None of the Accounts have been re-aged except in accordance with the re-aging policies referred to above as in effect at the time of re-aging.

(ii) All Accounts are governed by Account Agreements in one of the representative forms delivered to Washington Mutual prior to the date hereof. None of the terms of those Account Agreements have been waived or altered, modified or impaired in any material respect (other than on a case-by-case basis as reflected in the books and records of Providian and its Subsidiaries). Each Account complies in all material respects with the applicable Account Agreement.

(iii) All Account Agreements are valid and legally binding obligations of the obligors thereon, including any co-signer, guarantor or surety, in the full amount thereof set forth in the books and records of Providian and its Subsidiaries, are enforceable against such obligors in accordance with their respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Service members Civil Relief Act) and are not subject to any claim or defense by such obligors of fraud or usury against Providian or its Subsidiaries. To Providian’s knowledge, each of the receivables relating to or arising under the Accounts arose from or in connection with a bona fide sale or loan transaction (including any amounts in respect of finance charges, annual fees and similar fees and charges assessed on the Accounts), and none of such Accounts is subject to offset, recoupment, adjustment or any other valid and cognizable claim or defense of any obligor other than as may be permitted by the Fair Credit Billing Act, as amended, and the regulations thereunder.

(iv) All disclosures attributable to Providian or its Subsidiaries made in connection with the opening, servicing and collection of the Accounts complied in all material respects with all applicable laws and regulations at the time made.

(v) All applications submitted by Cardholders with respect to the Accounts have been evaluated by Providian and its Subsidiaries in accordance in all material respects with their normal credit,

underwriting and review practices, policies and procedures (other than on a case-by-case basis as reflected in the books and records of Providian and its Subsidiaries), and all Account applications have been taken and evaluated and applicants notified in a manner that complied in all material respects with applicable law and regulation, including the Equal Credit Opportunity Act and its regulations, to the extent applicable.

(vi) Each Account relates to the extension of credit and the advancement of money on a revolving basis and would be considered a credit card account under Regulation Z of the Board of Governors of the Federal Reserve System. No Account is secured by any collateral whatsoever, except to the extent arising in connection with Accounts under collection and except for accounts secured or partially secured by deposits at PNB, for each of which there exists a valid, binding and enforceable first priority lien on any funds in the deposit account related to such Account. No Account may be accessed by a debit card.

(vii) Prior to the date hereof, Providian has delivered to Washington Mutual a copy of a tape with selected fields that accurately describes, as of the date set forth therein, Providian’s Credit Card business, certain subsegments of such business and a 36-month history thereof.

(viii) The interest rates, fees and charges applicable to the Accounts comply in all material respects with the applicable Account Agreements and all legal and regulatory requirements and the by-laws, rules and regulations of the relevant Credit Card Associations. No Account has a promotional or introductory annual percentage rate lower than 0.00% or a non-promotional or non-introductory annual percentage rate lower than 8.99%. No Account currently permits a minimum payment that is less than the interest accrued in respect of such Account for any payment period consisting of 31 or fewer days.

(ix) Except in connection with its partnership and co-branding marketing programs (to the extent such partnership and co-branding marketing programs are currently in effect and set forth on Section 4.23(a)(ix) of the Providian Disclosure Schedule) or its membership product vendors, neither Providian nor any of its Subsidiaries has transferred, delivered or granted access to its list of Cardholders, or any part thereof, to any person engaged, directly or indirectly, in the marketing or distribution of any Credit Card or other service or product.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Account Agreement” means an agreement (including related disclosure) between Providian or one of its Subsidiaries and a person or persons under which the Accounts are established and Credit Cards are issued to or on behalf of such person or persons.

(ii) “Accounts” means all accounts under which a purchase, cash advance or credit transaction may be or has been made by a Cardholder by means of a Credit Card.

(iii) “Cardholder” means a person or persons in whose name(s) an Account has been established in connection with a Credit Card pursuant to an Account Agreement.

(iv) “Credit Card” means a card that may be used by the holder to purchase goods and services and to obtain cash advances through open-end revolving credit, commonly known as a credit or charge card.

(v) “Credit Card Associations” means VISA U.S.A., Inc., VISA International Inc. and MasterCard International Incorporated.

4.24 Securitizations. (a) Except as set forth in Section 4.24 of the Providian Disclosure Schedule:

(i) Each of Providian or its applicable Subsidiary and, to the knowledge of Providian, each other party thereto has performed in all material respects each obligation to be performed by it under each of the Providian Securitization Documents, including the filing of any financing statements, continuation statements or amendments under the Uniform Commercial Code of each applicable jurisdiction with the appropriate filing offices.

(ii) Each of the Providian Securitization Interests, each series of certificates or other securities issued by the Providian Master Trust, each series of notes or other securities issued by any Providian Owner Trust and each of the Providian Securitization Documents to which Providian, any Subsidiary, Providian Owner Trust or the Providian Master Trust, as the case may be, is a party is in full force and effect and is a valid, binding and enforceable obligation of Providian or such Subsidiary, Providian Owner Trust or the Providian Master Trust, as the case may be, and, to the knowledge of Providian, of the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

(iii) True and complete copies of the Providian Securitization Documents have been made available to Washington Mutual and there have been no amendments or modifications to the Providian Securitization Documents made since the date such copies were made available to Washington Mutual.

(iv) Neither the Pooling and Servicing Agreement nor any Supplement are required to be qualified as an indenture under the Trust Indenture Act of 1939, as amended, and neither the Providian Master Trust nor any of the Providian Owner Trusts are required to be registered as an investment company under the Investment Company Act of 1940, as amended. The sale of all securities issued by the Providian Master Trust and the Providian Owner Trusts were either duly registered under, or were exempt from the registration requirements of, the Securities Act.

(v) Providian is not acting as subservicer on behalf of either CompuCredit Corporation or Cardholder Management Services, LLC in connection with any transaction to which either the CSQG Trust or the Presidio Trust is a party.

(vi) PNB is the sole owner of the Bank’s Interest under the Pooling and Servicing Agreement and no Supplemental Interest exists.

(vii) No event or condition exists which is or with either notice or the passage of time would (A) constitute a default, event of default, or early amortization event, (B) require any accelerated application of cash flows received in respect of the Providian Securitization Receivables, or (C) trigger any requirement under any Providian Securitization Document to (x) fund an increase in any spread account or similar account (other than with respect to spread accounts that have already been funded), (y) draw on any such account under the terms of any Providian Securitization Document or (z) otherwise increase any credit enhancement required under the Providian Securitization Documents (each, an “Adverse Development”).

(viii) No event or condition exists which constitutes an Adverse Development or a Servicer Default or other similar event permitting the termination of the Servicer under the Providian Securitization Documents (a “Servicer Default or Termination”).

(ix) On a consolidated basis, Providian has properly accounted for the sale of the Providian Securitization Receivables under GAAP, including Statement of Financial Accounting Standards No. 125 or Statement of Financial Accounting Standards No. 140, as applicable.

(x) The consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) shall not cause the occurrence of an Adverse Development or a Servicer Default or Termination.

(xi) On a consolidated basis, Providian is not required to consolidate any variable interest entity under GAAP, including FIN 46, in connection with any transaction related to a Providian Owner Trust or the Providian Master Trust.

(xii) Neither Providian nor any of its Subsidiaries owns or has owned any security issued by a Providian Owner Trust or the Providian Master Trust that includes an embedded derivative under GAAP, except for any such securities owned only at the date of issuance thereof.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Bank’s Interest” means an interest retained by PNB pursuant to the Pooling and Servicing Agreement in any Providian Securitization Receivable.

(ii) “Providian Master Trust” means The Providian Gateway Master Trust created pursuant to the Pooling and Servicing Agreement.

(iii) “Providian Securitization Documents” means the Pooling and Servicing Agreement, each security issued by the Providian Master Trust, each security issued by any Providian Owner Trust, each Supplement and each offering circular and purchase and sale agreement by and between Providian and the initial purchaser or purchasers thereof related to such security and each document required to be delivered in connection with each such purchase and sale agreement.

(iv) “Providian Securitization Interests” means any Bank’s Interest, any Supplemental Interest, any spread account, cash collateral account or other residual interest owned by Providian or any Subsidiary created pursuant to any Providian Securitization Document.

(v) “Providian Securitization Receivables” means a receivable related to an Account that Providian has designated to the Providian Master Trust.

(vi) “Providian Owner Trust” means any trust created by PNB to hold a series certificate issued by the Providian Master Trust and issue notes or other securities backed by such series certificate.

(vii) “Pooling and Servicing Agreement” means that certain Pooling and Servicing Agreement, dated as of August 1, 1999, as amended, by and between PNB, as seller and servicer, and The Bank of New York, as trustee.

(viii) “Servicer Default” shall have the meaning ascribed thereto in Section 10.01 of the Pooling and Servicing Agreement.

(ix) “Supplement” means a series supplement to the Pooling and Servicing Agreement, as such term is defined in the Pooling and Servicing Agreement.

(x) “Supplemental Interest” means a portion of the Bank’s Interest that is assigned by PNB as permitted by the Pooling and Servicing Agreement.

4.25 Agreements With Regulatory Agencies. Except as set forth on Section 4.25 of the Providian Disclosure Schedule, neither Providian nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2000, a recipient of any supervisory letter from, or since January 1, 2000, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has Providian or any of its Subsidiaries been advised since January 1, 2000 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Providian and its Subsidiaries are in compliance in all material respects with each such Regulatory Agreement to which they are party or subject, and neither Providian nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that, or questioning whether, either Providian or any such Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

4.26 Labor Matters. Neither Providian nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Providian or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Providian or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending or, to Providian’s knowledge, threatened, nor is Providian aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5. REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL

Except as otherwise specified in a correspondingly enumerated section of the Washington Mutual Disclosure Schedule (as defined below), Washington Mutual hereby represents and warrants to Providian as follows:

5.1 Corporate Organization. Washington Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Mutual has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Washington Mutual. Washington Mutual is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”). The copies of the Articles of Incorporation and Bylaws of Washington Mutual which have previously been made available to Providian are true, complete and correct copies of such documents as in effect as of the date of this Agreement. WMB is duly organized and in good standing as a federal savings association under HOLA and its deposits are insured by the FDIC primarily through the Savings Association Insurance Fund to the fullest extent permitted by law. WMB is a member in good standing of the Federal Home Loan Bank of San Francisco. The minute books of Washington Mutual and each of its Subsidiaries previously made available to Providian contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2004 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

5.2 Capitalization. As of the date hereof, the authorized capital stock of Washington Mutual consists of 1,600,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of preferred stock, no par value. As of the close of business on June 2, 2005, there were 877,959,428 shares of Washington Mutual Common Stock outstanding and no shares of preferred stock of Washington Mutual outstanding. As of the close of business on June 2, 2005, no shares of Washington Mutual Common Stock were reserved for issuance and 700,000 shares of preferred stock of Washington Mutual were reserved for issuance in accordance with the Washington Mutual Rights Agreement. All of the issued and outstanding shares of Washington Mutual Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the disclosure schedule of Washington Mutual delivered to Providian concurrently herewith (the “Washington Mutual Disclosure Schedule”), (ii) as provided in the Rights Agreement, dated as of December 20, 2000, between Washington Mutual and Mellon Investor Services L.L.C. (as amended and supplemented, the “Washington Mutual Rights Agreement”), and (iii) as set forth elsewhere in this Section 5.2, Washington Mutual does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Washington Mutual Common Stock or Washington Mutual preferred stock or any other equity securities of Washington Mutual or any securities representing the right to purchase or otherwise receive any shares of Washington Mutual Common Stock or Washington Mutual preferred stock. The shares of Washington Mutual Common Stock to be issued pursuant to the Merger have been duly authorized and when issued in the Merger pursuant to the terms of this Agreement will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3 Authority; No Violation.

(a) Washington Mutual has full corporate power and authority to execute and deliver this Agreement and to consummate, and cause WMB to consummate, the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Subsidiary Merger) have been duly and validly approved by the Board of Directors of Washington Mutual and no other corporate proceedings on the part of Washington Mutual are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Washington Mutual and (assuming due authorization, execution and delivery by Providian) constitutes a valid and binding obligation of Washington Mutual, enforceable against Washington Mutual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Washington Mutual, nor the consummation by Washington Mutual of the transactions contemplated hereby (including the Merger and the Subsidiary Merger), nor compliance by Washington Mutual with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Washington Mutual or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Mutual or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Mutual or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Mutual or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Washington Mutual.

5.4 Consents and Approvals. Except for (i) the approval of the Merger and the Subsidiary Merger by the OTS, (ii) any notices required to be filed under the HSR Act, (iii), the Other Regulatory Approvals, (iv) the approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on the NYSE, (v) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, and any related filings or approvals under applicable state securities laws, (vi) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vii) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite vote of the stockholders of Providian, and (viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Washington Mutual of this Agreement and (B) the consummation by Washington Mutual of the Merger and the Subsidiary Merger and the other transactions contemplated hereby.

5.5 Reports.

Washington Mutual and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of Washington Mutual and its Subsidiaries, no Governmental Entity has initiated since January 1, 2000 or has pending or threatened any proceeding, enforcement action or, to the knowledge of Washington Mutual, investigation or inquiry into the business, operations, policies, practices or disclosures of Washington Mutual or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Washington Mutual or any of its Subsidiaries.

5.6 SEC Filings; Financial Statements.

(a) Washington Mutual has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2000 (all such forms, reports, statements, certificates and other documents filed since January 1, 2000, collectively, the “Washington Mutual SEC Reports”). Each of the Washington Mutual SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Washington Mutual SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Washington Mutual SEC Reports. To the knowledge of Washington Mutual, none of the Washington Mutual SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the financial statements included (or incorporated by reference) in the Washington Mutual SEC Reports (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Washington Mutual and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Washington Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The records, systems, controls, data and information of Washington Mutual and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Washington Mutual or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6(c). Washington Mutual (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Washington Mutual, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Washington Mutual by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Washington Mutual’s outside auditors and the audit committee of Washington Mutual’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Washington Mutual’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Washington Mutual’s internal controls over financial reporting. These disclosures were made in writing by management to Washington Mutual’s auditors and audit committee. As of the date hereof, Washington Mutual has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

5.7 Broker’s Fees. Except as set forth in Section 5.7 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8 Absence of Certain Changes or Events. Except as publicly disclosed in the Washington Mutual SEC Reports filed prior to the date hereof or as set forth in Section 5.8 of the Washington Mutual Disclosure Schedule, since December 31, 2004, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual.

5.9 Legal Proceedings.

(a) Neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

5.10 Compliance With Applicable Law.

(a) Except as disclosed in Section 5.10(a) of the Washington Mutual Disclosure Schedule, Washington Mutual and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Mutual or any of its Subsidiaries (including without limitation the USA PATRIOT Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and any other federal or state fair lending, consumer credit or consumer privacy law), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual, and neither Washington Mutual nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Washington Mutual.

(b) Since the enactment of the Sarbanes-Oxley Act, Washington Mutual has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

5.11 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Washington Mutual included in the Washington Mutual Form 10-K for the year ended December 31, 2004 or for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, neither Washington Mutual nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

5.12 Agreements With Regulatory Agencies. Neither Washington Mutual nor any of its Subsidiaries is subject to or is a party to any Regulatory Agreement, nor has Washington Mutual or any of its Subsidiaries been advised since January 1, 2000 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any Regulatory Agreement.

5.13 Washington Mutual Information. The information relating to Washington Mutual and its Subsidiaries to be provided by Washington Mutual to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 or Rule 14a-6 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Providian or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.14 Taxes.

(a) Except as set forth in Section 5.14(a) of the Washington Mutual Disclosure Schedule: (i) each of Washington Mutual and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) paid in full all Taxes due or made adequate provision in the financial statements of Washington Mutual (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Washington Mutual or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either Washington Mutual or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Except as set forth in Section 5.14(b) of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any of its Subsidiaries has participated in any transaction giving rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, other than any such transaction that has been properly disclosed thereunder.

(c) Washington Mutual is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.15 Risk Management Instruments. All Derivative Transactions, whether entered into for the account of Washington Mutual or any of its Subsidiaries or for the account of a customer of Washington Mutual or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of the relevant Governmental Entities and in accordance with the investment, securities, risk management and other policies, practices and procedures employed by Washington Mutual and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Washington Mutual or one of its Subsidiaries enforceable against it and, to the knowledge of Washington Mutual, the respective counterparties thereto, in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect (other than due to the ordinary expiration of the term thereof). Washington Mutual and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Washington Mutual’s knowledge as of the date hereof, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

6. COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Providian shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

6.2 Providian Forbearances. Except as set forth in Section 6.2 of the Providian Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, or by the Regulatory Agreements or any regulatory authority, during the period from the date of this Agreement to the Effective Time, Providian shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Washington Mutual (which consent shall not be unreasonably withheld):

(a) (i) adjust, split, combine or reclassify its capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 6.2 or pursuant to the surrender of shares to Providian or the withholding of shares by Providian to cover tax withholding obligations under the Providian Stock Plans), or (iii) except as otherwise permitted by this Section 6.2, grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock, or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 6.2 or pursuant to the terms of the Convertible Notes) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

(b) sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, except (i) in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Providian Disclosure Schedule, (iii) sales of written off Accounts to collection services or other buyers, or (iv) transfers of receivables arising under Accounts to the Providian Master Trust and sales of Providian Securitization Receivables pursuant to Providian Securitization Documents, and the sale of investment securities in connection with such securitization activities;

(c) make any acquisition or investment, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity or pursuant to written contracts or agreements entered into prior to the date hereof (true and correct copies of which have been delivered to Washington Mutual prior to the date of this Agreement)), by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Providian, except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Providian Disclosure Schedule and except as otherwise permitted by this Section 6.2;

(d) (i) enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Providian Contract or any other contract, lease or agreement that calls for aggregate annual payments of $5 million or more and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $500,000 or (ii) has a term of less than one year, other than securitizations and conduit financings in the ordinary course of business pursuant to the Providian Securitization Documents or any other securitization program contemplated by Section 6.2 of the Providian Disclosure Schedule; or (iii) hire any new officers, executives or employees above the level of Vice President or terminate any officers, executives or employees above the level of Vice President;

(e) other than general salary increases made in the ordinary course of business consistent with past practices (including without limitation in terms of the amount of such increases, on an aggregate basis in relation to the same period of time in the immediately preceding calendar year, the timing of such increases, and the selection of and eligibility requirements for the applicable recipients thereof), for employees, directors or independent contractors generally or as required by contractual commitments outstanding on the date hereof and identified in Section 4.11(a) of the Providian Disclosure Schedule, (i) increase, or commit to increase, in any material respect the compensation (including base salary, wages and annual or long-term incentive opportunities or payments) or fringe benefits of any of its employees, directors or independent contractors, (ii) pay any severance, annual incentive payment, or benefit in the form of a welfare benefit or discretionary pension or retirement allowance contribution not required by any existing plan or agreement identified in Section 4.11(a) of the Providian Disclosure Schedule to any employees, directors or independent contractors, in any case in this clause (ii) above other than in the ordinary course of business consistent with past practice (including without limitation in terms of the amount of such payments on a per person basis, levels of benefits provided, timing of payments, and selection of and eligibility requirements for the applicable recipients), which does not otherwise materially increase the aggregate cost to Providian of paying all such payments and benefits during the period in which this Section 6.2(d) applies, from the aggregate cost to Providian of paying all such payments and benefits during the same period of time in the immediately preceding calendar year, or (iii) become a party to, amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

(f) other than in accordance with contracts entered into prior to the date of this Agreement which were disclosed to Washington Mutual prior to the date hereof or otherwise in accordance with this Agreement, make (i) any capital expenditures relating to technology initiatives (including Internet web sites) or (ii) any other capital expenditures, in excess of (A) $5 million per project or related series of projects or (B) $25 million in the aggregate, other than expenditures necessary to maintain existing assets and systems in good repair;

(g) (i) amend, terminate or otherwise modify in any material respect any of the Account Agreements or waive or modify any of the terms thereof in any material respect; provided that Providian may, on a case by case basis in the ordinary course of business consistent with its current policies, practices and procedures (the material terms of which have been fully disclosed in writing to Washington Mutual prior to the date of this Agreement) and solely for the purpose of Account retention (including under Providian’s product marketing, customer satisfaction and line management programs, the material terms of which have been fully disclosed in writing to Washington Mutual prior to the date hereof) and Account collections: modify interest rates, fees, credit line limits, minimum monthly payments and other similar terms, waive late fees, over-limit fees or other similar fees, charges and terms or terminate Account Agreements; or (ii) with respect to the Accounts, change its accounting practices or change its credit and underwriting, posting, collection, recoveries, re-aging, delinquency or other material operating policies, practices or procedures or its methods of assigning status codes on the Accounts;

(h) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business;

(i) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order, settlement agreement or judgment restricting its business or operations;

(j) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Providian), or a letter of intent or agreement in principle with respect thereto;

(k) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance;

(l) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Washington Mutual prior to the date hereof);

(m) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect;

(n) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another person, except for deposit liabilities, issuances pursuant to the Providian Securitization Documents or other indebtedness incurred in the ordinary course of business consistent with past practice;

(o) foreclose on or take a deed or title to any real estate;

(p) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, servicing center or other facility;

(q) create any new securitization vehicles or create (or enter into an agreement with another person to contribute to) any special purpose funding or variable interest entity, except the master note trust the material terms of which have been disclosed in writing to Washington Mutual prior to the date hereof;

(r) intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement;

(s) make or change any material Tax election, settle or compromise any material Tax liability of Providian or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Providian or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim a material Tax refund;

(t) participate in any transaction giving rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

(u) make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP, in each case as concurred in by Providian’s independent public accountants;

(v) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied; or

(w) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3 No Fundamental Washington Mutual Changes. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of Providian (which consent shall not be unreasonably withheld), (i) amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the stockholders of Providian, (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied, (iii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (iv) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

7. ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) Washington Mutual and Providian shall promptly prepare the Proxy Statement/Prospectus and the S-4 and Washington Mutual shall promptly (and in any event within 30 days of the date hereof) file with the SEC the Proxy Statement/Prospectus and the S-4. Each of Washington Mutual and Providian shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Providian shall thereafter mail the Proxy Statement/Prospectus to its stockholders.

(b) The parties acknowledge and agree that the Merger is conditioned upon the Subsidiary Merger occurring concurrently with or immediately following the Effective Time of the Merger. Accordingly, Providian and Washington Mutual agree that they will use their reasonable best efforts to cause the Subsidiary Merger to be consummated at such time, including filing such applications, causing PNB and WMB to enter into a merger agreement containing customary terms and conditions, approving such merger agreement in their capacities as sole stockholders of PNB and WMB, respectively, and taking such other and further actions as may be reasonably necessary to consummate the Subsidiary Merger. The parties further acknowledge and agree that their respective obligations under this Article 7 shall apply to the Subsidiary Merger as well as the Merger.

(c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Subsidiary Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Washington Mutual shall file all appropriate applications with the OTS necessary to obtain approval for the Merger and the Subsidiary Merger within 30 days of the date hereof. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Washington Mutual to take any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Providian) on the business or operations of the Surviving Company following the Effective Time (a “Materially Burdensome Regulatory Condition”).

(d) Washington Mutual and Providian shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Washington Mutual, Providian or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement.

7.2 Access to Information

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Providian shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Washington Mutual access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Providian and its Subsidiaries, and, during such period, Providian shall, and shall cause its Subsidiaries to, make available to Washington Mutual (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking, lending, or consumer finance, protection or privacy laws (other than reports or documents which Providian is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Washington Mutual may reasonably request. At the request of Washington Mutual, Providian shall comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data room established by Providian prior to the date hereof. Neither Providian nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials furnished pursuant to this Agreement in confidence shall be subject to the provisions of the Confidentiality Agreement, dated April 20, 2005, between Washington Mutual and Providian (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 Stockholders Meeting.

(a) Providian shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the S-4 becomes effective (the “Providian Stockholders Meeting”) for the purpose of obtaining the required vote of the holders of Providian Common Stock with respect to the transactions contemplated by this Agreement and, subject to Section 7.3(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of Providian shall recommend adoption of this Agreement by the stockholders of Providian and shall not (x) withdraw, modify or qualify in any manner adverse to Washington Mutual such recommendation or (y) take any other action or make any other public statement in connection with the Providian Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in Providian Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Providian Recommendation, this Agreement shall be submitted to the stockholders of Providian at the Providian Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Providian of such obligation. In addition to the foregoing, Providian shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger. As used in this Agreement, “Acquisition Proposal” shall mean any proposal for a merger, consolidation or other business combination involving Providian or otherwise involving 15% or more of the fair market value of the business of Providian and its Subsidiaries, taken as a whole, or any proposal or offer to acquire in any manner (including by tender or exchange offer, open market purchase, issuance by Providian or otherwise) more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Providian and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement and other than securitization and conduit financing transactions in the ordinary course of business consistent with past practice.

(b) Notwithstanding the foregoing, Providian and its Board of Directors shall be permitted to effect a Change in Providian Recommendation if and only to the extent that:

(i) Providian shall have complied in all material respects with Section 7.10; and

(ii) (A) Providian shall have received an Acquisition Proposal after the date of this Agreement and the Board of Directors of Providian shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) after giving effect to all of the adjustments which may be offered by Washington Mutual pursuant to clause (D) below, (B) Providian’s Board of Directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, (C) Providian shall notify Washington Mutual, at least five Business Days in advance, of its intention to effect a Change in Providian Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnishing to Washington Mutual a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) prior to effecting such a Change in Providian Recommendation, Providian shall, and shall cause its financial and legal advisors to, during the period following Providian’s delivery of the notice referred to in clause (C) above, negotiate with Washington Mutual in good faith (to the extent Washington Mutual desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of Providian concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be nationally recognized investment banking firms), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving Providian and not its Subsidiaries.

(c) Nothing contained in this Agreement shall prevent Providian or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.4 Legal Conditions to Merger.

(a) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Providian shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the Subsidiary Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Providian or Washington Mutual or any of their respective Subsidiaries in connection with the Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a Materially Burdensome Regulatory Condition.

(b) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Providian agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Washington Mutual or Providian is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.5 Affiliates. Providian shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Providian to deliver to Washington Mutual, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Providian Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to Washington Mutual, relating to required transfer restrictions on the Washington Mutual Common Stock received by them in the Merger pursuant to Rule 145.

7.6 Stock Exchange Listing. Washington Mutual shall use its reasonable best efforts to cause the shares of Washington Mutual Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

7.7 Employees; Employee Benefit Plans.

(a) Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by Providian and its subsidiaries (the “Continuing Employees”) full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans or arrangements maintained by Washington Mutual, the Surviving Corporation or any subsidiary of Washington Mutual or the Surviving Corporation (collectively, the “Washington Mutual Plans”), other than the Washington Mutual Pension Plan, Washington Mutual Supplemental Executive Retirement Accumulation Plan, Supplemental Employee Retirement Plan, the Washington Mutual Executive Target Retirement Income Plan, the Washington Mutual Retiree Welfare Plan or any “final average pay” defined benefit pension plan (collectively, the “Excluded Plans”), for such Continuing Employees’ service with Providian or any subsidiary of Providian (or any predecessor entity) to the same extent recognized by Providian and its subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Washington Mutual Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time, and (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits. Notwithstanding the foregoing sentence, for purposes of the Excluded Plans, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to give the Continuing Employees credit for eligibility and vesting for purposes of the Washington Mutual Retiree Welfare Plan and the Washington Mutual Pension Plan.

(b) From and after the Effective Time, and subject to the immediately following sentence, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, provide to the Continuing Employees with compensation and benefit arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Washington Mutual. As soon as practicable after the Effective Time, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, cause the Continuing Employees to commence participation in such Washington Mutual Plans as are provided to similarly situated employees of Washington Mutual, and provided, further, that each Continuing Employee whose employment is terminated during the twelve-month period following the Effective Time (other than those individuals identified in Section 4.11(a) of the Providian Disclosure Schedule as having an employment, change of control, severance or similar type of agreement) shall be entitled to receive severance pay and benefits that a similarly situated employee of Washington Mutual would receive under the applicable Washington Mutual Plan that is a severance plan. In addition to the foregoing, with respect to all Paid Time Off (as such term is defined to include vacation, volunteer time, funeral time, school conferences, sick time and personal time, but not including sabbatical leave) that has been accrued through the Effective Time (“PTO”) by any Continuing Employee under the applicable PTO Plan, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, at its discretion, either pay the Continuing Employee his or her PTO as soon as practicable after the Effective Time or allow such Continuing Employee to convert such PTO into vacation or sick leave (or a combination thereof); provided, however, that any such converted PTO may be subject to a maximum cap, with any excess PTO to be paid in cash to the Continuing Employee as soon as practicable after the Effective Time. By no later than the date on which the Continuing Employees are placed on the Washington Mutual payroll system, the Continuing Employees shall receive a cash payment equal to their respective sabbatical leave accrued through the relevant payment date thereof. Notwithstanding anything set forth in this Section 7.7 to the contrary, nothing set forth in this Section 7.7 shall give rise to the duplication of any benefits to any Continuing Employee.

(c) The provisions of this Section 7.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of any of Providian or any of its subsidiaries, Washington Mutual or any of its subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.7) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.7 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 7.7(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Providian or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Providian, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, Washington Mutual shall indemnify and hold harmless each such Indemnified Party, to the fullest extent to which such Indemnified Party would be entitled under applicable law and the By-Laws of Providian as in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Washington Mutual thereof, provided that the failure to so notify shall not affect the obligations of Washington Mutual under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Washington Mutual.

(b) Without limiting any of the obligations under paragraph (a) of this Section 7.8, Washington Mutual agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified

Parties as provided in Providian’s Certificate of Incorporation or Bylaws or in the corresponding constituent documents of any of Providian’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 7.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Providian or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Washington Mutual.

(c) Washington Mutual shall use its best efforts to cause the persons serving as officers and directors of Providian immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Providian (provided that (x) Washington Mutual may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of Providian than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Providian, and (y) in no event will Washington Mutual be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Providian for such insurance (the “Insurance Amount”), and provided further, that if Washington Mutual is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding clause (y), Washington Mutual shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.9 Advice of Changes. Washington Mutual and Providian shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Section 8 or give rise to any right of termination under Section 9 unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.10 No Solicitation.

(a) None of Providian, Providian’s Subsidiaries or any of their respective officers, directors, employees, agents, representatives and affiliates (collectively, “Representatives”) shall, directly or indirectly (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal, (iii) waive any provision of or amend the terms of the Rights Agreement (or redeem the rights issued thereunder) in respect of an Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Washington Mutual or its affiliates or (v) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or execute or enter into any letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or propose or agree to do any of the foregoing; provided that, in the event Providian receives an unsolicited bona fide Acquisition Proposal and Providian’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, prior to the Providian Stockholders Meeting Providian may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the Board of Directors of Providian concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided further that (x) prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Providian shall have entered into a confidentiality agreement with such third party on terms no less favorable to Providian than the Confidentiality Agreement, and (y) Providian shall also furnish to Washington Mutual a copy of any confidential data or information that it is furnishing to any third party pursuant to this Section 7.10(a) to the extent not previously furnished to Washington Mutual. Providian will immediately cease and cause to be terminated any activities, discussions or negotiations it or its Subsidiaries or any of their respective Representatives may have conducted before the date of this Agreement with any persons other than Washington Mutual with respect to any Acquisition Proposal and will use its (and will cause its Subsidiaries and their Representatives to use their) reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Providian or such Subsidiaries or Representatives thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms thereof in a court of competent jurisdiction. Providian will promptly (within one Business Day) advise Washington Mutual following receipt of any Acquisition Proposal, or of any request for nonpublic information or access to the books and records of Providian in connection with a possible Acquisition Proposal, describing the substance thereof (including the identity of the person making such Acquisition Proposal or request for information or access), and will keep Washington Mutual apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal and any material changes thereto) on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, Providian shall promptly, and in any event within 24 hours, notify Washington Mutual orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 7.10.

(b) Providian agrees that any violation of the restrictions set forth in this Section 7.10 by any Representative of Providian or any of its Subsidiaries, at the direction or with the consent or prior knowledge or awareness of Providian or its Subsidiaries, shall be deemed to be a breach of this Section 7.10 by Providian.

7.11 Subsequent Interim and Financial Statements. As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, Providian shall furnish to Washington Mutual (i) consolidated and consolidating financial statements (including balance sheet, income statement and statement of changes in stockholders’ equity) of Providian and its Subsidiaries as of and for such month then ended and (ii) any key internal management reports relating to the foregoing. All information furnished by Providian to Washington Mutual pursuant to this Section 7.11 shall be held in confidence by Washington Mutual to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

7.12 Reorganization. Neither Washington Mutual nor Providian shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.13 Exemption From Liability Under Section 16(b). Assuming that Providian delivers to Washington Mutual the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Washington Mutual, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Providian Insiders (as defined below) of Washington Mutual Common Stock in exchange for shares of Providian Common Stock, and of options to purchase Washington Mutual Common Stock upon conversion of Providian Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Providian to Washington Mutual prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all respects regarding the Providian Insiders, the number of shares of Providian Common Stock held by each such Providian Insider and the number and description of the Providian Options held by each such Providian Insider. “Providian Insiders” shall mean those officers and directors of Providian who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

7.14 Management Consultation Meetings and Distribution of Information. From the date of this Agreement until the Effective Time, the Washington Mutual senior manager responsible for the integration of Washington Mutual and Providian set forth on Section 7.14 of the Washington Mutual Disclosure Schedule, and the Providian senior manager responsible for the integration of Washington Mutual and Providian set forth on Section 7.14 of the Washington Mutual Disclosure Schedule, shall confer on a regular basis regarding the business and operations of Washington Mutual and Providian.

8. CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Providian entitled to vote thereon.

(b) NYSE Listing. The shares of Washington Mutual Common Stock to be issued to the holders of Providian Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including without limitation the approvals of the OTS necessary to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

8.2 Conditions to Obligations of Washington Mutual. The obligations of Washington Mutual to effect the Merger are also subject to the satisfaction or waiver by Washington Mutual at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Providian set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Providian. Washington Mutual shall have received a certificate signed on behalf of Providian by the Chief Executive Officer and Chief Financial Officer of Providian to the foregoing effect.

(b) Performance of Obligations of Providian. Providian shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Mutual shall have received a certificate signed on behalf of Providian by the Chief Executive Officer and the Chief Financial Officer of Providian to such effect.

(c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval which imposes any restriction or condition which constitutes a Materially Burdensome Regulatory Condition.

(d) Tax Opinion. Washington Mutual shall have received an opinion of Simpson Thacher & Bartlett LLP, counsel to Washington Mutual, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of Washington Mutual and Providian will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, such counsel may require and rely upon written representations from Providian and Washington Mutual.

(e) Subsidiary Merger. All regulatory approvals required to consummate the Subsidiary Merger, including without limitation the approval of the OTS and any Other Regulatory Approvals with respect thereto, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Subsidiary Merger.

8.3 Conditions to Obligations of Providian. The obligation of Providian to effect the Merger is also subject to the satisfaction or waiver by Providian at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Washington Mutual set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Washington Mutual. Providian shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to the foregoing effect.

(b) Performance of Obligations of Washington Mutual. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Providian shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

(c) Tax Opinion. Providian shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Providian, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Providian and Washington Mutual will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of a fractional share interest in Washington Mutual Common Stock, no gain or loss will be recognized by any of the stockholders of Providian in the Merger. In rendering its opinion, such counsel may require and rely upon written representations from Providian and Washington Mutual.

9. TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Washington Mutual and Providian in a written instrument, if the Board of Directors of each so determines;

(b) by either Washington Mutual or Providian if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or, unless Washington Mutual shall have waived the condition set forth in Section 8.2(f), the Subsidiary Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or, unless Washington Mutual shall have waived the condition set forth in Section 8.2(f), the Subsidiary Merger;

(c) by either Washington Mutual or Providian if the Effective Time shall not have occurred on or before March 31, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Washington Mutual or Providian (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 8 hereof;

(e) by either Washington Mutual or Providian if any approval of the stockholders of Providian contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Providian Stockholders Meeting or at any adjournment or postponement thereof;

(f) by Washington Mutual, if (i) the Board of Directors of Providian shall have failed to recommend the Merger, or shall have withdrawn, modified or changed in a manner adverse to Washington Mutual its recommendation of the Merger (or shall have disclosed its intention to withdraw, modify or adversely change such recommendation), (ii) Providian shall have materially breached the terms of Section 7.10 hereof in any respect adverse to Washington Mutual or Providian or its Representatives shall have participated in any discussions or negotiations regarding any Acquisition Proposal for more than twenty (20) days after the date on which such discussions or negotiations first commenced, or (iii) Providian shall have breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Providian Stockholders Meeting in accordance with Section 7.3; or

(g) by Washington Mutual if a tender offer or exchange offer for 25% or more of the outstanding shares of Providian Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the Board of Directors of Providian recommends that the stockholders of Providian tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Washington Mutual or Providian as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Washington Mutual, Providian, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Providian shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) Providian shall pay Washington Mutual, by wire transfer of immediately available funds, the sum of $225,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Washington Mutual pursuant to Sections 9.1(f) or 9.1(g), then Providian shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii) if this Agreement is terminated by (A) Washington Mutual pursuant to Section 9.1(d) if the breach giving rise to such termination was willful, (B) by either Washington Mutual or Providian pursuant to Section 9.1(e) or (C) by either Washington Mutual or Providian pursuant to Section 9.1(c) without a vote of the stockholders of Providian contemplated by this Agreement at the Providian Stockholders Meeting having occurred, and in any such case an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Providian (or any person shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the taking of the vote of the stockholders of Providian contemplated by this Agreement at the Providian Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then Providian shall pay (x) an amount equal to $75,000,000 on the second Business Day following such termination, and (y) if within 15 months after such termination Providian or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Providian shall pay the remainder of the Termination Fee on the date of such execution or consummation.

(c) Any amount that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual.

(d) For purposes of this Section 9.2, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

(e) Providian and Washington Mutual agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Providian fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Providian shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Mutual in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Providian; provided, however, that after any approval of the transactions contemplated by this Agreement by Providian’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Providian stockholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Providian Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10. GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.2 Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Washington Mutual, to:

Washington Mutual, Inc.

1201 Third Avenue

Seattle, Washington 98101

Attention:  Steve Rotella

Facsimile: (206) 461-5739

with a copy to:

Washington Mutual, Inc.

1201 Third Avenue

Seattle, Washington 98101

Attention:  Todd Baker

  Carey Brennan

Facsimile: (206) 461-5739

  (206) 377-6244

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson

Facsimile: (212) 455-2502

(b)  if to Providian, to:

Providian Financial Corporation

201 Mission Street

San Francisco, California 94105

Attention: Ellen Richey

Facsimile: (415) 278-6028

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Craig M. Wasserman

Facsimile: (212) 403-2000

10.4 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Providian, Washington Mutual or any of their respective officers, directors, Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement. This Agreement (together with the documents, schedules and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law or the DGCL are applicable).

10.8 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9 Publicity. Washington Mutual and Providian shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE. Without limiting the reach of the preceding sentence, Washington Mutual and Providian shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Providian and its Subsidiaries shall (a) consult with Washington Mutual regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Washington Mutual with stockholder lists of Providian and (c) allow and facilitate Washington Mutual contact with stockholders of Providian and other prospective investors.

10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Washington Mutual and Providian have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

WASHINGTON MUTUAL, INC.

By:	/s/ KERRY K. KILLINGER
Name:	Kerry K. Killinger
Title:	Chairman and Chief Executive Officer

PROVIDIAN FINANCIAL CORPORATION

By:	/s/ JOSEPH W. SAUNDERS
Name:	Joseph W. Saunders
Title:	Chairman, President and Chief Executive Officer

Annex B

June 5, 2005

The Board of Directors

Providian Financial Corporation

201 Mission Street

San Francisco, CA 94105

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Providian Financial Corporation (the “Company”) of the Merger Consideration (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and between the Company and Washington Mutual, Inc. (“Buyer”). As more fully described in the Merger Agreement, (i) the Company will merge with and into Buyer (the “Merger”), (ii) immediately following the Merger, Providian National Bank (“PNB”), a wholly-owned subsidiary of the Company, will merge with and into Washington Mutual Bank, FA, a wholly-owned subsidiary of Buyer, and (iii) each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than certain shares specified in the Merger Agreement) will be converted into the right to receive aggregate consideration (the “Merger Consideration”) consisting of (A) a number of shares of the common stock, no par value, of Buyer (“Buyer Common Stock”) equal to the product of 0.45 (the “Exchange Ratio”) and 0.89 and (B) an amount of cash equal to the product obtained by multiplying (1) the product of the Exchange Ratio and 0.11 by (2) the average of the closing sale prices of one share of Buyer Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the date on which the closing of the Merger occurs, as reported by The Wall Street Journal.

In arriving at our opinion, we reviewed a draft dated June 5, 2005, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Buyer concerning the businesses, operations and prospects of the Company and Buyer. We examined certain publicly available business and financial information relating to the Company and Buyer as well as certain financial forecasts and other information and data relating to the Company and Buyer which were provided to or discussed with us by the respective managements of the Company and Buyer, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of the Company and Buyer to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Company Common Stock and Buyer Common Stock; the historical and projected earnings and other operating data of the Company and Buyer; and the capitalization and financial condition of the Company and Buyer. We considered, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Buyer. We also evaluated certain potential pro forma financial effects of the Merger on Buyer. We also reviewed information relating to, and had discussions with the management of the Company regarding, the February 2005 Capital Plan of PNB and related regulatory matters and the alternatives available to the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Buyer that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company and Buyer provided to or otherwise reviewed by or discussed with us, we have been

The Board of Directors, Providian Financial Corporation

June 5, 2005

advised by the respective managements of the Company and Buyer that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Buyer as to the future financial performance of the Company and Buyer, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger and the other transactions contemplated by the Merger Agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Buyer or the contemplated benefits of the Merger in any way meaningful to our analysis. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of the Company and Buyer. We are not expressing any opinion as to what the value of the Buyer Common Stock actually will be when issued pursuant to the Merger or the price at which the Buyer Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Buyer nor have we made any physical inspection of the properties or assets of the Company or Buyer, nor have we examined any individual credit files of the Company or Buyer. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto, and we have not made an independent evaluation of the adequacy of such allowances. In addition, we have assumed, with your consent, that the respective allowances of the Company and Buyer for losses with respect to loan and lease portfolios will be, in each case, in the aggregate adequate to cover all such losses. We are not experts in the evaluation of the fair value of mortgage servicing rights and the related risk management strategies for purposes of assessing the adequacy of valuation allowances for impairment with respect thereto, and we have not made an independent evaluation of such risk management strategies or the adequacy of such valuation allowances. We further have assumed, with your consent, that the valuation allowances of Buyer for mortgage servicing rights impairment will be in the aggregate adequate to cover all such impairment. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, all of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to the Company and Buyer, and currently provide services to the Company, unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation including, without limitation, acting as financial advisor in the sale of the Providian Master Trust and the sale of the Company’s credit card operations conducted in the United Kingdom, by acting as joint bookrunner, bookrunner or co-manager in connection with certain transactions by the Company, by acting as bookrunner or co-manager in connection with certain transactions by Buyer, and by facilitating certain block trades and share repurchases by Buyer. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Buyer for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Buyer and their respective affiliates.

B-2

The Board of Directors, Providian Financial Corporation

June 5, 2005

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

B-3

Annex C

PERSONAL AND CONFIDENTIAL

June 5, 2005

Board of Directors

Providian Financial Corporation

201 Mission Street

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Providian Financial Corporation (the “Company”) of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of June 5, 2005 (the “Agreement”), between Washington Mutual, Inc. (“WAMU”) and the Company. The Agreement provides that the Company will be merged with and into WAMU and that each outstanding Share will be converted into the right to receive (i) an amount in cash, without interest, equal to the Per Share Amount (as defined below), and (ii) 0.4005 shares of common stock, no par value (“WAMU Common Stock”), of WAMU (the “Consideration”). “Per Share Amount” means the product of (x) 0.0495 and (y) the average of the closing sale prices of one share of WAMU Common Stock for the ten trading days immediately preceding the Closing Date (as defined in the Agreement) on the New York Stock Exchange as reported by The Wall Street Journal.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Merger (as defined in the Agreement). We expect to receive fees for our services in connection with the Merger, the principal portion of which is contingent upon consummation of the Merger, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as the Company’s financial advisor in connection with the sale of its Providian Master Trust in January 2002; as the Company’s financial advisor in connection with the sale of its U.K. credit card operations in February 2002; as a co-manager with respect to a public offering of the Company’s 4.00% Convertible Senior Notes due May 2008 (aggregate principal amount $287,500,000) in May 2003; and as co-lead manager with respect to a public offering of the Company’s 2.75% Convertible Cash to Accreting Senior Notes due April 2016 (aggregate principal amount $277,200,000) in March 2004. We have provided certain investment banking services to WAMU from time to time, including having acted as a co-manager with respect to public offerings of mortgage securitizations by WAMU and its subsidiaries and as a financial advisor to WAMU in connection with its acquisition of Dime Bancorp, Inc. in 2001, and we currently are an agent in WAMU’s commercial paper facility. We also may provide investment banking services to the Company and WAMU in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, purchasing and selling loans, financing and brokerage activities for both companies and individuals, including the Company and WAMU. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, WAMU and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and WAMU for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Board of Directors

Providian Financial Corporation

June 5, 2005

Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and WAMU for the five fiscal years ended December 31, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and WAMU; the February 2005 Capital Plan of the Company’s bank subsidiary; certain other communications from the Company and WAMU to their respective stockholders; and certain internal financial analyses and forecasts for the Company and WAMU prepared by its their respective managements, including certain cost savings and operating synergies projected by the management of the Company to result from the Merger. We also have held discussions with members of the senior managements of the Company and WAMU regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the WAMU Common Stock, compared certain financial and stock market information for the Company and WAMU with similar market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer finance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of the Company and WAMU have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and WAMU, as the case may be. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or WAMU or on the expected benefits of the Merger in any way meaningful to our analysis. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. We are not experts in the evaluation of the fair value of mortgage servicing rights and related risk management strategies for purposes of assessing the adequacy of provisions for impairment with respect thereto, and have not made an independent evaluation of such risk management strategies or the adequacy of such provisions. We have assumed, with your consent, that the provisions of WAMU for mortgage servicing rights impairment will be in the aggregate adequate to cover all such impairment. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or WAMU or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Merger nor are we expressing any opinion as to the prices at which shares of WAMU Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

C-2

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 Appraisal Rights.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surveying or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 23B.08.320 of the Washington Business Corporation Act (the “Corporation Act”) provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. In Article XII of its Amended and Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Washington Mutual directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Pursuant to Article IX of Washington Mutual’s Amended and Restated Articles of Incorporation and Article VIII of Washington Mutual’s Restated Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct, or from or on account of conduct in violation of Section 23B.08.310 of the Corporation Act, or a knowing violation of the law from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then Washington Mutual directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article IX of Washington Mutual’s Amended and Restated Articles of Incorporation and Article VIII of Washington Mutual’s Restated Bylaws, Washington Mutual may, by action of the Washington Mutual Board, provide indemnification and pay expenses to officers, employees and agents of Washington Mutual or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filled herewith or incorporated herein by reference:

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger, dated as of June 5, 2005, by and between Washington Mutual, Inc. and Providian Financial Corporation (included as Annex A to the proxy statement/prospectus contained in this registration statement)

3.1	Restated Articles of Incorporation of Washington Mutual, Inc., as amended (incorporated by reference to Washington Mutual’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 0-25188)

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Washington Mutual, Inc. creating a class of preferred stock, Series RP (incorporated by reference to Washington Mutual’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 0-25188)

3.3	Restated Bylaws of Washington Mutual, Inc. (incorporated by reference to Washington Mutual’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 1-14667)

4.1	Rights Agreement dated December 20, 2000 between Washington Mutual, Inc. and Mellon Investor Services, LLC (incorporated by reference to Washington Mutual’s Current Report on Form 8-K filed January 8, 2001, File No. 0-25188)

5.1	Opinion of Heller Ehrman LLP regarding legality of securities being registered*

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the merger*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger*

23.1	Consent of Deloitte and Touche LLP, independent registered public accountants for Washington Mutual, Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accountants for Providian Financial Corporation

23.3	Consent of Heller Ehrman LLP (included as part of its opinion filed as Exhibit 5.1)*

23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)*

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)*

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy of Providian*

99.2	Consent of Citigroup Global Markets Inc.

99.3	Form of Consent of Goldman, Sachs & Co.

*	To be filed by amendment.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SEATTLE, STATE OF WASHINGTON, ON JULY 1, 2005.

WASHINGTON MUTUAL, INC.

By:	/s/ KERRY K. KILLINGER
Name:	Kerry K. Killinger
Title:	Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fay L. Chapman and Thomas W. Casey and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 1, 2005.

/s/ KERRY K. KILLINGER Kerry K. Killinger Chairman and Chief Executive Officer; Director (Principal Executive Officer)	/s/ THOMAS W. CASEY Thomas W. Casey Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ DOUGLAS P. BEIGHLE Douglas P. Beighle Director	/s/ ROBERT H. MILES Robert H. Miles Senior Vice President and Controller (Principal Accounting Officer)

/S/ ANNE V. FARRELL Anne V. Farrell Director	/s/ MARGARET OSMER MCQUADE Margaret Osmer McQuade Director

/s/ STEPHEN E. FRANK Stephen E. Frank Director	/S/ MARY E. PUGH Mary E. Pugh Director

Charles M. Lillis Director	William G. Reed, Jr. Director

/s/ PHILLIP D. MATTHEWS Phillip D. Matthews Director	/s/ WILLIAM D. SCHULTE William D. Schulte Director

Michael K. Murphy Director	/S/ JAMES H. STEVER James H. Stever Director

/S/ WILLIS B. WOOD, JR. Willis B. Wood, Jr. Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger, dated as of June 5, 2005, by and between Washington Mutual, Inc. and Providian Financial Corporation (included as Annex A to the proxy statement/prospectus contained in this registration statement)

3.1	Restated Articles of Incorporation of Washington Mutual, Inc., as amended (incorporated by reference to Washington Mutual’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 0-25188)

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Washington Mutual, Inc. creating a class of preferred stock, Series RP (incorporated by reference to Washington Mutual’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 0-25188)

3.3	Restated Bylaws of Washington Mutual, Inc. (incorporated by reference to Washington Mutual’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 1-14667)

4.1	Rights Agreement dated December 20, 2000 between Washington Mutual, Inc. and Mellon Investor Services, LLC (incorporated by reference to Washington Mutual’s Current Report on Form 8-K filed January 8, 2001, File No. 0-25188)

5.1	Opinion of Heller Ehrman LLP regarding legality of securities being registered*

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the merger*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger*

23.1	Consent of Deloitte and Touche LLP, independent registered public accountants for Washington Mutual, Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accountants for Providian Financial Corporation

23.3	Consent of Heller Ehrman LLP (included as part of its opinion filed as Exhibit 5.1)*

23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)*

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)*

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy of Providian*

99.2	Consent of Citigroup Global Markets Inc.

99.3	Form of Consent of Goldman, Sachs & Co.

*	To be filed by amendment.